Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

Dated as of May 1, 2025

among

WHITE OAK COMMERCIAL FINANCE, LLC,

as Agent,

NINE ENERGY SERVICE, INC.,

NINE ENERGY CANADA INC.,

CDK PERFORATING, LLC,

CREST PUMPING TECHNOLOGIES, LLC,

REDZONE COIL TUBING, LLC,

AND

NINE DOWNHOLE TECHNOLOGIES, LLC,

as Borrowers,

NINE ENERGY SERVICE, LLC,

MOTI HOLDCO, LLC,

MAGNUM OIL TOOLS GP, LLC,

AND

MAGNUM OIL TOOLS INTERNATIONAL, LTD,

as Guarantors,

the financial institutions party hereto from time to time,

as Lenders

and

WHITE OAK COMMERCIAL FINANCE, LLC,

as a Lead Arranger

Loan and Security Agreement

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Loan and Security Agreement

	5.4	Accounts, Chattel Paper and Inventory	26
	5.5	Electronic Chattel Paper	26
	5.6	Capitalization; Investment Property	26
	5.7	Commercial Tort Claims	28
	5.8	Jurisdiction of Organization; Location of Collateral	28
	5.9	Financial Statements and Reports; Solvency	28
	5.10	Tax Returns and Payments; Pension Contributions	29
	5.11	Compliance with Laws; Intellectual Property; Licenses	30
	5.12	Litigation	31
	5.13	Use of Proceeds	31
	5.14	Insurance	32
	5.15	Financial, Collateral and Other Reporting / Notices	32
	5.16	Litigation Cooperation	35
	5.17	Maintenance of Collateral, Etc.	35
	5.18	Material Contracts	36
	5.19	No Default	36
	5.20	No Material Adverse Change	36
	5.21	Full Disclosure	36
	5.22	Sensitive Payments	36
	5.23	Senior Secured Notes Documents; Intercreditor Agreement	37
	5.24	Negative Covenants	37
	5.25	Financial Covenants	47
	5.26	Employee and Labor Matters	47
	5.27	Post Closing Matters	47

6.	LIMITATION OF LIABILITY AND INDEMNITY		47

	6.1	Limitation of Liability	47
	6.2	Indemnity/Currency Indemnity	47

7.	EVENTS OF DEFAULT AND REMEDIES		48

	7.1	Events of Default	48
	7.2	Remedies with Respect to Lending Commitments/Acceleration/Etc.	51
	7.3	Remedies with Respect to Collateral	52

8.	LOAN GUARANTY		56

	8.1	Guaranty	56
	8.2	Guaranty of Payment	57
	8.3	No Discharge or Diminishment of Loan Guaranty	57
	8.4	Defenses Waived	57
	8.5	Rights of Subrogation	58
	8.6	Reinstatement; Stay of Acceleration	58
	8.7	Information	58
	8.8	Termination	58
	8.9	Maximum Liability	58
	8.10	Contribution	59
	8.11	Liability Cumulative	59

9.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES		60

	9.1	Taxes	60

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Loan and Security Agreement

10.	GENERAL PROVISIONS		62

	10.1	Notices	62
	10.2	Severability	64
	10.3	Integration	65
	10.4	Waivers	65
	10.5	Amendment	65
	10.6	Time of Essence	67
	10.7	Expenses, Fee and Costs Reimbursement	67
	10.8	Benefit of Agreement; Assignability	67
	10.9	Recordation of Assignment	69
	10.10	Participations	70
	10.11	Headings; Construction	70
	10.12	USA PATRIOT Act Notification; CAML	70
	10.13	Counterparts; Email Signatures	71
	10.14	GOVERNING LAW	71
	10.15	WAIVERS AND JURISDICTION; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	71
	10.16	Publication	72
	10.17	Confidentiality	72
	10.18	Borrowing Agency Provisions	73
	10.19	Agent Provisions	73
	10.20	[Reserved]	79
	10.21	Defaulting Lender	79
	10.22	Erroneous Payments	81
	10.23	Intercreditor Agreement	82
	10.24	Waivers Regarding Insolvency Proceedings	82

Information Certificate(s)
Schedule A	Description of Certain Terms
Schedule B	Definitions
Schedule C	Existing JPM Letters of Credit
Schedule D	Reporting
Schedule E	Financial Covenants
Schedule F	Lender Notice Information
Exhibit A	Form of Notice of Borrowing
Exhibit B	Closing Checklist
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Account Debtor Notification
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Monthly Financial Model
Exhibit H	Form of Assignment and Acceptance
Exhibit I-1	Form of U.S. Tax Compliance Certificate
Exhibit I-2	Form of U.S. Tax Compliance Certificate
Exhibit I-3	Form of U.S. Tax Compliance Certificate
Exhibit J	Post-Closing Obligations

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Loan and Security Agreement

This Loan and Security Agreement (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of May 1, 2025, among (1) White Oak Commercial Finance, LLC (“WOCF”), as agent for the Lenders (in such capacity, together with its successors and assigns “Agent”), (2) the lenders from time to time party hereto (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), (3) Nine Energy Service, Inc., a Delaware corporation (the “Company”), (4) Nine Energy Canada Inc., a corporation organized under the laws of the province of Alberta, Canada (“Nine Canada”), (5) CDK Perforating, LLC, a Texas limited liability company (“CDK”), (6) Crest Pumping Technologies, LLC, a Delaware limited liability company (“Crest Pumping”), (7) RedZone Coil Tubing, LLC, a Texas limited liability company (“RedZone”), (8) Nine Downhole Technologies, LLC, a Delaware limited liability company (“Nine Downhole” and together with the Company, Nine Canada, CDK, Crest Pumping, RedZone, and any other Person who from time to time becomes a Borrower hereunder, collectively, the “Borrowers” and each individually, a “Borrower”), (9) Nine Energy Service, LLC, a Delaware limited liability company (“Nine Service”), (10) MOTI Holdco, LLC, a Delaware limited liability company (“MOTI”), (11) Magnum Oil Tools GP, LLC, a Texas limited liability company (“Magnum Oil GP”), and (12) Magnum Oil Tools International, LTD, a Texas limited partnership (“Magnum Oil LP” and together with Nine Service, MOTI, and Magnum Oil GP, and each of the Affiliates of the Borrowers signatory to this Agreement from time to time as guarantors, each a “Guarantor” and collectively, the “Guarantors”). The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference. Terms used, but not defined elsewhere, in this Agreement are defined in Schedule B.

1.	LOANS AND LETTERS OF CREDIT.

1.1 Amount of Loans / Letters of Credit.

(a) Revolving Loans and Letters of Credit. Subject to the terms and conditions contained in this Agreement, including Sections 1.3 and 1.6, each Lender with a Revolving Commitment shall (severally, not jointly and severally), from time to time prior to the Maturity Date, at Borrowing Agent’s request, (i) make revolving loans to Borrowers (“Revolving Loans”), and (ii) make, or cause or permit a Participant (as defined in Section 10.10) to make, letters of credit (“Letters of Credit”) available to Borrowers in an amount not to exceed such Lender’s Pro Rata Share of such Revolving Loans and/or Letters of Credit; provided, that after giving effect to each such Revolving Loan and each such Letter of Credit, (A) the outstanding balance of all Revolving Loans and Letter of Credit Liabilities will not exceed the lesser of (x) the Maximum Revolving Facility Amount, minus Reserves and (y) the Borrowing Base, and (B) none of the other Loan Limits for Revolving Loans will be exceeded.

Notwithstanding anything to the contrary contained in this Agreement, (i) all outstanding Revolving Loans shall first be deemed to be Revolving Loans that were made based on the Domestic Accounts Availability as of such date, and the aggregate amount of any Revolving Loans in excess of such Domestic Accounts Availability shall be deemed to be Revolving Loans based on the Inventory Availability, and the aggregate amount of any Revolving Loans in excess of such Inventory Availability shall be deemed to be Revolving Loans based on the SOFA Availability, and the aggregate amount of any Revolving Loans in excess of such SOFA Availability shall be deemed to be Revolving Loans based on the Foreign Accounts Availability and (ii) all payments at any time received by the Agent with respect to outstanding Revolving Loans shall be first deemed to be Revolving Loans that were made based on then existing Foreign Accounts Availability, and any portion of such payment received by the Agent that exceeds the then existing Foreign Accounts

Availability with respect to Revolving Loans shall be next deemed to be applied to Revolving Loans that were made based on SOFA Availability, and any portion of such payment received by the Agent that exceeds the then existing SOFA Availability with respect to Revolving Loans shall be next deemed to be applied to Revolving Loans that were made based on Inventory Availability, and any portion of such payment received by the Agent that exceeds the then existing Inventory Availability with respect to Revolving Loans shall be next deemed to be applied to Revolving Loans that were made based on Domestic Accounts Inventory. For the purposes of determining the Domestic Accounts Availability, Inventory Availability, SOFA Availability and Foreign Accounts Availability hereunder, all Reserves shall be deemed to first apply to Domestic Accounts Availability.

All Revolving Loans shall be made in and repayable in Dollars. Any Revolving Loans repaid may be reborrowed in accordance with the terms herein.

(b) Uncommitted Facility Increase. On or after November 3, 2025 (the “Increase Period Commencement Date”), Borrowing Agent may, from time to time, request in writing that Agent and Lenders increase the Maximum Revolving Facility Amount (each a “Facility Increase”) and the Maximum Revolving Facility Amount may be so increased, subject to the following terms and conditions:

(1) the effective date of such increase (the “Increase Effective Date”) shall be no earlier than the Increase Period Commencement Date;

(2) immediately before and after giving effect to such Facility Increase on the Increase Effective Date, there shall exist no Default or Event of Default;

(3) after giving effect to such Facility Increase, the Maximum Revolving Facility Amount shall not exceed $175,000,000;

(4) no single Facility Increase shall be for an amount less than $5,000,000 or an integral multiple thereof;

(5) each Lender’s Revolving Commitment shall be increased consistent with its Pro Rata Share;

(6) Borrowing Agent shall deliver to Agent on or before the Increase Effective Date the following documents in form and substance reasonably satisfactory to Agent and Lenders: (i) certifications of corporate secretary of each Loan Party with attached resolutions certifying that the increase in the Maximum Revolving Facility Amount has been authorized by each Loan Party’s board of directors (or equivalent governing body), (ii) a certificate dated as of the Increase Effective Date certifying that (A) immediately before and after giving effect to such Facility Increase on the Increase Effective Date, there shall exist no Default or Event of Default and (B) that the representations and warranties made by Loan Parties herein and in the other Loan Documents are true and complete in all material respects (without duplication of materiality qualifiers therein) with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case it shall be true and correct as of such date) and (iii) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the other Loan Documents executed by Loan Parties as Agent reasonably deems necessary in order to document such Facility Increase and to protect, preserve and continue the perfection and priority of the Liens, security interests, rights and remedies of Agent hereunder and under the other Loan Documents in light of such increase; and

(7) on the Increase Effective Date, Borrowers shall pay (x) all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by Agent, Lenders and Borrowers in connection with such increase, in each case, as and to the extent required by Section 10.7 and (y) a Revolving Loan Increase Fee set forth in the Fee Letter, which fee shall be deemed to be fully earned and payable as of the Increase Effective Date.

Nothing contained in this Agreement shall be deemed to be a commitment by any Lender to participate in a Facility Increase and any such Facility Increase shall be made in each Lender’s sole and absolute discretion.

1.2 Reserves re Revolving Loans / Letters of Credit. Agent may from time to time establish and revise reserves against the Borrowing Base and/or the Maximum Revolving Facility Amount in such amounts and of such types as Agent deems appropriate in its Permitted Discretion (“Reserves”); provided, that the amount of any Reserves established by Agent shall have a reasonable relationship to the event, condition, other circumstance or fact that is the basis for such Reserve. To the extent that an event, condition or circumstance as to any eligible asset has been fully addressed pursuant to the treatment thereof within the applicable definition of such terms, Agent shall not also establish a duplicative Reserve to address the same event, condition or circumstance. Notwithstanding anything to the contrary herein, unless an Event of Default has occurred and is continuing, Agent shall provide email notice advising Borrowing Agent of such Reserves two (2) Business Days prior to the imposition of such Reserves (during which period (x) Agent shall be available to discuss any such proposed Reserves with the Borrowing Agent to afford the Borrowing Agent an opportunity to take such action as may be required so that the event, condition or circumstance that is the basis for such Reserve no longer exists in the manner and to the extent satisfactory to the Agent in its Permitted Discretion and (y) Borrowers may not obtain any new Revolving Loan or Letter of Credit to the extent that, after giving pro forma effect to such proposed Reserves, such Revolving Loan or Letter of Credit would cause the outstanding balance of all Revolving Loans and the Letter of Credit Liabilities to exceed the lesser of (a) the Maximum Revolving Facility Amount minus Reserves and (b) the Borrowing Base). Without limiting the foregoing, references to Reserves shall include the Dilution Reserve, the Royalty Reserve and reserves with respect to the amount in excess of the undrawn amount all Letters of Credit as would be necessary to collateralize all Letters of Credit and satisfy the Borrowers’ outstanding Reimbursement Obligations. In no event shall the establishment of a Reserve in respect of a particular actual or contingent liability obligate any Lender to make advances to pay such liability or otherwise obligate any Lender with respect thereto.

1.3 Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent is hereby authorized by Borrowers and Lenders at any time during the existence of a Default or an Event of Default (regardless of (a) whether any of the other applicable conditions precedent set forth in Section 1.6 hereof have not been satisfied or the commitment of Lenders to make Loans hereunder has been terminated for any reason, or (b) any other contrary provision of this Agreement) to make Revolving Loans to, or for the benefit of, Borrowers that Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”). Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent may direct the proceeds of any Protective Advance to Borrowers or to such other Person as Agent determines in its Permitted Discretion. All Protective Advances shall be payable promptly (but in no event later than two (2) Business Days) following Borrowing Agent’s receipt of written demand therefor from Agent.

1.4 Notice of Borrowing; Manner of Revolving Loan Borrowing. Borrowing Agent shall request each Revolving Loan by an Authorized Officer delivering, in writing or via an Approved Electronic System or by other Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit A hereto (each such request a “Notice of Borrowing”). Each Notice of Borrowing shall be irrevocable and shall specify (1) the borrowing amount and (2) the requested funding date (which must be a Business Day). Subject to the terms and conditions of this Agreement, including Sections 1.1 and 1.6, Agent shall, except as provided in Section 1.3, deliver the amount of the Revolving Loan requested in the Notice of Borrowing to the Disbursement Account or, if requested in the applicable Notice of Borrowing, any account of Borrowers at a bank in the United States of America as Borrowing Agent may specify (provided that such account must be one identified on Section 41 of the Information Certificate(s) and approved by Agent as an account to be used for funding of loan proceeds) by wire transfer of immediately available funds (a) on the same day if the Notice of Borrowing is received by Agent on or before 11:00 a.m. Eastern Time on a Business Day and the requested Revolving Loan is in an aggregate principal amount of less than $10,000,000, or (b) on the immediately following Business Day if (x) the Notice of Borrowing is received by Agent on or before 11:00 a.m. Eastern Time on a Business Day and the requested Revolving Loan is in an aggregate principal amount of $10,000,000 or more, (y) the Notice of Borrowing is received by Agent after 11:00 a.m. Eastern Time on a Business Day, or (z) the Notice of Borrowing is received by Agent on any day that is not a Business Day. Agent shall charge the Agent’s usual and customary fees for the wire transfer of each Loan. At the request of a Lender, Borrowers shall deliver a promissory note to such Lender, evidencing its Loans.

1.5 Letters of Credit and Letter of Credit Fees.

(a) Letters of Credit. On the terms and subject to the conditions set forth herein, the Revolving Commitments may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to that date which is one year prior to the Maturity Date, by (i) Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i) Agent shall have received a Notice of LC Credit Event at least five (5) Business Days before the relevant date of issuance, increase or extension; and

(ii) after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities do not exceed the Letter of Credit Limit, and (B) the Revolver Usage does not exceed the Line Cap.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any Letter of Credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

(b) Letter of Credit Fees. Borrowers shall pay to Agent, for the benefit of the Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee (“Letter of Credit Fees”) with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Revolving Loans whose interest rate is based on the SOFR Index Rate. Such fee shall be payable in arrears on the last day of each calendar month prior to the Maturity Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees or other charges, costs and/or expenses, that it may charge in connection with any Letter of Credit.

(c) Reimbursement Obligations of Borrowers. If either (i) Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall notify Agent that it has made payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Agent or such Lender, as applicable, for the amount of such payment by the end of the day on which Agent or such Lender shall make such payment or (B) Borrowers shall be deemed to have immediately requested that Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment). Agent shall promptly notify Lenders of any such deemed request and each Lender hereby agrees to make available to Agent not later than noon on the Business Day following such notification from Agent such Lender’s Pro Rata Share of such Revolving Loan. Each Lender hereby absolutely and unconditionally agrees to fund such Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (1) the occurrence and continuance of a Default or Event of Default, (2) the fact that, whether before or after giving effect to the making of any such Loan, the aggregate Revolver Usage exceed or will exceed the Line Cap, and/or (3) the non-satisfaction of any conditions set forth in Section 1.6. Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 1.5 in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 1.5. Borrowers shall pay interest, on demand, on all amounts so paid by Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Agent or the applicable Lender therefor (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the interest rate applicable to Revolving Loans for such day.

(d) Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse the Agent and/or the applicable LC Issuer pursuant to Section 1.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) any affiliation between the LC Issuer and Agent; or

(v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay in full or are required to repay the Obligations or the Revolving Commitments are terminated, Borrowers shall (i) deposit with Agent for the benefit of all Lenders cash in an amount equal to one hundred three percent (103%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent, for its benefit and the benefit of Agent and issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay Letter of Credit Fees payable under Section 1.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and so long as no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Agent in the manner described herein.

(f) Participations in Support Agreements and Lender Letters of Credit.

(i) Concurrently with the issuance of each Supported Letter of Credit, Agent shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and immediately to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, Agent’s Support Agreement liabilities and obligations in respect of such Supported Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii) If either (A) Agent makes any payment or disbursement under any Support Agreement and/or (B) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (I) Borrowers have not reimbursed Agent or the LC Issuer, as applicable, in full for such payment or disbursement in accordance with this Section 1.5, or (II) any reimbursement under any Support Agreement or Lender Letter of Credit received by Agent or any LC Issuer, as applicable, from any Loan Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to Agent or the LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under this Section 1.5). To the extent any such Lender shall not have made such amount available to Agent or the LC Issuer, as applicable, before 12:00 noon on the Business Day on which such Lender receives notice from Agent or the LC Issuer, as applicable, of such payment or disbursement, or return or rescission, as applicable, such Lender agrees to pay interest on such amount to Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate in respect of Revolving Loans. Any such Lender’s failure to make available to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement, or return or rescission, as applicable, shall not relieve any other Lender of its obligation hereunder to make available such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement, or return or rescission.

1.6 Conditions of Making the Loans and Issuing Letters of Credit. Each Lender’s obligation to make any Loan or issue or cause any Letter of Credit to be issued under this Agreement is subject to the following conditions precedent (as well as any other conditions set forth in this Agreement or any other Loan Document), all of which must be satisfied in a manner acceptable to Agent and Lenders (and as applicable, pursuant to documentation which in each case is in form and substance acceptable to Agent) or waived in accordance with the terms hereof, as of each day that such Loan is made or such Letter of Credit is issued, as applicable:

(a) Loans and Letters of Credit Made and/or Issued on the Closing Date: With respect to Loans made, Letters of Credit issued and/or Support Agreements issued or provided, on the Closing Date, (i) each applicable Loan Party shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Agent such agreements, instruments, documents and/or certificates listed on the closing checklist attached hereto as Exhibit B; (ii) Agent and the applicable Lenders shall have completed their respective business and legal due diligence pertaining to the Loan Parties, their respective businesses and assets, with results thereof satisfactory to Agent and such Lender in its sole discretion; (iii) such Lender’s obligations and commitments under this Agreement shall have been approved by such Lender’s credit committee; (iv) after giving effect to such Loans and Letters of Credit, as well as to the payment of all trade payables more than sixty (60) days past due and the consummation of all transactions contemplated hereby to occur on the Closing Date, closing costs and any book overdraft, Excess Availability shall be no less than $25,000,000; and (v) Borrowers shall have paid to Agent and Lenders, as applicable, all fees due on the date hereof, and shall have paid or reimbursed Agent and Lenders for all of Agent’s and any Lender’s costs, charges and expenses incurred through the Closing Date (and in connection herewith, Borrowers hereby irrevocably authorize Agent to charge such fees, costs, charges and expenses as Revolving Loans); and

(b) All Loans and/or Letters of Credit: With respect to Loans made, Letters of Credit issued and/or Support Agreements issued or provided, on the Closing Date and/or at any time thereafter, in addition to the conditions specified in clause (a) above as applicable, (i) Borrowers shall have provided to Agent such information as Agent may reasonably require in order to determine the Borrowing Base, as of such borrowing or issue date, after giving effect to such Loans and/or Letters of Credit, as applicable; (ii) to the extent the audited financial statements delivered to Agent pursuant to Section 5.15(a) for the Fiscal Year ending December 31, 2026 contain a going concern or like qualification, Agent has determined in its Permitted Discretion that such going concern qualification relates solely to the impending maturity of any Indebtedness; (iii) each of the representations and warranties set forth in this Agreement, the Information Certificate(s) and in the other Loan Documents shall be true and correct in all material respects (without duplication of materiality qualifiers therein) as of the date such Loan is made and/or such Letter of Credit is issued (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct in all material respects (without duplication of materiality qualifiers therein) as of such earlier date), both before and after giving effect thereto; and (iv) no Default or Event of Default shall be in existence, both before and after giving effect thereto.

1.7 Repayments.

(a) Revolving Loans/Letters of Credit. If at any time for any reason whatsoever (including without limitation as a result of currency fluctuations) (i) the sum of the outstanding balance of all Revolving Loans and Letter of Credit Liabilities exceeds the Line Cap, or (ii) any of the Loan Limits for Revolving Loans or Letters of Credit are exceeded, then in each case, Borrowers will, within two (2) Business Days, jointly and severally pay to Agent (for the benefit of the Lenders) such amounts (or, with respect to Letter of Credit Liabilities, provide cash collateral to Agent in the manner set forth in clause (c) below) as shall cause Borrowers to eliminate such excess (such excess, an “Overadvance”).

(b) [Reserved].

(c) Maturity Date Payments / Cash Collateral. All remaining outstanding monetary Obligations (including, all accrued and unpaid fees described in the Fee Letter) shall be payable in full on the Maturity Date. Without limiting the generality of the foregoing, if, on the Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Agent cash collateral in an amount equal to 103% of the outstanding Letter of Credit Liabilities to secure all of the Obligations (including estimated reasonable and documented out-of-pocket attorneys’ fees and other expenses) relating to said Letters of Credit, pursuant to a cash pledge agreement in form and substance reasonably satisfactory to Agent.

(d) Currency Due. If, notwithstanding the terms of this Agreement or any other Loan Document, Agent receives any payment from or on behalf of Borrowers or any other Person in a currency other than the Currency Due, Agent may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into the Currency Due at exchange rate selected by Agent in the manner contemplated by Section 6.3(b) and Borrowers shall jointly and severally reimburse Agent, within two (2) Business Days following Agent’s demand therefor, for all reasonable costs they incur with respect thereto. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by Agent upon such conversion. The value of any and all assets of a Loan Party valued in Canadian Dollars shall be converted to Dollars in accordance with Agent’s customary practices and procedures and conversion rate.

1.8 Prepayments / Voluntary Termination / Application of Prepayments.

(a) Certain Mandatory Prepayment Events. Borrowers shall be required to prepay the unpaid principal balance of the Revolving Loans within three (3) Business Days following the date of each and every Prepayment Event (and within three (3) Business Days following any date thereafter on which proceeds pertaining thereto are received by any Loan Party), in each case without any demand or notice from Agent or any other Person, all of which is hereby expressly waived by Borrowers, in the amount of 100% of the proceeds (net of documented reasonable out-of-pocket costs and expenses incurred in connection with the collection of such proceeds, in each case payable to Persons that are not Affiliates of any Loan Party) received by any Loan Party with respect to such Prepayment Event. Each such prepayment shall be subject to the Early Payment/Termination Premium, if applicable, in the amount specified in the Fee Letter.

(b) Voluntary Termination of Loan Facilities. Borrowers may, on at least ten (10) days’ prior and irrevocable written notice received by Agent (or such shorter period as Agent may agree), permanently terminate the Loan facilities by repaying all of the outstanding Obligations, including all principal, interest and fees with respect to the Revolving Loans, and an Early Payment/Termination Premium in the amount specified in the paragraph under the heading “Early Payment/Termination Premium” in the Fee Letter; provided, that the Borrowers shall only need to provide at least five (5) Business Days’ (or such shorter period as Agent may agree) prior and irrevocable written notice to permanently terminate the Loan facilities pursuant to this Section 1.8(b) if such termination is in connection with (i) a refinancing of the Loans which results in a repayment of all of the outstanding Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted) or (ii) an acquisition or disposition transaction by the Loan Parties; provided, further, that any such notice of termination required by this Section 1.8(b) may state that such notice is conditioned upon the effectiveness of a specified condition, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. If, on the date of a voluntary termination pursuant to this Section 1.8(b), there are any outstanding Letters of Credit, then on such date, and as a condition precedent to such termination, Borrowers shall provide to Agent cash collateral in an amount equal to 103% of the outstanding Letter of Credit Liabilities to secure all of the Obligations (including estimated reasonable and documented out-of-pocket attorneys’ fees and other expenses) relating to said Letters of Credit, pursuant to a cash pledge agreement in form and substance reasonably satisfactory to Agent. From and after such date of termination, Lenders shall have no obligation whatsoever to extend any additional Loans or Letters of Credit and all of their lending commitments hereunder shall be terminated.

(c) Voluntary Reduction of Maximum Revolving Facility Amount. Borrowers may, at their option from time to time, permanently reduce the aggregate Maximum Revolving Facility Amount upon at least ten (10) days’ prior written notice to Agent (or such shorter period as Agent may agree), which notice shall specify the amount and effective date of the reduction and shall be irrevocable once given; provided, that any such notice delivered pursuant to this Section 1.8(c) may state that such reduction in the Maximum Revolving Facility Amount is conditioned upon the effectiveness of a specified condition, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction (i) shall be in a minimum amount of $1,000,000, (ii) shall not reduce the Maximum Revolving Facility Amount to an amount less than the sum of (A) the aggregate principal amount of Revolving Loans outstanding at such time plus (B) the amount of all Letter of Credit Liabilities (unless accompanied by a corresponding prepayment of such outstanding Revolving Loans and/or cash collateralization of Letter of Credit Liabilities reasonably satisfactory to Agent), and (iii) shall not reduce the Maximum Revolving Facility Amount to an amount less than $75,000,000. On the effective date of each permanent reduction of the Maximum Revolving Facility Amount, Borrowers will be required to pay the Early Payment/Termination Premium in the amount specified in the Fee Letter with respect to the amount by which the Maximum Revolving Facility Amount is reduced.

1.9 Obligations Unconditional.

(a) The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party and shall be independent of any defense or rights of set-off, recoupment or counterclaim which any Loan Party or any other Person might otherwise have against Agent, any Lender or any other Person. All payments required by this Agreement and/or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document).

(b) If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III, regardless of the date enacted, adopted or issued), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (A) subjects Agent or any Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Agent or any Lender of any amount payable thereunder (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), or (B) imposes on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Agent or any Lender of making or continuing any Loan or Letter of Credit or to reduce any amount receivable hereunder or under any other Loan Documents, then, in any such case, Borrowers shall promptly and jointly and severally pay to Agent or such Lender, when notified to do so by Agent or such Lender , any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Agent or such Lender; provided, that Borrowers shall not be required to compensate Agent or any Lender for any increased costs or reductions incurred more than 180 days before the date that Agent or such Lender notifies Borrowers of such change giving rise to such increased costs or reductions and of Agent’s or such Lender’s intention to claim compensation therefor; provided, further, that, if such change giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to indicate the period of retroactive effect thereof. Each such notice of additional amounts payable pursuant to this Section 1.9(b) submitted by Agent or any Lender to Borrowing Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) This Section 1.9 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

1.10 Reversal of Payments. To the extent that any payment or payments made to or received by Agent or any Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Agent or such Lender. This Section 1.10 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

1.11 Independent Obligations. The Revolving Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make the Revolving Loans (or other extension of credit) hereunder, nor shall any commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (b) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

1.12 Revolving Loans by Agent and Settlement Among Lenders.

(a) Agent, on behalf of the Lenders, shall disburse all Loans and other advances to the Borrowing Agent and shall handle all collections of Collateral and repayment of all Obligations. If Agent elects to require that any Lender make funds available to Agent prior to a disbursement by Agent to Borrowing Agent, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Loan requested by Borrowers no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to an account of Agent identified in writing by Agent to Lenders from time to time; provided, that no Lender shall have an obligation to make any Revolving Loan, if (i) one or more of the applicable conditions precedent set forth in Section 1.6 will not be satisfied on the requested date for the applicable Revolving Loan unless such condition has been waived by Required Lenders, or (ii) the requested Revolving Loan would exceed the Excess Availability on such requested date for the applicable Revolving Loan. It is understood that for purposes of advances to the Borrowing Agent and for purposes of this Section 1.12, unless Agent has made the election referred to in the immediately preceding sentence, Agent will be using the funds of Agent, and pending settlement, all interest accruing on such advances shall be payable to Agent.

(b) Unless Agent shall have been notified in writing by any Lender prior to any advance to the Borrowing Agent that such Lender will not make the amount which would constitute its Pro Rata Share of the borrowing on such date available to Agent, Agent may assume that such Lender shall make such amount available to Agent on a Settlement Date, and in reliance upon such assumption, Agent may make available to the Borrowing Agent a corresponding amount. A certificate of Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. Nothing contained herein shall be deemed to obligate Agent to make available to the Borrowers the full amount of a requested advance when Agent has any notice (written or otherwise) that any of the Lenders will not advance its Pro Rata Share thereof.

(c) It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Protective Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) for itself, with respect to the outstanding Protective Advances, and (2) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by facsimile, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Protective Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if the amount of the Revolving Loans (including Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances), and (z) if the amount of the Revolving Loans (including Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Office, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Protective Advances and, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans (including Protective Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances are outstanding, may pay over to Agent any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Protective Advances. During the period between Settlement Dates, Agent with respect to Protective Advances, and each Lender with respect to the Revolving Loans other than Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent or the Lenders, as applicable.

(iv) Anything in this Section 1.12 to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 10.21.

2.	INTEREST AND FEES; LOAN ACCOUNT.

2.1 Interest.

(a) Subject to the provisions hereof (including this Section 2.1(a) and Section 2.1(d)), all Loans and other monetary Obligations shall bear interest at the interest rate(s) set forth in Section 3 of Schedule A, and accrued interest shall be payable (a) on the first day of each month in arrears, (b) upon a prepayment of such Loan in accordance with Section 1.8, and (c) on the Maturity Date; provided, that after the occurrence and during the continuation of an Event of Default, all Loans and other monetary Obligations shall bear interest at a rate per annum equal to three (3) percentage points in excess of the rate otherwise applicable thereto (the “Default Rate”), and all such interest shall be payable on demand in cash. Changes in the interest rate shall be effective as of the date of any change in the ABR Index Rate or SOFR Index Rate, as applicable. Subject to the terms and conditions set forth herein, all Loans shall be SOFR Index Rate Loans or under the circumstances set forth in Section 2.1(d), ABR Index Rate Loans; provided, that if an Event of Default has occurred and is continuing, the interest rate applicable to all Loans and other Obligations may be converted to the ABR Index Rate at the election of Agent.

(b) Any SOFR Index Rate Loan shall bear interest at the SOFR Index Rate for a period commencing on the first day of a calendar month and ending on the last day of such calendar month (the “Interest Period”) unless and until converted to Loans bearing interest at the ABR Index Rate in accordance with Section 2.1(a) or Section 2.1(d) below.

(c) The SOFR Index Rate may be adjusted by Agent on a prospective basis (provided that Agent is making such adjustment for similarly situated borrowers) to take into account any increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of maintaining loans under this Agreement bearing interest based upon the SOFR Index Rate. In any such event, Agent shall give Borrowers notice of such a determination and adjustment (it being understood that such notice requirement will be deemed satisfied by such information being made available to Borrowers on an Approved Electronic System designated by Administrative Agent for such purpose) and, upon its receipt of the notice from Agent, Borrowers may, by notice to Agent (A) require Agent to furnish to Borrowers a statement setting forth the basis for adjusting the SOFR Index Rate and the method for determining the amount of such adjustment or (B) repay the portion of the Loans bearing interest based upon the SOFR Index Rate with respect to which such adjustment is made. Upon any such repayment, Borrowers shall also pay accrued interest on the amount so repaid.

(d) Inability to Determine Rate; Illegality.

(i) If, in connection with any request for a Loan based on the SOFR Index Rate, (A) Agent determines that (1) adequate and reasonable means do not exist for determining the SOFR Index Rate with respect to any such proposed or existing Loan, and (2) the circumstances described in clause (iii)(A) below do not apply (in each case with respect to this clause (i)(A), “Impacted Loans”), or (B) Agent determines, in good faith, that a Market Disruption Event has occurred, Agent will promptly so notify Borrowing Agent and each Lender, in each case, in writing. Thereafter, (1) the obligation of Lenders to make or maintain Loans based on the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (2) in the event of a determination described in the preceding sentence with respect to the SOFR Index Rate component of the Base Rate, the utilization of the SOFR Index Rate component in determining the Base Rate shall be suspended, in each case until Agent revokes such notice in writing. Upon receipt of such notice, Borrowing Agent may revoke any pending request for a borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans).

(ii) Notwithstanding the foregoing, if Agent has made the determination described in clause (i)(A) above, Agent, in consultation with Borrowing Agent, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) Agent revokes the notice delivered in writing with respect to the Impacted Loans under clause (i)(A) above, (B) Agent notifies Borrowing Agent in writing that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of the Impacted Loans, or (C) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest, or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing, and provides Agent, the other Lenders, and Borrowing Agent written notice thereof.

(iii) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Required Lenders or Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), that:

A. adequate and reasonable means do not exist for ascertaining the SOFR Index Rate, including, without limitation, because the SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

B. the administrator of the SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent or any Lender has made a public statement identifying a specific date after which SOFR or the SOFR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

C. syndicated loans currently being executed, or that include language similar to that contained in this Section 2.1(d), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR;

then, reasonably promptly after such determination by Agent or the Required Lenders, as applicable, Agent may amend this Agreement to replace SOFR with (A) the ABR Index Rate, or (B) if administratively feasible and acceptable to Agent in its sole discretion, another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks (such as the margin applicable thereto) (any such proposed rate, a “SOFR Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent shall have posted such proposed amendment to Lenders and Borrowers. Such SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent.

(iv) If no SOFR Successor Rate has been determined and either the circumstances under clause (iii)(A) above exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrowing Agent and each Lender in writing. Thereafter, (1) the obligation of the Lenders to make or maintain Loans based in the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (2) the SOFR Index Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, Borrowers may revoke any pending request for a borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans) or, failing that, will be deemed to have converted such request into a request for Loans bearing interest at the ABR Index Rate in the amount specified therein. In connection with the implementation of a SOFR Successor Rate, Agent will have the right to make SOFR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such SOFR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v) Notwithstanding anything else herein, any definition of SOFR Successor Rate shall provide that in no event shall such SOFR Successor Rate be less than the Floor for purposes of this Agreement.

Anything to the contrary contained herein notwithstanding, no Lender is required to actually match fund any Obligation as to which interest accrues based on Term SOFR.

(e) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(f) Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

2.2 Fees. Borrowers shall jointly and severally pay to Agent, for its own benefit or the benefit of Lenders as indicated in the Fee Letter, the fees set forth in the Fee Letter, on the dates set forth therein, which fees are in addition to all fees and other sums payable by Borrowers or any other Person to Agent or any Lender under this Agreement or under any other Loan Document, and, in each case are not refundable once paid (unless otherwise expressly provided herein, in the Fee Letter or such other Loan Document).

2.3 Computation of Interest and Fees. All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days.

2.4 Loan Account; Monthly Accountings. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which Borrowers will be charged with all Revolving Loans made by Lenders to Borrowers or for Borrowers’ account, including Revolving Loans, interest, fees, expenses and any other Obligations in respect of Revolving Loans. The Loan Account will be credited with all amounts received by Agent from Borrowers or for Borrowers’ account, including, as set forth below, all amounts received in the Administrative Agent Account. Agent shall send Borrowing Agent a monthly statement reflecting the activity in the Loan Account. Absent manifest error, each such statement shall be final, conclusive and binding on Borrowers, except for a notice of objection which Borrowing Agent may send to Agent within fifteen (15) days from the date upon which the monthly statement of activity in the Loan Account is sent. Borrowers hereby authorize Agent to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents with respect to Obligations owing in respect of Revolving Loans. Agent may, but shall not be obligated to, discharge Borrowers’ payment obligations hereunder by so charging the Loan Account (but solely to the extent any Borrower shall have not otherwise paid the amount of such payment obligation).

2.5 Further Obligations; Maximum Lawful Rate.

(a) With respect to all monetary Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under any other Loan Document, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time with respect to the applicable Loan to which such Obligations relate and shall be payable upon demand by Agent. In no event shall the interest charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under applicable law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Agent, for the benefit of Lenders, exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Agent, for the benefit of Lenders, has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

(b) Notwithstanding the generality of Section 2.5(a), if any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to Agent or Lenders in an amount or calculated at a rate which would result in receipt by Agent or Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by Agent or Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to Lenders under Section 2.1, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to Agent or any Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, all adjustments contemplated thereby, if Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to Agent, to obtain reimbursement from Agent and Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by Agent and Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.5(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loans remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

3.	SECURITY INTEREST GRANT / POSSESSORY COLLATERAL / FURTHER ASSURANCES.

3.1 Grant of Security Interest. To secure the full payment and performance of all of the Obligations and subject to the Intercreditor Agreement, each Loan Party hereby assigns to Agent, for the benefit of Lenders, and grants to Agent, for the benefit of Lenders, a continuing security interest in all property of such Loan Party, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, and whether or not eligible for lending purposes, including: (a) all Accounts (whether or not Eligible Billed Accounts, Eligible Foreign Billed Accounts or Eligible Unbilled Accounts) and all Goods whose sale, lease or other disposition by such Loan Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Loan Party; (b) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all Copyright Collateral, Patent Collateral, Trademark Collateral, trade secrets, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (e) all Investment Property, including, without limitation, all rights, privileges, authority, and powers of such Loan Party as an owner or as a holder of Pledged Equity, including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of such Loan Party as a member, equity holder or shareholder, as applicable, of each Issuer; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) all Commercial Tort Claims listed in Section 42 of the Information Certificate(s); (i) all Supporting Obligations; (j) any other property of such Loan Party now or hereafter in the possession, custody or control of Agent or any agent or any parent, Affiliate or Subsidiary of Agent or any Participant with Agent in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of such Loan Party’s books and records relating to any of the foregoing and to such Loan Party’s business. Notwithstanding the foregoing, no Loan Party shall pledge, and the Collateral shall not include Excluded Collateral; provided that, none of the assets included in the Borrowing Base shall constitute Excluded Collateral.

3.2 Possessory Collateral. Subject to the Intercreditor Agreement, promptly, but in any event no later than ten (10) Business Days (or such later date as Agent may agree in its discretion) after any Loan Party’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper, in each case with a value in excess of $1,500,000, and any Investment Property consisting of certificated securities, such Loan Party shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party, to endorse or assign the same on such Loan Party’s behalf.

3.3 Further Assurances.

(a) Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than an Excluded Subsidiary), acquires any direct or indirect Subsidiary after the Closing Date (other than an Excluded Subsidiary), within ten (10) Business Days after such event (or such later date as permitted by Agent in its sole discretion) (i) cause such new Subsidiary to become a Loan Party and to grant Agent, for the benefit of Lenders, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary (other than assets constituting Excluded Collateral)), (ii) provide, or cause the applicable Loan Party to provide, to Agent, for the benefit of Lenders, a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (iii) provide to Agent all other documentation as it may reasonably require, including one or more opinions of counsel reasonably satisfactory to Agent if Agent reasonably determines such opinion of counsel is required, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Material Real Property Assets owned in fee and subject to a mortgage).

(b) Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue to be perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent, for the benefit of Lenders, in any Material Real Property Asset. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

(c) Each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as Agent shall deem reasonably necessary in order to (i) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (ii) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Agent, for the benefit of Lenders, in all Collateral (wherever located) from time to time owned by the Loan Parties, (iii) cause each Loan Party to guarantee all of the Obligations, all pursuant to documentation that is in form and substance satisfactory to Agent in its Permitted Discretion and (iv) facilitate the collection of the Collateral. Without limiting the foregoing, each Loan Party shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (and/or use commercially reasonable efforts to cause such other applicable Person to take, execute, acknowledge and deliver) to Agent all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance reasonably acceptable to Agent, as Agent may request from time to time to perfect, protect, and maintain Lender’s security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

3.4 UCC and PPSA Financing Statements. Each Loan Party authorizes Agent to file, transmit, or communicate, as applicable, from time to time, Uniform Commercial Code and/or PPSA financing statements and finance change statements, along with amendments and modifications thereto, in all filing offices selected by Agent, listing such Loan Party as the debtor and Agent as the secured party, and describing the collateral covered thereby in such manner as Agent may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor” or words of similar effect. Each Loan Party also hereby ratifies its authorization for Agent to have filed in any filing office any financing statements filed prior to the date hereof.

3.5 Valid Security Interest. Each Loan Party and Agent hereby acknowledge that (a) value has been given, (b) such Loan Party has rights in the Collateral in which it has granted a security interest, (c) this Agreement constitutes a security agreement as that term is defined in the PPSA, and (d) the security interest attaches upon the execution of this Agreement (or in the case of any after-acquired property, at the time of acquisition thereof).

3.6 Material Real Property Assets.

(a) If the Company proposes to grant a Lien on any Material Real Property Asset to secure the Senior Secured Notes, it shall provide no less than 60 days’ prior written notice to the Agent and, unless the Agent declines to take a Mortgage with respect to such Material Real Property Assets (acting at the direction of the Required Lenders), concurrently with the delivery of same to the Notes Collateral Agent or other representative of the holders of the Senior Secured Notes, deliver to the Agent for the ratable benefit of the Lenders the following:

(i) fully executed counterpart of a Mortgage in favor of the Agent covering such Material Real Property Asset, duly executed by such U.S. Loan Party, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(ii) a policy or policies or marked-up unconditional binder of title insurance, as applicable, in favor of Agent and its successors and/or assigns, in an amount not less than the fair market value of such Material Real Property Asset and in the form necessary, paid for by the such U.S. Loan Party, issued by a nationally recognized title insurance company insuring fee simple title to each such Material Real Property Asset and insuring the Lien of such Mortgage as a valid Lien (subject to Permitted Liens) on the applicable real property described therein, together with such endorsements, title policy modifications, coinsurance and reinsurance as shall be reasonably required;

(iii) such surveys (or any updates or affidavits that the title insurance company may reasonably require in connection with the issuance of the title insurance policies), which are sufficient for the title insurance company to remove the standard survey exception and issue customary survey-related endorsements and title policy modifications;

(iv) local counsel opinions (A) as to the due authorization, execution and delivery by such U.S. Loan Party of such Mortgage and such other customary matters that are incidental thereto and (B) in jurisdictions where such Material Real Property Asset is located covering the enforceability of such Mortgage and such other customary matters as are incidental thereto;

(v) such customary affidavits, certificates, instruments of indemnification and other items as shall be reasonably required and evidence of payment by any U.S. Loan Party of all search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and the issuance of the title insurance policies, in each case to the extent required pursuant to the foregoing; and

(vi) (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Material Real Property Asset that is improved by one or more buildings; and (B) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance is required and has been made available under the Flood Insurance Regulations, (1) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company, (2) evidence of flood insurance with a financially sound and reputable insurer, naming the Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Agent (consistent with the requirements under the Flood Insurance Regulations).

(b) If the Agent or the Required Lenders reasonably determine that there is a Legal Requirement for them to have appraisals prepared in respect of the real property of the U.S. Loan Parties constituting Collateral pursuant to the Section 3.6, the Company shall provide to the Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 32 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(c) Notwithstanding the other provisions of this Section 3.6, the Agent may, in its sole discretion, determine that the burdens, costs or consequences of obtaining a Mortgage on any Material Real Property Asset, all or any part of which contains a Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations), are excessive in view of the benefits to be obtained by the Lenders. In the event that the Agent makes such a determination, the Mortgage relating to such Material Real Property Asset may contain customary exclusionary provisions with respect to such Building or Manufactured (Mobile) Home satisfactory to the Agent in its sole discretion.

4.	CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS, APPLICATIONS OF PAYMENTS, INSPECTION RIGHTS, AND APPRAISALS.

4.1 Lock Boxes and Blocked Accounts.

(a) Each Loan Party hereby represents and warrants that all Deposit Accounts and all other depositary and other accounts maintained by each Loan Party are described in Section 41 of the Information Certificate(s), which description includes for each such account, the name of the Loan Party maintaining such account, the name of the financial institution at which such account is maintained, the account number, and the purpose of such account.

(b) After the Closing Date, no Loan Party shall open any new Deposit Accounts or any other depositary or other accounts without the prior written consent of Agent and without updating Section 41 of the Information Certificate(s) to reflect such Deposit Accounts or other accounts, as applicable. No Deposit Accounts or other accounts of any Loan Party shall at any time constitute an Excluded Deposit Account other than accounts expressly indicated in Section 41 of the Information Certificate(s) (as the same may be updated from time to time in accordance with this Agreement) as being an Excluded Deposit Account (and each Loan Party hereby represents and warrants that each such account shall at all times meet the requirements set forth in the definition of Excluded Deposit Account to qualify as an Excluded Deposit Account).

(c) Each Loan Party will, at its expense, establish (and revise from time to time as Agent may require in its Permitted Discretion) procedures acceptable to Agent, in Agent’s Permitted Discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party’s Accounts and other Collateral (“Collections”), which shall include directing all Account Debtors to (i) send all payments on Accounts directly to a post office box designated by Agent either in the name of such Loan Party (as to which, during a Cash Dominion Period, Agent shall have exclusive access) or, at Agent’s option during a Cash Dominion Period, in the name of Agent (a “Lock Box”), and/or (ii) if payments are made electronically, make all payments in respect of Accounts directly into one or more Controlled Accounts maintained in the name of such Loan Party (but as to which Agent has exclusive access) (each, a “Blocked Account”), in each case with a depository bank acceptable to Agent and as to which Agent shall have exclusive access during any Cash Dominion Period or, at Agent’s option during a Cash Dominion Period, into the Administrative Agent Account.

(d) Each Loan Party shall be subject to cash dominion at all times during a Cash Dominion Period. At any time that a Cash Dominion Period is in effect, cash on hand and Collections which are received into any Blocked Account or Lock Box shall be liquidated and the cash proceeds thereof, shall be swept on a daily basis into the Administrative Agent Account, or as otherwise directed by Agent, and used to prepay Loans outstanding under this Agreement in accordance with Section 4.1. Borrowers authorize Agent to maintain the Administrative Agent Account for the deposit of remittances received in the Lock Box and receipt of Collections received electronically in any Blocked Account. All collections and other amounts received by the Loan Parties from any Account Debtor, in addition to all other cash received by the Loan Parties from any other source, shall upon receipt be forwarded to the Lock Box in the form received or deposited into a Blocked Account. Agent will, upon receipt in the Administrative Agent Account, apply all such payments to the Loan Account, conditional upon final collection; credit will be given only for cleared funds received prior to 2:00 p.m. (New York time) by Agent in the Administrative Agent Account; provided, however, that for purposes of calculating interest due to the Lenders, credit will be given to collections on the Business Day following the date of receipt by Agent of cleared funds. Provided no Default or Event of Default shall have occurred and be continuing and no Cash Dominion Period shall be continuing, any resulting credit balance in the Administrative Agent Account following application to amounts outstanding under the Loans shall be made available to Borrowers no later than two (2) Business Days after receipt of such cleared funds. Borrowers hereby agree to, and will cause the other Loan Parties to, endorse any Collections upon the request of Agent. In all cases, the Loan Account will be credited only with the net amounts actually received.

(e) Each Loan Party agrees to execute, and to cause its depository banks and other account holders to execute, (i) Control Agreements with respect to each Collateral Account and (ii) such Lock Box agreements and other documentation as Agent shall require from time to time in its Permitted Discretion to effectuate the provisions of this Section 4.1, all in form and substance acceptable to Agent in its Permitted Discretion, and in any event, subject to Section 5.27, such arrangements and documents must be in place on the date hereof with respect to accounts in existence on the date hereof, or prior to any such account being opened with respect to any such account opened after the date hereof, in each case excluding Excluded Deposit Accounts.

(f) On the Closing Date, each Loan Party shall provide Agent with online read-only access to such Loan Party’s Deposit Accounts and investment accounts constituting securities accounts and maintain such access in effect for Agent throughout the term of this Agreement and until all Obligations have been paid in full, all in a manner acceptable to Agent in its Permitted Discretion.

4.2 Application of Payments. Subject to the Intercreditor Agreement and Section 4.1, all amounts paid to or received by Agent or any Lender in respect of the monetary Obligations, from whatever source (whether from any Borrower or any other Loan Party pursuant to such other Loan Party’s guaranty of the Obligations, any realization upon any Collateral, or otherwise) shall, unless otherwise directed by Borrowing Agent with respect to any particular payment (unless an Event of Default shall then be continuing, in which event Agent may disregard Borrowing Agent’s direction), be applied by Agent to the Obligations in such order as Agent (with the consent of the Required Lenders) may elect, and absent such election shall be applied as follows:

(a) FIRST, to reimburse Agent for all fees and out-of-pocket costs and expenses, and all indemnified losses, incurred by Agent which are reimbursable to Agent in accordance with this Agreement and/or any of the other Loan Documents,

(b) SECOND, to any accrued but unpaid interest on any Protective Advances,

(c) THIRD, to the outstanding principal of any Protective Advances,

(d) FOURTH, ratably to reimburse each Lender for all fees (including any Early Payment/Termination Premium) and out-of-pocket costs and expenses, and all indemnified losses, incurred by each Lender which are reimbursable to such Lender in accordance with this Agreement and/or any of the other Loan Documents,

(e) FIFTH, ratably to any unpaid accrued interest on the Obligations,

(f) SIXTH, ratably to the outstanding principal of the Obligations, and, to the extent required by this Agreement, to cash collateralize Letter of Credit Liabilities, and

(g) SEVENTH, to the payment of any other outstanding Obligations; and after payment in full in cash of all of the outstanding monetary Obligations, any further amounts paid to or received by Agent or any Lender in respect of the Obligations (so long as no monetary Obligations are outstanding) shall be paid over to Borrowers or such other Person(s) as may be legally entitled thereto. For purposes of determining the Borrowing Base, such amounts will be credited to the Loan Account and the Collateral balances to which they relate upon Agent’s receipt of an advice from Agent’s Bank (set forth in Section 5 of Schedule A) that such items have been credited to Agent’s account at Agent’s Bank (or upon Agent’s deposit thereof at Agent’s Bank in the case of payments received by Agent in kind), in each case subject to final payment and collection. However, for purposes of computing interest on the Obligations, such items shall be deemed applied by Agent two Business Days after Agent’s receipt of advice of deposit thereof at Agent’s Bank.

4.3 Notification; Verification. Agent or its designee may, from time to time, (a) whether or not a Default or Event of Default has occurred: (i) verify directly with the Account Debtors of the Loan Parties (or by any reasonable manner and through any reasonable medium Agent considers advisable in the exercise of its Permitted Discretion) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Parties, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party or Agent or such other name as Agent may choose and (ii) notify Account Debtors of the Loan Parties that Agent has a security interest in the Accounts of the Loan Parties and (b) following the occurrence and during the continuance of an Event of Default (i) require any Loan Party to cause all invoices and statements which it sends to Account Debtors or other third parties to be marked, in a manner reasonably satisfactory to Agent, to reflect Agent’s security interest therein and payment instructions acceptable to Agent; (ii) direct such Account Debtors to make payment thereof directly to Agent; such notification to be sent on the letterhead of such Loan Party and substantially in the form of Exhibit E annexed hereto; and (iii) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party hereby authorizes Account Debtors, upon the occurrence and during the continuance of an Event of Default, to make payments directly to Agent in accordance with the terms hereof and to rely on notice from Agent without further inquiry. Agent may on behalf of each Loan Party endorse all items of payment received by Agent that are payable to such Loan Party for the purposes described above.

4.4 Power of Attorney.

Each Loan Party hereby grants to Agent an irrevocable power of attorney, coupled with an interest, authorizing and permitting Agent (acting through any of its officers, employees, attorneys or agents), at Agent’s option (and solely with respect to any actions taken by Agent under Section 4.4(a) below, in the exercise of its Permitted Discretion), but without obligation, with or without notice to such Loan Party, and at such Loan Party’s expense, to do any or all of the following, in such Loan Party’s name or otherwise:

(a) (i) execute on behalf of such Loan Party any documents that Agent may deem reasonably necessary in order to perfect, protect and maintain Agent’s security interests, and priority thereof, in the Collateral (including such financing statements, financing change statements, and continuation financing statements, and amendments or other modifications thereto, as Agent shall deem necessary or appropriate); (ii) endorse such Loan Party’s name on all checks and other forms of remittances received by Agent; (iii) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral; (iv) endorse or assign to Agent on such Loan Party’s behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by Borrowers pursuant to Section 3.2; and (v) receive, open and process all mail addressed to such Loan Party at any post office box/lockbox maintained by Agent for such Loan Party or at any other business premises of Agent with Collections to be promptly transferred to the Blocked Account and any mail unrelated to Collections to be promptly remitted to such Loan Party along with copies of all other mail addressed to such Loan Party and received by Agent; and

(b) after the occurrence and during the continuance of an Event of Default and subject to the terms and conditions of Section 7 of this Agreement: (i) execute on behalf of such Loan Party any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Agent has an interest; (ii) execute on behalf of such Loan Party any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic’s, materialman’s or other Lien; (iii) except as otherwise provided in Section 4.3 hereof, execute on behalf of such Loan Party any notice to any Account Debtor; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (vi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (vii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, such Loan Party to give Agent the same rights of access and other rights with respect thereto as Agent has under this Agreement or any other Loan Document; (viii) change the address for delivery of such Loan Party’s mail; (ix) vote any right or interest with respect to any Investment Property; (x) instruct any Account Debtor to make all payments due to such Loan Party directly to Agent; (xi) pay any sums required on account of such Loan Party’s taxes or to secure the release of any Liens therefor; and (xii) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 5.14.

Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys’ fees incurred, by Agent with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations at such time. Each Loan Party agrees that Agent’s rights under the foregoing power of attorney and/or any of Agent’s other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Agent is in control of the business, management or properties of such Loan Party.

4.5 Disputes. Each Loan Party shall promptly notify Agent of all disputes or claims relating to its Accounts and Chattel Paper, the amount of which exceeds, individually or in the aggregate $1,500,000. Each Loan Party agrees that it will not, without Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), compromise or settle any of its Accounts or Chattel Paper for less than the full amount thereof, grant any extension of time for payment of any of its Accounts or Chattel Paper, release (in whole or in part) any Account Debtor or other person liable for the payment of any of its Accounts or Chattel Paper or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of its Accounts or Chattel Paper; except (unless otherwise directed by Agent during the existence of a Default or an Event of Default) such Loan Party may take any of such actions in the ordinary course of its business consistent with past practices, provided, that Borrowers promptly report the same to Agent.

4.6 Inventory.

(a) Returns. No Loan Party will accept returns of any Inventory from any Account Debtor except in the ordinary course of its business. In the event the value of returned Inventory in any one calendar month exceeds $1,000,000 (collectively for all Loan Parties), Borrowers will promptly (and in any event within five (5) Business Days) notify Agent (which notice shall specify the value of all such returned Inventory, the reasons for such returns, and the locations and the condition of such returned Inventory).

(b) Sale on Return, etc. No Loan Party will, without Agent’s prior written consent, at any time, sell any Inventory that Borrowers have then reported to Agent as then being Eligible Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis.

(c) Fair Labor Standards Act. Each Loan Party represents and warrants, and covenants that all of the Inventory of each Loan Party, to the knowledge of such Loan Party, is produced only in accordance in all material respects with the Fair Labor Standards Act of 1938 and all rules, regulations and orders promulgated thereunder.

4.7 Access to Collateral, Books and Records. At reasonable times during normal business hours (and prior to the occurrence and continuance of an Event of Default, following reasonable advance notice), Agent and/or its representatives or agents shall have the right to inspect the Collateral, and the right to conduct field examinations of each Loan Party’s assets, liabilities, books and records, including examining and copying each Loan Party’s books and records. Each Loan Party agrees to give Agent and/or its representatives or agents access to any or all of such Loan Party’s, and each of its Subsidiaries’, premises to enable Agent to conduct such inspections and examinations. Such inspections and examinations shall be at Borrowers’ expense and the charge therefor shall be $1,500 per person per day (or such higher amount as shall represent Agent’s then current standard charge, provided Agent is making such adjustment for similarly situated borrowers), plus out-of-pocket expenses; provided, that Borrowers shall only be required to reimburse Agent for up to two (2) such inspections and examinations in any Fiscal Year plus (a) one additional field examination in a Fiscal Year in the event that Excess Availability shall have been less than $15,000,000 at any time during such Fiscal Year and (b) any additional inspections and examinations that are conducted during the existence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Agent may, at Borrowers’ expense, use each Loan Party’s personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Agent, in its sole discretion, deems appropriate. Each Loan Party hereby irrevocably authorizes all accountants and other financial professional third parties to disclose and deliver to Agent, at Borrowers’ expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Parties. Notwithstanding any of the foregoing, in no event shall the Loan Parties be required pursuant to the terms of this Section 4.7 to allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (i) that is prohibited or limited by applicable law, rule, regulation, contract or order of or with any Governmental Authority, or (ii) that is subject to attorney-client privilege.

4.8 Appraisals. Each Loan Party will permit Agent and each of its representatives or agents to conduct appraisals and valuations of the Collateral at such times and intervals as Agent may designate. Such appraisals and valuations shall be at Borrowers’ expense; provided, that Borrowers shall only be required to reimburse Agent for up to two (2) appraisals and valuations in any Fiscal Year plus (a) one additional appraisal in a Fiscal Year in the event that Excess Availability shall have been less than $15,000,000 at any time during such Fiscal Year and (b) any additional appraisals and valuations that are conducted during the existence of an Event of Default.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce Agent and Lenders to enter into this Agreement, each Loan Party represents, warrants and covenants as follows (it being understood and agreed that (a) each such representation and warranty (i) will be made as of the date hereof and be deemed remade as of each date on which any Loan is made or Letter of Credit is issued (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty will be made as of such earlier and/or specified date), and (ii) shall not be affected by any knowledge of, or any investigation by, Agent or any Lender and (b) each such covenant shall continuously apply with respect to all times commencing on the date hereof and continuing until the Termination Date):

5.1 Existence and Authority. Each Loan Party is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization (which jurisdiction is identified in Section 3 of the Information Certificate(s)) and is qualified to do business in each jurisdiction in which the operation of its business requires that it be qualified (which each such jurisdiction is identified in Section 15 of the Information Certificate(s)), except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by each Loan Party of this Agreement and all of the other Loan Documents to which such Loan Party is a party have been duly and validly authorized, do not violate such Loan Party’s Organic Documents, or any law or any agreement or instrument or any court order which is binding upon any Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any agreement or instrument which is binding upon any Loan Party or its property, and do not require the consent of any Person. No Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents. This Agreement and each of the other Loan Documents have been duly executed and delivered by, and are enforceable against each of the Loan Parties who have signed them, in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 18 of the Information Certificate(s) sets forth the ownership of each Borrower. Section 20 of the Information Certificate(s) sets forth the ownership of each of Borrowers’ Subsidiaries.

5.2 Names; Trade Names and Styles. The name of each Loan Party set forth in Section 1 of the Information Certificate(s) is its correct and complete legal name as of the Closing Date. Listed in Section 8 of the Information Certificate(s) are all prior names used by each Loan Party at any time in the five years preceding the Closing Date, and no Loan Party will use any other name at any time in any tax filing made in any jurisdiction except as set forth in Section 1 or Section 8 of the Information Certificate. Listed in Section 7 of the Information Certificate(s) are all of the present and prior trade names used by any Loan Party at any time in the past five years. Borrowers shall give Agent at least fifteen (15) days’ prior written notice (or such shorter time as Agent may agree in its sole discretion), and will deliver an updated Section 7 or Section 8 of the Information Certificate(s), as applicable, to reflect the same, before it or any other Loan Party changes its legal name or does business under any other name.

5.3 Title to Collateral; Third Party Locations; Permitted Liens. Each Loan Party has, and at all times will continue to have, good and marketable title to all of the Collateral, subject to dispositions permitted hereunder and Permitted Liens. The Collateral now is, and at all times will remain, free and clear of any and all Liens, except for Permitted Liens. Agent now has, and will at all times continue to have, a first-priority or second-priority, as applicable, pursuant to the term of the Intercreditor Agreement, perfected and enforceable security interest in all of the Collateral, and each Loan Party will at all times defend Agent and each Lender and the Collateral against all claims of others. Prior to causing or permitting any Collateral to at any time be located upon premises other than the locations listed in Sections 27-32 of the Information Certificate(s), in which any third party (including any landlord, warehouseman, or otherwise) has an interest, Borrowers shall give Agent no less than 30 days written notice thereof (or such shorter time as Agent may agree in its sole discretion) and the applicable Loan Party shall use commercially reasonable efforts to cause each such third party to execute and deliver to Agent, in form and substance acceptable to Agent, such waivers, collateral access agreements, and subordinations as Agent shall specify, so as to, among other things, ensure that Agent’s rights in the Collateral are, and will at all times continue to be, superior to the rights of any such third party and that Agent has access to such Collateral. Each applicable Loan Party will keep at all times in full force and effect, and will comply in all payment and other material respects at all times with all the terms of, any lease of real property where any of the Collateral now or in the future may be located, subject to the expiration of such leases of real property by their terms.

5.4 Accounts, Chattel Paper and Inventory.

(a) As of each date reported by Borrowers, all Accounts which Borrowers have then reported to Agent as then being Eligible Billed Accounts, Eligible Foreign Billed Accounts or Eligible Unbilled Accounts, as the case may be, comply in all respects with the criteria for eligibility set forth in the definitions of Eligible Billed Accounts, Eligible Foreign Billed Accounts or Eligible Unbilled Accounts, respectively. All such Accounts and Chattel Paper are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrowers in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

(b) As of each date reported by Borrowers, all Inventory which Borrowers have then reported to Agent as then being Eligible Inventory complies in all respects with the criteria for eligibility set forth in the definition of Eligible Inventory.

5.5 Electronic Chattel Paper. To the extent that any Loan Party obtains or maintains any Electronic Chattel Paper with an individual or aggregate value in excess of $250,000, such Loan Party shall at all times create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (a) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (b) the authoritative copy identifies Agent as the assignee of the record or records, (c) the authoritative copy is communicated to and maintained by Agent or its designated custodian, (d) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (e) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (f) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.6 Capitalization; Investment Property.

(a) No Loan Party, directly or indirectly, owns, or shall at any time own, any Equity Interests of any other Person except as set forth in Sections 20 and 43 of the Information Certificate(s), which such Sections of the Information Certificate(s) list all Investment Property owned by each Loan Party, except in each case for Permitted Investments and except as permitted by Section 5.24(a).

(b) None of the Pledged Equity has been issued or otherwise transferred in violation of the Securities Act, or other applicable laws of any jurisdiction to which such issuance or transfer may be subject.

(c) The Pledged Equity pledged by each Loan Party hereunder constitutes all of the issued and outstanding Equity Interests of each Issuer owned by such Loan Party.

(d) All of the Pledged Equity has been duly and validly issued and is fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal, or other similar rights. There are no outstanding options, warrants or similar agreements, documents, or instruments with respect to any of the Pledged Equity.

(e) [Reserved].

(f) Each Loan Party will take any and all actions required or reasonably requested by Agent, from time to time, to (i) cause Agent to obtain exclusive control of any Investment Property in a manner reasonably acceptable to Agent and (ii) obtain from any Issuers and such other Persons as Agent shall specify, for the benefit of Agent, written confirmation of Agent’s exclusive control over such Investment Property and take such other actions as Agent may request to perfect Agent’s security interest in any Investment Property. For purposes of this Section 5.6, Agent shall have exclusive control of Investment Property if (A) pursuant to Section 3.2, such Investment Property consists of certificated securities and the applicable Loan Party delivers such certificated securities to Agent (with all appropriate endorsements); (B) such Investment Property consists of uncertificated securities and either (x) the applicable Loan Party delivers such uncertificated securities to Agent or (y) the Issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with instructions originated by Agent without further consent by the applicable Loan Party, and (C) such Investment Property consists of security entitlements and either (x) Agent becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Agent, that it will comply with entitlement orders originated by Agent without further consent by the applicable Loan Party. Each Loan Party that is a limited liability company or a partnership hereby represents and warrants that it has not, and at no time will, elect pursuant to the provisions of Section 8-103 of the UCC to provide that its Equity Interests are securities governed by Article 8 of the UCC and its Organic Documents do not, and will not, provide that the Equity Interests issued by it shall be “securities” for purposes of and as governed by and defined in Article 8 of the UCC (in each case, unless otherwise agreed by Agent in writing).

(g) No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act or any similar federal, provincial or territorial statute of Canada, or any rules or regulations promulgated under such statutes.

(h) No Loan Party shall vote to enable, or take any other action to cause or to permit, any Issuer to issue any Equity Interests of any nature, or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, in each case, unless pledged hereunder.

(i) No Loan Party shall take, or fail to take, any action that would in any manner impair the value or the enforceability of Agent’s Lien on any of the Investment Property, or any of Agent’s rights or remedies under this Agreement or any other Loan Document with respect to any of the Investment Property.

(j) In the case of any Loan Party which is an Issuer, such Issuer agrees that the terms of Section 7.3(g)(iii) of this Agreement shall apply to such Loan Party with respect to all actions that may be required of it pursuant to such Section 7.3(g)(iii) regarding the Investment Property issued by it.

(k) In the event that any stock dividend, reclassification, readjustment or other change is made or declared in the capital structure of any Issuer, or any Loan Party acquires or in any other manner receives additional shares of stock, membership/limited liability company interests, partnership interests or other equity interests in any such Issuer, or any option included within the Pledged Equity with respect to the stock, membership/limited liability company interests, partnership interests or other equity interests of such Issuer is exercised, any and all such new, substituted or additional equity interests (together with all related rights associated therewith) issued by reason of any such change or exercise to any Loan Party shall immediately and automatically become subject to this Agreement and the pledge and grant of a security interest created by each Loan Party hereunder and each Loan Party hereby grants a security interest in any such future equity interests (together with all related rights associated therewith) to Agent to secure the Obligations. Subject to the Intercreditor Agreement, any and all certificates issued to any Loan Party with respect to any such new, substituted or additional Equity Interests shall be delivered to and held by Agent in the same manner as the Pledged Equity originally pledged hereunder. Promptly following the issuance of any such equity interests, any such Loan Party shall deliver written notice of such issuance to Agent, which such written notice shall include an update to Sections 20 and 43 of the Information Certificate(s), which shall upon delivery be deemed to have amended and restated the previously effective version of such Information Certificate.

5.7 Commercial Tort Claims. No Loan Party has any Commercial Tort Claims with a claimed value in excess of $1,000,000 individually pending other than those listed in Section 42 of the Information Certificate(s), and each Loan Party shall promptly (but in any case no later than ten (10) Business Days thereafter (or such later date as Agent may agree in its discretion)) notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party. Such notice shall constitute such Loan Party’s authorization to amend such Section 40 to add such Commercial Tort Claim and shall automatically be deemed to amend such Section 40 to include such Commercial Tort Claim.

5.8 Jurisdiction of Organization; Location of Collateral. Sections 14 and 27-32 of the Information Certificate(s) set forth (a) the chief executive office and registered office of each Loan Party (as determined under the PPSA)), (b) all locations where all Inventory, Equipment, and other Collateral owned by each Loan Party is kept, and (c) whether each such Collateral location and/or chief executive office or registered office (as determined under the PPSA)) is owned by a Loan Party or leased (and if leased, specifies the complete name and notice address of each lessor). No Inventory that Borrowers have reported to Agent as being Eligible Inventory in the most recently delivered Borrowing Base Certificate is located outside the United States, Canada, or in the possession of any lessor, bailee, warehouseman or consignee, except as expressly indicated in Sections 27-32 of the Information Certificate(s). Each Loan Party will give Agent at least fifteen (15) days’ prior written notice (or such shorter time as Agent may agree) prior to any changes to its jurisdiction of organization, or changing its chief executive office, registered office (as determined under the PPSA) or the location of its books and records.

5.9 Financial Statements and Reports; Solvency.

(a) All financial statements delivered to Agent or any Lender by or on behalf of any Loan Party have been, and at all times will be, prepared in conformity with GAAP in all material respects (unless approved by Agent in its discretion) and completely and fairly reflect the financial condition of each Loan Party and its Subsidiaries covered thereby, at the times and for the periods therein stated, subject only, in the case of unaudited financial statements, to year-end adjustments and the absence of footnotes.

(b) As of the date hereof (after giving effect to the Loans and Letters of Credit to be made or issued on the date hereof, and the consummation of the transactions contemplated hereby), and as of each other day that any Loan or Letter of Credit is made or issued (after giving effect thereof), (i) the fair saleable value of all of the assets and properties of the Loan Parties, taken as a whole, exceeds the aggregate liabilities and Indebtedness of the Loan Parties, taken as a whole (including contingent liabilities), (ii) the Loan Parties, taken as a whole, are solvent and able to pay their debts as they come due, (iii) the Loan Parties, taken as a whole, have sufficient capital to carry on their business as now conducted and as proposed to be conducted, (iv) no Loan Party is contemplating either the liquidation of all or any substantial portion of its assets or property, or the filing of any petition under any state, provincial, territorial, federal, or other bankruptcy or insolvency law or the equivalent in any relevant jurisdiction, and (v) no Loan Party has knowledge of any Person contemplating the filing of any such petition against any Loan Party.

5.10 Tax Returns and Payments; Pension Contributions.

(a) Each Loan Party has timely filed all tax returns and reports required by applicable law, has timely paid all applicable Taxes and assessments owing by such Loan Party and will timely pay all such items in the future as they became due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and such Loan Party maintains adequate reserves therefor in conformity with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Loan Party is aware of any assessments or adjustments proposed for any prior tax years that could result in additional Taxes becoming due and payable by any Loan Party, except to the extent that such assessment or adjustment would not reasonably be expected to have a Material Adverse Effect. Except to the extent the same could not reasonably be expected to result, individually or together with all of the following events or conditions, in a Material Adverse Effect: each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable laws; each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code; there are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; there has been no non-exempt “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in liabilities individually or in the aggregate on any Loan Party ; no ERISA Event has occurred or is reasonably expected to occur; each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained;; no Loan Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; no Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(b) As of the Closing Date, no Loan Party, nor any Subsidiary thereof, maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status, (ii) the Canadian Pension Plans have been administered and invested in compliance with their terms and requirements of law and there have been no improper withdrawals or application of the assets of the Canadian Pension Plans, (iii) there are no outstanding disputes concerning the assets of the Canadian Pension Plans, (iv) there are no taxes, penalties or interest owing in respect of any Canadian Pension Plan, (v) there has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably expected to result, in the declaration of a partial termination of any Canadian Pension Plan, (vi) all payments and contributions required to be made by any Loan Party, to or in respect of any Canadian Pension Plan have been made on a timely basis in accordance with the current terms of such plans and all requirements of law, and (vii) as of the date hereof, no Canadian Pension Event has occurred.

5.11 Compliance with Laws; Intellectual Property; Licenses.

(a) Each Loan Party has complied, and will continue at all times to comply, in all material respects with all provisions of all applicable material laws and regulations, including those relating to the ownership, use or operations of real or personal property, the conduct and licensing of each Loan Party’s business, and safety and environmental matters applicable to any Loan Party.

(b) No Loan Party has received written notice of a material default or violation, nor is any Loan Party in material default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, provincial, territorial, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party’s business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any material violation in any material respect of any provision of any applicable law. Except in each case as otherwise disclosed to Agent in writing, no Loan Party nor any real property owned, leased or used in a material portion of the business of any Loan Party is subject to any federal, provincial, territorial, state or local investigation to determine whether any remedial action is needed to address any hazardous materials or an environmental release (as that term is defined under environmental and health and safety laws) at, on, or under any real property currently leased, owned or used by a Loan Party nor is a Loan Party liable for any environmental release identified or under investigation at, on or under any real property previously owned, leased or used by a Loan Party. No Loan Party has any material contingent liability with respect to any environmental release, environmental pollution or hazardous material on any real property now or previously owned, leased or operated by it.

(c) No Loan Party owns any registered Intellectual Property, except as set forth in Sections 35-37 of the Information Certificate(s). Except as set forth in Section 39 of the Information Certificate(s), none of the registered Intellectual Property owned by any Loan Party is the subject of any licensing or franchise agreement pursuant to which such Loan Party is the licensor or franchisor. Each Loan Party shall promptly (but in any event within the timeframe required by Section 5.15(c)(ii)) notify Agent in writing of any additional registered Intellectual Property acquired or arising after the Closing Date and submit to Agent a supplement to Sections 35-37 of the Information Certificate(s) to reflect such additional Intellectual Property rights in connection with each update or supplement to the Information Certificate contemplated by Section 5.15(c) (provided, that such Loan Party’s failure to do so shall not impair Agent’s security interest therein). Each Loan Party shall execute a separate security agreement granting Agent a security interest in such Intellectual Property (whether owned on the Closing Date or thereafter), in form and substance reasonably acceptable to Agent and suitable for registering such security interest in such Intellectual Property with the United States Patent and Trademark Office, United States Copyright Office and/or the Canadian Intellectual Property Office, as applicable (provided, that such Loan Party’s failure to do so shall not impair Agent’s security interest therein). Each Loan Party owns or has, and will at all times continue to own or have, the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other Intellectual Property used, marketed and sold in such Loan Party’s business, and each Loan Party is in compliance, and will continue at all times to comply, in all material respects with all licenses, user agreements and other such agreements regarding the use of Intellectual Property. No Loan Party has any knowledge that, or has received any written notice claiming that, any of such Intellectual Property infringes upon or violates the rights of any other Person.

(d) Each Loan Party has and will continue at all times to have all material federal, provincial, territorial, state, governmental, local and other licenses and permits required to be maintained in connection with such Loan Party’s business operations, and its ownership, use and operation of any real property, and all such licenses and permits, necessary for the operation of the business are valid and will remain and in full force and effect. Each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such material licenses or permits to be voided, revoked or withdrawn.

(e) In addition to and without limiting the generality of clause (a) above, except as would not reasonably be expected to result, individually or together with all of the following events or conditions, in a Material Adverse Effect, each Loan Party will: (i) comply with the applicable provisions of ERISA and the Code with respect to all Plans, (ii) without the prior written consent of Lender, not take any action or fail to take action the result of which would result in a Loan Party incurring a material liability in connection with a Plan to the Internal Revenue Service, the PBGC or to a Pension Plan or Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (iii) not participate in any non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code with respect to any Plan, and (iv) operate each Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC). With respect to each Pension Plan (other than a Multiemployer Plan) except as would not reasonably be expected to result, individually or together with all of the following events or conditions, in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (y) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (z) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

(f) Except the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party will (i) comply with and perform its obligations under and in respect of each Canadian Pension Plan, including under any funding agreements and all applicable laws and (ii) pay or remit in a timely fashion in accordance with the terms of any funding agreements and all applicable laws all employee or employee contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan.

5.12 Litigation. Section 54 of the Information Certificate(s) discloses all claims, proceedings, litigation or investigations pending or (to the best of each Loan Party’s knowledge) threatened against any Loan Party as of the Closing Date. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of each Loan Party’s knowledge) threatened by or against or affecting any Loan Party in any court or before any Governmental Authority (or any basis therefor known to any Loan Party) (a) which would reasonably be expected to result, either separately or in the aggregate, in monetary liability in excess of $3,000,000 for the Loan Parties (other than the Royalty Litigation), except, in the case of this clause (a), for those matters disclosed to Agent in writing within three (3) Business Days (or such later date as Agent may agree in its sole discretion) following the date on which any Senior Officer or Authorized Officer of a Loan Party has actual knowledge thereof, or (b) which could reasonably be expected to result in a Material Adverse Effect.

5.13 Use of Proceeds. All proceeds of all Loans and Letters of Credit shall be used by Borrowers solely (a) with respect to Loans made on the Closing Date, to repay in full Indebtedness owing under the Existing Credit Agreement, (b) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (c) for Borrowers’ working capital and general corporate purposes and (d) for such other purposes not prohibited by the terms of this Agreement. All proceeds of all Loans and Letters of Credit will be used solely for lawful business purposes.

5.14 Insurance.

(a) Each Loan Party will at all times carry property, liability and other insurance, with insurers reasonably acceptable to Agent, in such form and amounts, and with such deductibles and other provisions, as are customary for similarly situated companies and reasonably acceptable to Agent, and upon Agent’s request Borrowers will provide Agent with evidence satisfactory to Agent that such insurance is, at all times, in full force and effect. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 53 of the Information Certificate(s). Each property insurance policy shall name Agent as lender loss payee and shall, subject to Section 5.27 (or within forty-five (45) days following the date on which any such insurance policy is entered into or effective) (or as Agent may agree in its sole discretion), contain a lender’s loss payable endorsement in form acceptable to Agent, each liability insurance policy shall name Agent as an additional insured, and each business interruption insurance policy (if any) shall be collaterally assigned to Agent, all in form and substance reasonably satisfactory to Agent. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty (30) days’ prior written notice to Agent (or ten (10) days in the case of cancellation for non-payment of premium),and shall otherwise be in form and substance reasonably satisfactory to Agent. Borrowers have not received notice from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any insurance policies maintained by any Loan Party. Borrowers shall advise Agent promptly of any policy cancellation, non-renewal, reduction, or material amendment with respect to any insurance policies maintained by any Loan Party or any receipt by any Loan Party of any written notice received after the Closing Date from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any of such policies, and Borrowers shall promptly deliver to Agent copies of all notices and related documentation received by any Loan Party in connection with the same.

(b) Borrowers shall deliver to Agent, as soon as practicable prior to or promptly following the expiration of any then current insurance policies (and in any event, concurrently with each delivery of a Compliance Certificate pursuant to Section 5.15(b)(i)), insurance certificates evidencing renewal of all such insurance policies required by this Section 5.14. Borrowers shall deliver to Agent, upon Agent’s request, certificates evidencing such insurance coverage in such form as Agent shall reasonably request. If any Loan Party fails to provide Agent with a certificate of insurance or other evidence of the continuing insurance coverage required by this Agreement within the time period set forth in the first sentence of this Section 5.14(b), Agent may purchase insurance required by this Agreement at Borrowers’ expense. This insurance may, but need not, protect any Loan Party’s interests.

5.15 Financial, Collateral and Other Reporting / Notices. Each Loan Party has kept and will at all times keep adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP (unless otherwise approved by Agent in its discretion) reflecting all its financial transactions. Each Loan Party will cause to be prepared and furnished to Agent, in each case in a form and in such detail as is acceptable to Agent the following items (the items to be provided under this Section 5.15 shall be delivered to Agent by a form of Approved Electronic Communication approved by Agent or in writing)).

(a) Annual Financial Statements. Not later than ninety (90) days after the close of each Fiscal Year (or such later date as Agent may agree in its sole discretion), audited financial statements of each Loan Party as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year, in each case on a consolidated and consolidating basis, audited and certified (without qualification, other than (x) solely in the case of the audited financial statements delivered for the Fiscal Year ended December 31, 2026, with respect to a going concern or (y) a going concern qualification arising solely as a result of the scheduled maturity of any Indebtedness permitted hereunder within one year of the date of such financial statements) by PriceWaterhouseCoopers LLP or other firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, together with a copy of any management letter issued in connection therewith. Concurrently with the delivery of such financial statements, Borrowing Agent shall deliver to Agent a Compliance Certificate, indicating whether (i) Borrowers are in compliance with each of the covenants specified in Section 5.25, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence.

(b) Interim Financial Statements.

(i) Not later than thirty (30) days after the end of each fiscal month (or such later date as Agent may agree in its sole discretion), commencing with the fiscal month ending on April 30, 2025, including the last fiscal month of each Fiscal Year, (i) the Monthly Financial Model and (ii) unaudited interim financial statements of each Loan Party as of the end of such fiscal month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such fiscal month and the then-elapsed portion of the Fiscal Year, together with comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case on a consolidated and consolidating basis, certified by an Authorized Officer of Borrowing Agent as prepared in accordance with GAAP (unless otherwise approved by Agent in its discretion) and fairly presenting the consolidated financial position and results of operations (including, upon Agent’s request, management discussions and analysis of such results) of each Loan Party for such fiscal month and period subject only to year-end adjustments and the absence of footnotes. Concurrently with the delivery of such financial statements for any fiscal month, Borrowing Agent shall deliver to Agent a Compliance Certificate, indicating whether (i) Borrowers are in compliance with each of the covenants specified in Section 5.25, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence.

(ii) Not later than forty-five (45) days after the end of each fiscal quarter (or such later date as Agent may agree in its sole discretion), commencing with the fiscal quarter ending on March 31, 2025, including the last fiscal month of each Fiscal Year, unaudited interim financial statements of each Loan Party as of the end of such fiscal quarter and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such fiscal quarter and the then-elapsed portion of the Fiscal Year, together with comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case on a consolidated and consolidating basis, certified by an Authorized Officer of Borrowing Agent as prepared in accordance with GAAP (unless otherwise approved by Agent in its discretion) and fairly presenting the consolidated financial position and results of operations (including, upon Agent’s request, management discussions and analysis of such results) of each Loan Party for such fiscal quarter and period subject only to year-end adjustments and the absence of footnotes.

(c) Borrowing Base / Collateral Reports / Insurance Certificates / Information Certificate(s) / Other Items.

(i) The items described on Schedule D hereto by the respective dates set forth therein (or, in each case, such later date as Agent may agree in its sole discretion).

(ii) Concurrently with the delivery of the unaudited financial statements described in Section 5.15(b)(ii) with respect to each fiscal quarter ending June 30 and December 31 of each Fiscal Year (or such later date as Agent may agree in its sole discretion), or more frequently at the Loan Parties’ election or as otherwise required by this Agreement, an updated Information Certificate (or a supplement to the most recently delivered Information Certificate) in substantially the same form as that delivered to Agent on or prior to the Closing Date (or such other form as may be acceptable to Agent). It is understood and agreed that any representation or warranty made at any time under this Agreement which references an Information Certificate (or any Section or component thereof and any information contained therein), shall be deemed made as of the date of the most recently delivered Information Certificate.

(d) Projections, Etc.

(i) Not later than thirty (30) days prior to the end of each Fiscal Year (or such later date as Agent may agree in its sole discretion), monthly business projections for the following Fiscal Year for the Loan Parties on a consolidated and consolidating basis, which projections shall include for each such period Borrowing Base projections, profit and loss projections, balance sheet projections, income statement projections, cash flow projections and Fixed Charge Coverage Ratio projections (regardless of whether a Covenant Testing Period is in effect), together with appropriate supporting details and a statement of underlying assumptions used in preparing such projections.

(ii) On, or not more than thirty (30) days prior to, the first (1st) day of each calendar month immediately preceding an “Interest Payment Date” (as defined in the Senior Secured Notes Documents) (or, if such date does not fall on a Business Day, the next Business Day following such date) (such calendar month, the “First Month”), monthly cash flow, interest payment sources and monthly liquidity projections for the seven consecutive month period commencing on the first day of the First Month for the Loan Parties on a consolidated and consolidating basis, together with appropriate supporting details and a statement of underlying assumptions used in preparing such projections.

(e) Shareholder Reports, Etc. To the extent the following are not publicly available on the website of a Loan Party or on the website of the SEC, promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange.

(f) ERISA Reports; Canadian Pension Events. Copies of any annual report required to be filed pursuant to the requirements of ERISA by a Loan Party in connection with each Pension Plan maintained by a Loan Party subject thereto promptly upon request by Agent and in addition, each Loan Party shall promptly notify Agent upon having knowledge of any ERISA Event or any Canadian Pension Event that could reasonably be expected to result in a Material Adverse Effect.

(g) Tax Returns. Upon request from Agent, each federal, provincial, territorial and state income tax return filed by any Loan Party promptly, together with such supporting documentation as is supplied to the applicable tax authority with such return and proof of payment of any amounts owing with respect to such return.

(h) Notification of Certain Changes. Borrowers will promptly (and in no case later than the earlier of (x) five (5) Business Days after the date any Loan Party becomes aware of any of the following (or such later date as Agent may agree in its sole discretion) and (y) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notify Agent in writing of: (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any event that has had, or could reasonably be expected to result in, a Material Adverse Effect, (iii) any change in any Loan Party’s Senior Officers or directors, (iv) any suit, proceeding or claim (or any development with respect to any existing suit, proceeding or claim) relating to any Loan Party, any officer or director of a Loan Party relating to his or her capacity as an officer or director of a Loan Party, the Collateral or which could reasonably be expected to have a Material Adverse Effect, (v) any violation or asserted violation of any applicable law (including OSHA or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect or otherwise result in material liability to any Loan Party, (vi) any other event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, (vii) any actual breaches of any Material Contract or termination of any Material Contract or any material amendment to or modification of a Material Contract, or the execution of any new Material Contract by any Loan Party and (viii) Borrowers’ receipt or knowledge of any material finding, ruling, decision or determination with respect to the Royalty Litigation (and Borrowers shall deliver to Agent copies of all material documents received in connection with the same), and (ix) Borrowers’ receipt or knowledge of any material pleading, filing or other document in connection with the Royalty Litigation (and Borrowers shall deliver to Agent copies of all material documents received in connection with the same); provided, that (A) the Loan Parties and their Subsidiaries shall not be required to disclose, provide or discuss any document, information or other matter (i) the disclosure of which is prohibited by applicable laws, rules or regulations, or (ii) that is subject to the attorney-client privilege or that constitutes attorney work product and (B) any disclosure required pursuant to this Section 5.15(h) shall be subject to Section 10.17 of this Agreement. In the event of each such notice under this Section 5.15(h), Borrowers shall give notice to Agent of the action or actions that each Loan Party has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.

(i) Canadian Pension Plan. Promptly after any Borrower knows of the occurrence of: (i) any violation of any applicable law (including any applicable provincial pension benefits legislation) in any respect with respect to any Canadian Pension Plan that could reasonably be expected to result in a Material Adverse Effect; or (ii) any Canadian Pension Event that could reasonably be expected to result in a Material Adverse Effect, the applicable Borrower will deliver to Agent a certificate of a Senior Officer of the applicable Borrower setting forth details as to such occurrence and the action, if any, that such Borrower is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Borrower.

(j) Excess Cash Flow. On May 15 and November 14 of each year (or, if such date does not fall on a Business Day, the next Business Day following such date) (or, in each case, such later date as Agent may agree in its sole discretion), a calculation of Excess Cash Flow (as such term is defined in the Senior Secured Notes Documents).

(k) Other Information. Promptly upon written request from Agent to Borrowing Agent, such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party’s business or financial condition or results of operations.

5.16 Litigation Cooperation. Should any third-party suit, regulatory action, or any other judicial, administrative, or similar proceeding be instituted by or against Agent or any Lender with respect to any Collateral or in any manner relating to any Loan Party, this Agreement, any other Loan Document or the transactions contemplated hereby, each Loan Party shall, without expense to Agent or any Lender, make available each Loan Party, such Loan Party’s officers, employees and agents, and any Loan Party’s books and records, without charge, to the extent that Agent may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.17 Maintenance of Collateral, Etc. Each Loan Party will maintain all of the Collateral in good working condition, ordinary wear and tear and casualty events excepted, and no Loan Party will use the Collateral for any unlawful purpose.

5.18 Material Contracts. Except as expressly disclosed in Section 57 of the Information Certificate(s), no Loan Party is (a) a party to any contract which has had or could reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in monetary liabilities of a Loan Party or a Subsidiary of a Loan Party in excess of $1,500,000 in any Fiscal Year (a “Material Contract”).

5.19 No Default. No Default or Event of Default has occurred and is continuing.

5.20 No Material Adverse Change. Since December 31, 2024, there has been no material adverse change in the financial condition, business, prospects, operations, or properties of any Loan Party.

5.21 Full Disclosure. All written reports, notices, certificates, information or other statements delivered or made (including, in electronic form) by or on behalf of any Loan Party or any Subsidiary of a Loan Party to Agent or any Lender in connection with this Agreement or any other Loan Document, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading as of the date such information is dated or certified (or if not dated or certified as of a certain date, as of the date delivered to Agent). Except for matters of a general economic or political nature which do not affect any Loan Party uniquely, there is no fact presently known to any Loan Party regarding its or its Subsidiaries business or operations which has not been disclosed to Agent or any Lender, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.22 Sensitive Payments.

(a) Each Loan Party (i) is in compliance in all material respects with applicable anti-corruption and anti-bribery laws which, among other things, prohibit contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the applicable laws of the United States, Canada or the jurisdiction in which made or any other applicable jurisdiction, and (ii) is in compliance in all material respects with the foreign assets control regulations (including those implementing the Trading with the Enemy Act) and other similar applicable Sanctions rules or regulations enforced by the U.S. Treasury, OFAC or any similar applicable laws, rules or regulations applicable to such Loan Party, including any Canadian anti-terrorism or Anti-Corruption Laws.

Notwithstanding anything in this Agreement, including but not limited to the representations made under this Section 5.22, nothing in this Agreement shall require any Loan Party, or any director, officer, employee or agent of the foregoing, to commit an act or omissions that contravenes the Foreign Extraterritorial Measures Act (Canada) or any Order promulgated thereunder, any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), or any similar blocking or anti-boycott law in Canada, the European Union, or the United Kingdom.

(b) No Loan Party organized under the laws of Canada or any province, territory or other political subdivision thereof is a charity registered with the Canada Revenue Agency and no such Loan Party solicits charitable financial donations from the public and none of the Loans under this Agreement and none of the other services and products, if any, to be provided by Agent or any Lender under or in connection with this Agreement will be used by, on behalf of or for the benefit, of any Person other than the Loan Parties.

5.23 Senior Secured Notes Documents; Intercreditor Agreement.

(a) On or prior to the Closing Date, Borrowers have furnished Agent a true, correct and complete copy of each of the Senior Secured Notes Documents in effect on the Closing Date.

(b) Each Borrower and each other Loan Party acknowledges that Agent and Lenders are entering into this Agreement and extending credit and making the Loans in reliance upon the Intercreditor Agreement and this Section 5.23.

5.24 Negative Covenants. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without the Required Lenders’ prior written consent:

(a) merge, amalgamate or consolidate with another Person, except (i) that a Loan Party may merge, amalgamate or consolidate with another Loan Party so long as (A) such Loan Party shall provide Agent with ten (10) days’ prior written notice of such merger, amalgamation or consolidation, (B) in connection with any merger, amalgamation or consolidation to which a Borrower is a party, such Borrower must be the surviving entity of merger, amalgamation or consolidation, (C) in connection with any merger, amalgamation or consolidation between a Loan Party and any of its Subsidiaries which is not a Loan Party, such Loan Party must be the surviving entity of merger or consolidation, and (D) such Loan Party shall deliver to Agent all of the relevant agreements, documents and instruments evidencing such merger, amalgamation or consolidation, and (ii) that any Foreign Subsidiary may merge, amalgamate or be consolidated with or into any other Foreign Subsidiary; provided that, immediately after giving effect to any such proposed transaction no Default or Event of Default would exist;

(b) enter into any transaction outside the ordinary course of business that is not expressly permitted by this Agreement;

(c) dissolve or elect to dissolve;

(d) engage, directly or indirectly, in a business other than the business which is being conducted on the date hereof or any business reasonably related, incidental or ancillary thereto, wind up its business operations or cease substantially all, or any material portion, of its normal business operations, or suffer any material disruption, interruption or discontinuance of a material portion of its normal business operations;

(e) enter into any transaction with an Affiliate other than (i) transactions between or among Loan Parties expressly permitted by this Agreement and (ii) transactions on arms-length terms in the ordinary course of business in a manner consistent with past practices;

(f) change its jurisdiction of organization or incorporation or enter into any transaction which has the effect of changing its jurisdiction of organization or incorporation except as provided for in Section 5.24(a);

(g) agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Loan Party’s Organic Documents, except for such amendments or other modifications required by applicable law or that are not adverse to Agent or Lenders, and then, only to the extent such amendments or other modifications are fully disclosed in writing to Agent no less than five (5) Business Days prior to being effectuated;

(h) enter into or assume any agreement prohibiting the creation or assumption of any Lien on the Collateral to secure the Obligations upon its properties or assets, whether now owned or hereafter acquired;

(i) agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Senior Secured Notes Document in violation of the Intercreditor Agreement;

(j) (i) divide or enter into any plan of division pursuant to section 18-217 of the Delaware Limited Liability Company Act or any similar stature or provision under any applicable law or otherwise, (ii) dispose of any property through a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law or (iii) make any payment or distribution pursuant to a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law;

(k) create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Indebtedness other than the following (collectively, the “Permitted Indebtedness”):

(i) the Obligations;

(ii) Indebtedness existing on the Closing Date (other than the Senior Secured Notes) and described in Section 49 of the Information Certificate(s) and extensions, refinancings, refundings, replacements and renewals of any such Indebtedness subject to the last sentence of this Section 5.24(k);

(iii) intercompany Indebtedness incurred by any Loan Party owing to any other Loan Party; so long as such Indebtedness is also permitted as an Investment under Section 5.24(m); provided that, (i) to the extent such Indebtedness is evidenced by an unsecured intercompany note, the Agent shall, subject to the Intercreditor Agreement, have a first priority Lien in such intercompany note and the receivable evidenced thereby and (ii) such Indebtedness shall be subordinated to the Obligations on terms reasonably acceptable to the Agent;

(iv) purchase money debt or Capitalized Leases (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last paragraph of this Section 5.24(k), and including those described in Section 49 of the Information Certificate) (A) incurred in connection with the Jacksboro Project in an aggregate outstanding principal amount, in the case of this clause (A), not to exceed $20,000,000, and (B) other purchase money debt or Capitalized Leases in an aggregate outstanding principal amount, in the case of this clause (B), not to exceed $12,000,000 at any time;

(v) Indebtedness arising from the endorsement of instruments for collection in the ordinary course of business;

(vi) intercompany Indebtedness incurred by any Foreign Subsidiary that is not a Loan Party and owing to any Loan Party or Subsidiary; provided that, the aggregate outstanding amount of all Indebtedness pursuant to this Section 5.24(k)(vi) (taken together with the aggregate amount of all investments in Foreign Subsidiaries made in reliance on Section 5.24(m)(iv)) does not exceed $10,000,000;

(vii) unsecured Indebtedness of the Company evidenced by bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 5.24(k)); provided that, (i) the scheduled maturity date of such Indebtedness shall not be earlier than one year after the Maturity Date, (ii) such Indebtedness shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments which are customary with respect to such type of Indebtedness and that are triggered upon change in control and sale of all or substantially all assets, (iii) the aggregate amount of such Indebtedness shall not exceed $200,000,000, (iv) the Company’s pro forma Leverage Ratio after giving effect to the incurrence or issuance of such Indebtedness shall be less than 2.50:1:00 and (v) the agreements and instruments governing such Indebtedness shall not contain (A) (x) any financial maintenance covenants that are more restrictive than those in this Agreement, or (y) any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that, the inclusion of any covenant that is customary with respect to such type of Indebtedness and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Company or any of its Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (C) any restrictions on the ability of any Subsidiary of a Loan Party to guarantee the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated), provided that, a requirement that any such Subsidiary also guarantee such Indebtedness shall not be deemed to be a violation of this clause (C), (D) any restrictions on the ability of any Subsidiary or any Loan Party to pledge assets as collateral security for the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated), or (E) any restrictions on the ability of any Loan Party or any Subsidiary to incur Indebtedness under this Agreement or any other Loan Document;

(viii) any guaranty of Indebtedness so long as such underlying Indebtedness is otherwise permitted hereunder;

(ix) Indebtedness arising from the financing of insurance premium of any Loan Party or any Subsidiary consistent with past practices, so long as (i) such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Indebtedness is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Indebtedness outstanding pursuant to this clause (k)(ix) shall not exceed $15,000,000 at any time;

(x) secured Indebtedness not otherwise permitted under the preceding provisions of this Section 5.24(k) (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 5.24(k)); provided that, (i) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 at any time and (ii) the properties encumbered by any Lien securing such Indebtedness shall not be Collateral or any property that is required to be Collateral under Section 3.1 or Section 3.3;

(xi) unsecured Indebtedness not otherwise permitted under the preceding provisions of this Section 5.24(k) (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 5.24(k)); provided that, the aggregate outstanding principal amount of Indebtedness permitted under this clause (k)(xi) shall not exceed, at the time such Indebtedness is incurred (after giving effect to the incurrence thereof), $20,000,000;

(xii) unsecured Indebtedness constituting earn-out obligations, contingent obligations or similar obligations of any Loan Party or Subsidiary arising from or relating to the FracTech Acquisition or any Permitted Acquisition; provided that such Indebtedness (other than any such Indebtedness arising from or relating to the FracTech Acquisition) shall be subordinated to the Obligations on terms reasonably acceptable to Agent;

(xiii) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business and in an aggregate amount not to exceed $3,000,000 at any time outstanding;

(xiv) Indebtedness in respect of the Senior Secured Notes in an aggregate principal amount at any time outstanding not to exceed $300,000,000 and extensions, refinancings, refundings, replacements and renewals of any such Indebtedness subject to the last sentence of this Section 5.24(k); and

(xv) Indebtedness (A) in respect of the Existing JPM Letters of Credit (but not, for the avoidance of doubt, any increase, extension or renewal thereof (other than solely as a result of one or more increases in the Existing JPM Letter of Credit in favor of NCS Multistage Inc. to a total stated amount not to exceed $3,000,000)) and (B) in an aggregate amount not to exceed $1,000,000 in respect of cash management arrangements, employee credit card programs and purchasing card programs incurred in the ordinary course of business.

Any amendments to or extensions, refinancings, refundings, replacements and renewals of Indebtedness as permitted above in this Section 5.24(k) shall be subject to the following conditions: (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Indebtedness being renewed or refinanced and (B) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof but excluding, for the avoidance of doubt pricing, interest rates and fees) shall be, in the aggregate, no less favorable to the Loan Parties and their Subsidiaries than those contained in the Indebtedness being amended, renewed or refinanced; provided that, the foregoing conditions are not, and shall not be construed as, an increase in any dollar limit already provided in Section 5.24(k) above nor an amendment of any specific requirement set forth in Section 5.24(k) above, including the specific requirements under clause (vii) above;

(l) create, assume, incur, or suffer to exist any Lien on the property of any Loan Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(i) Liens securing the Obligations pursuant to this Agreement and the other Loan Documents;

(ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, landlord’s liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(iii) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(iv) Liens for taxes, assessments, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in compliance with GAAP;

(v) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or of which written notice has not been duly given in accordance with applicable law or which although filed or registered, relate to obligations not due or delinquent or, if due, the validity of such Lien is being contested in good faith by appropriate actions diligently conducted;

(vi) Liens securing purchase money debt or Capitalized Lease obligations permitted under Section 5.24(k)(iv); provided that, each such Lien encumbers only the property purchased in connection with the creation of any such purchase money debt or the subject of any such Capitalized Lease, and all proceeds thereof (including insurance proceeds);

(vii) Liens arising from PPSA or precautionary UCC financing statements regarding operating leases;

(viii) encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Loan Party to use such assets in its business;

(ix) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only Deposit Accounts or other funds maintained with a depository institution;

(x) Liens on cash or securities with an aggregate value not to exceed $3,000,000 pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(xi) judgment and attachment Liens not giving rise to an Event of Default, provided that, (x) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (y) no action to enforce such Lien has been commenced;

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(xiii) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(xiv) Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(xv) Liens created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by the Company, a Loan Party or a Subsidiary in the applicable joint venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Indebtedness;

(xvi) Liens encumbering property of the Loan Parties and their Subsidiaries which is not Collateral (as defined in the Security Agreements) or property required to be Collateral under Section 3.1 and/or Section 3.3 and securing Indebtedness permitted under Section 5.24(k)(x);

(xvii) Liens encumbering properties not constituting Collateral (as defined in the Security Agreements) of Foreign Subsidiaries securing Indebtedness permitted under Section 5.24(k)(vi);

(xviii) Liens on property of a Person which becomes a Subsidiary after the date hereof, to the extent that (i) such Liens are in existence at the time such Person becomes a Subsidiary and were not created in anticipation thereof and (ii) the Indebtedness secured by such Liens does not thereafter increase in amount;

(xix) Liens existing as of the date hereof and described in Section 50 of the Information Certificate;

(xx) Liens on cash (A) to cash collateralize up to 105% of the stated amount of the Existing JPM Letters of Credit as of the Closing Date (without giving effect to any increase, extension or renewal thereof) and (B) to secure Indebtedness permitted under Section 5.24(k)(xv).

(xxi) Liens to secure Indebtedness permitted under Section 5.24(k)(xiv); provided that (x) to the extent such Indebtedness is secured by Liens on the ABL Priority Collateral, such Liens shall be on a second lien basis to the Liens securing the Obligations and shall be subject to the Intercreditor Agreement, and (y) to the extent such Indebtedness is secured by Liens on the Notes Priority Collateral, the Obligations shall be secured on a second lien basis by the Notes Priority Collateral in accordance with the Intercreditor Agreement; and

(xxii) Liens arising under federal or provincial pension standards legislation in Canada in respect of a Canadian Pension Plan for amounts required to be remitted but not yet due.

The permitted existence of any Permitted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Agent, for the benefit of the Lenders, as there is no intention to subordinate the Liens granted in favor of the Agent for the benefit of the Lenders;

(m) make or hold any Investment other than the following (collectively, the “Permitted Investments”):

(i) Investments in the form of trade credit to customers of a Loan Party or a Subsidiary arising in the ordinary course of business and represented by accounts from such customers;

(ii) Liquid Investments;

(iii) Investments made prior to the Closing Date as specified Section 51 of the Information Certificate;

(iv) (A) Investments by any Loan Party in any other Loan Party, (B) Investments by any Domestic Subsidiary that is not Loan Party in any other Domestic Subsidiary that is not Loan Party, (C) Investments by any Foreign Subsidiary in any other Foreign Subsidiary and (D) Investments by any Loan Party in a Foreign Subsidiary in an aggregate amount for all such investments made in reliance on this subclause (D) (taken together with the aggregate outstanding amount of all Indebtedness of Foreign Subsidiaries incurred in reliance on Section 5.24(k)(vi)) not in excess of $10,000,000 at any one time;

(v) Investments in the form of Permitted Acquisitions; provided that, if such Permitted Acquisition involves a Subsidiary, such acquisition otherwise complies with this Agreement;

(vi) Investments consisting of the creation and de minimis (on both an individual basis and on an aggregate basis with any other entities capitalized pursuant to this clause (m)(vi)) initial capitalization of any additional Subsidiaries in compliance with Section 3.3;

(vii) loans or advances to (x) directors, officers and employees of any Loan Party or Subsidiary for expenses or other payments incident to such Person’s employment or association with any Loan Party or Subsidiary and (y) former owners of Equity Interests in any Loan Party or Subsidiary in connection with or relating to their acquisition of Equity Interests in such Loan Party or Subsidiary; provided that, the aggregate amount of such loans and advances pursuant to this Section 5.24(m)(vii) together with the aggregate amount of Restricted Payments permitted under Section 5.24(q)(ii) of this Agreement shall not exceed $5,000,000 in the aggregate per fiscal year;

(viii) Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(ix) Investments in the form of mergers, amalgamations and consolidations of Loan Parties and their Subsidiaries in compliance with Section 5.24(a); provided that, if such Investment involves a Subsidiary, such Investment otherwise complies with this Agreement, including Section 3.3;

(x) Capital Expenditures and Investments to the extent funded exclusively with the cash proceeds of a substantially contemporaneous issuance of Equity Interests (of Equity Interests not constituting Disqualified Equity Interests); and

(xi) Investments (other than in any Excluded Subsidiary) with respect to which the Payment Conditions are satisfied on a pro forma basis for such Investment;

(n) make an acquisition in a single transaction or related series of transactions of (1) all or substantially all of the assets of a Person or line of business of such Person or (2) all of the outstanding capital stock or other Equity Interests of a Person (such selling Person (in the case of clause (1)) or acquired Person (in the case of clause (2)) is herein referred to as the “Target”) other than (each a “Permitted Acquisition”):

(i) any acquisition approved by the Required Lenders; or

(ii) any acquisition with respect to which, (w) the Payment Conditions are satisfied on a pro forma basis, (x) the assets, business line or Target acquired shall comprise a business of the type engaged in by the Loan Parties as of the Closing Date (or is reasonably related, ancillary or complementary thereto), (y) such acquisition shall have received the approval (to the extent required) of the board of directors or similar governing body of the Target; and (z) no assets acquired in any such acquisition shall be included in the Borrowing Base until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.

(o) create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying Restricted Payments to any Borrower, or which requires the consent of or notice to other Persons in connection therewith other than:

(i) the Loan Documents;

(ii) agreements governing Indebtedness permitted by Section 5.24(k)(xiv);

(iii) agreements governing Indebtedness permitted by Section 5.24(k)(iv) to the extent such restrictions govern only the assets financed pursuant to such Indebtedness and the proceeds thereof;

(iv) any prohibition or limitation that (x) exists pursuant to applicable requirements of a Governmental Authority, (y) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of the Company or a Subsidiary and customary provisions in other contracts restricting assignment thereof, or (z) exists in any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(v) any prohibition or limitation that exists in any contract to which a Loan Party is a party on the date hereof so long as (y) such prohibition or limitation is generally applicable and does not specifically address any of the Obligations or the Liens granted under the Loan Documents, and (z) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to Agent; and

(vi) agreements governing Indebtedness permitted by Section 5.24(k)(x) to the extent such restrictions do not apply to Collateral or properties which are required to be Collateral under Section 3.1 or Section 3.3 and such agreements do not require the direct or indirect granting of any Lien securing such Indebtedness or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Obligations;

(p) make a disposition other than:

(i) disposition by any Subsidiary (other than a Loan Party) of any of its properties to any Loan Party; provided that, at the reasonable request of Agent, the receiving Loan Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to Agent;

(ii) disposition by any Loan Party of any of its properties to any other Loan Party; provided that (y) any disposition by a U.S. Loan Party to a Canadian Loan Party must be made in the ordinary course of business and (z) at the reasonable request of Agent, the receiving Loan Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to Agent;

(iii) sale of Inventory in the ordinary course of business and disposition of cash or Liquid Investments in the ordinary course of business;

(iv) disposition of worn out, obsolete or surplus property in the ordinary course of business and the abandonment or other disposition of Intellectual Property that, in the reasonable judgment of the Loan Parties, should be replaced or is no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries taken as a whole;

(v) mergers, amalgamations and consolidations in compliance with Section 5.24(a);

(vi) assignments and licenses of Intellectual Property of any Loan Party or Subsidiary in the ordinary course of business;

(vii) disposition of any assets required under Legal Requirements;

(viii) dispositions of Equipment by any Loan Party in the ordinary course of business the proceeds of which are reinvested in the acquisition of Equipment of comparable value and type within ninety (90) days and on which Agent has a Lien;

(ix) dispositions of Equipment by any Foreign Subsidiary in the ordinary course of business;

(x) dispositions of Equity Interests in a joint venture;

(xi) leases of real or personal property in the ordinary course of business;

(xii) dispositions of property permitted by Section 5.24(s); and

(xiii) disposition of properties not otherwise permitted under the preceding clauses of this Section 5.24(p); provided that, (A) such disposition, taken together with all such other dispositions completed since the Closing Date, does not exceed ten percent (10%) of the Tangible Net Assets in the aggregate and calculated at the time of such subject disposition, (B) at least seventy-five percent (75%) of the consideration for each disposition effected pursuant to this Section 5.24(p) shall be cash or Liquid Investments and (C) Borrowers shall deliver to Agent an updated Borrowing Base Certificate giving pro forma effect to such disposition to the extent any Accounts or Inventory being disposed of in connection with such disposition were included in the most recently delivered Borrowing Base Certificate;

(q) make any Restricted Payments except that:

(i) (y) the Subsidiaries of a Borrower may make Restricted Payments to another Borrower or any other Loan Party, and (z) the Foreign Subsidiaries may make Restricted Payments to any Loan Party;

(ii) so long as no Default exists or would result from the making of such Restricted Payment, any Loan Party or any Subsidiary may (y) make cash Restricted Payments to existing and former officers, directors, and employees of such Loan Party or such Subsidiary; provided, that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Loan Party or such Subsidiary, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person and (z) make repurchases, redemptions or exchanges of Equity Interests of the Company deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options and may make repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Company made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or other similar rights, provided that the aggregate amount of Restricted Payments made pursuant to this Section 5.24(q)(ii) together with the aggregate amount of loans and advances made pursuant to Section 5.24(m)(vii) of this Agreement shall not exceed $5,000,000 in the aggregate per fiscal year;

(iii) a Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock (not constituting Disqualified Equity Interests) or in shares of its common stock;

(iv) the Company may make Restricted Payments to purchase, redeem, retire, or otherwise acquire its Equity Interests, to the extent such Restricted Payments are made from the substantially concurrent receipt by the Company of net proceeds from capital contributions or the substantially concurrent issuance of new Equity Interests of the Company (not constituting Disqualified Equity Interests); and

(v) the Company may make Restricted Payments so long as the Payment Conditions are satisfied;

(r) make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of scheduled payments, required payments and redemptions as and when due in respect of any Indebtedness permitted under Section 5.24(k), excluding in connection with any excess cash flow sweep under the Senior Secured Notes;

(iii) refinancings of Indebtedness to the extent permitted by Section 5.24(k);

(iv) the Loan Parties may make payments in respect of Indebtedness not otherwise permitted by this Section 5.24(k) so long as the Payment Conditions are satisfied (provided that, for the avoidance of doubt, in connection with any excess cash flow sweep under the Senior Secured Notes, the Payment Conditions will only be tested at the time the relevant offer is made and not at the time of payment);

(v) the Company may make payments on Indebtedness with the proceeds of the issuance of new Equity Interests (not constituting Disqualified Equity Interests) by the Company or by exchanging such Indebtedness for new Equity Interests (not constituting Disqualified Equity Interests) of the Company; and

(vi) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 5.24(p);

(s) sell or transfer to a Person any property, whether now owned or hereafter acquired, if at the time or thereafter the Company or a Subsidiary shall lease as lessee such property or any part thereof or other property which the Company or a Subsidiary intends to use for substantially the same purpose as the property sold or transferred; provided that, the Loan Parties and their Subsidiaries may effect such transactions with property that is not Collateral so long as such transactions do not exceed $10,000,000 in the aggregate during the term hereof and if such Loan Party or Subsidiary is a Foreign Subsidiary, the cash proceeds of such transaction are distributed or otherwise transferred to a Loan Party for repayment of Loans pursuant to Section 4.1; and

(t) (y) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Swap Agreement for speculative purposes; or (z) be party to or otherwise enter into any Swap Agreement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrowers’ or their Subsidiaries’ operations; provided that, for the avoidance of doubt, any Loan Party or Subsidiary may enter into Swap Agreement (A) to mitigate risk to which such Loan Party or Subsidiary has actual exposure, (B) to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Loan Party or any Subsidiary and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

5.25 Financial Covenants. Each Loan Party shall at all times comply with the financial covenants described on Schedule E.

5.26 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no labor grievance or labor arbitration proceeding pending or threatened in writing against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (b) no strike, labor dispute, concerted slowdown or stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (c) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.27 Post Closing Matters. Loan Parties shall execute and deliver the documents and take such actions (or cause such actions to be taken by other Persons) as are set forth in the section labeled “Post Closing Deliverables and Covenants” on Exhibit J, in each case, on or prior to the deadlines specified on Exhibit J (or such later dates as Agent may agree in its sole discretion).

6.	LIMITATION OF LIABILITY AND INDEMNITY.

6.1 Limitation of Liability. In no circumstance will Agent, any Lender, any Participant, any of their respective successors and assigns, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys or agents (the “Released Parties”) be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 6.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

6.2 Indemnity/Currency Indemnity.

(a) Each Loan Party hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, losses, demands, obligations, actions, causes of action, fines, penalties, costs and expenses (including reasonable attorneys’ fees and consultants’ fees), of every nature, character and description (including, without limitation, natural resources damages, property damage and claims for personal injury), which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement or any other Loan Documents or any of the Obligations, including any transactions or occurrences relating to the issuance of any Letter of Credit, any Collateral relating thereto, any drafts thereunder and any errors or omissions relating thereto (including, without limitation, any loss or claim due to any action or inaction taken by the issuer of any Letter of Credit, Agent or any Lender) (and for this purpose any charges to Agent and/or any Lender by any issuer of Letters of Credit shall be conclusive as to their appropriateness and may be charged to the Loan Account), or any other matter, including any breach of any covenant or representation or warranty relating to any environmental and health and safety laws or an environmental release, cause or thing whatsoever occurred, done, omitted or suffered to be done by Agent or any Lender relating to any Loan Party or the Obligations (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 6.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

(b) If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any Loan Document in any currency other than the Judgment Currency (the “Currency Due”) (or for the purposes of Section 1.7(d)), then, to the extent permitted by law, conversion shall be made at the exchange rate reasonably selected by Agent on the Business Day before the day on which judgment is given (or for the purposes of Section 1.7(d), on the Business Day on which the payment was received by the Agent). In the event that there is a change in such exchange rate between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, each Loan Party shall to the extent permitted by law, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which (when converted at such exchange rate on the date of receipt by Agent in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such Loan Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(c)) which the Agent is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 1.7(c)) originally due to it, each Loan Party shall to the extent permitted by law jointly and severally indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency.

7.	EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) if any warranty, representation, statement of fact, report or certificate made or delivered to Agent or any Lender by or on behalf of any Loan Party pursuant to this Agreement or any Loan Document is untrue or misleading in any material respect when made or deemed made;

(b) if any Loan Party fails to pay to Agent or any Lender (i) when due, any principal or interest payment required under this Agreement or any other Loan Document, or (ii) within three (3) Business Days of when due, any other monetary Obligation under this Agreement or any other Loan Document (including payments of interest, fees, reimbursements and indemnifications);

(c) (1) if any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in Section 4.1, 4.6(c), 4.7, 4.8, 5.2, 5.3, 5.13, 5.14, 5.15, 5.17, 5.22, 5.24, 5.25 or 5.27 of this Agreement; or

(2) if any Loan Party defaults in the due observance or performance of any covenant, condition or agreement contained in this Agreement or any other Loan Document and not addressed in clauses Sections 7.1(a), (b) or (c)(1), and the continuance of such default remains unremedied for a period of fifteen (15) Business Days after the earlier of (A) the date on which any Senior Officer or Authorized Officer of such Loan Party has actual knowledge of such breach and (B) the date on which written notice thereof shall have been given to the Borrowers by Agent;

(d) any Loan Party suffers final non-appealable judgments (other than with respect to the Royalty Litigation) against any of them since the date of this Agreement that results in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers have not denied, greater than $1,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(e) any default (after giving effect to all applicable notice and cure periods) with respect to any Indebtedness (other than the Obligations) of any Loan Party which has an outstanding principal amount in excess of $5,000,000 if (i) such default shall consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (ii) the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness or to cause such Indebtedness to become due prior to the stated maturity thereof (without regard to the existence of any subordination or intercreditor agreements);

(f) [Reserved];

(g) if any Loan Party shall apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, administrator, interim receiver, receiver and manager, administrator, sequestrator, trustee, custodian, monitor, agent, liquidator or similar official of it or any of its properties, admits in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be the subject of any stay of proceedings, be adjudicated a bankrupt or insolvent or be the subject of an order for relief under the Bankruptcy Code, any Canadian Insolvency Law or under any equivalent bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition, proceeding or application seeking relief in bankruptcy or a stay of proceedings, or a petition or a proceeding seeking reorganization or an arrangement with creditors, including, without limitation, any corporate law permitting a debtor to obtain an arrangement of any debts of the corporation or a stay or a compromise of the claims of creditors, or to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, winding-up, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(h) the commencement of an involuntary case or other proceeding against any Loan Party seeking liquidation, reorganization, arrangement or a stay of proceedings or other relief with respect to it or its debts under any bankruptcy, insolvency, administration or other similar applicable law including Canadian Insolvency Law or seeking the appointment of a receiver, interim receiver, receiver and manager, administrator, sequestrator, trustee, custodian, monitor, liquidator or similar official of it or any substantial part of its property and such case or other proceeding continues undischarged or unstayed for sixty (60) days, or if an order for relief is entered against any Loan Party under any bankruptcy insolvency or other similar applicable law as now or hereafter in effect;

(i) the actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations, or any security document securing any of the Obligations, by any Loan Party;

(j) if any Loan Party makes any payment on account of any Indebtedness or obligation which has been contractually subordinated to the Obligations other than payments which are not prohibited by the applicable subordination provisions pertaining thereto, or if any Loan Party or Subsidiary thereof who has subordinated any such Indebtedness or obligations attempts to limit or terminate any applicable subordination provisions pertaining thereto;

(k) if there is any actual indictment or conviction of any Borrower, or any Guarantor under any criminal statute in each case related to a felony committed in the direct conduct of any Borrower’s, or such Guarantor’s business, as applicable, and the indictment remains unquashed or such legal process remains undismissed for a period of sixty (60) days or more, unless Agent, in its reasonable discretion, determines that the indictment is not material;

(l) if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Company entitled to vote for members of the board of directors of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (the “Equity Control Threshold”), or (ii) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (x) directors of the Company on the date of this Agreement, (y) nominated or appointed by the board of directors of the Company, or (z) approved by the board of directors of the Company as director candidates prior to their election; provided that, the foregoing clause (ii) shall not include any change to the board of directors of the Company solely to the extent required for the board of directors of the Company to comply with Section 303A.01 of the New York Stock Exchange listed company manual within one year after the Closing Date; provided, further, that no Event of Default shall be deemed to have occurred pursuant to Section 7.1(l)(i) solely because a third party has become, directly or indirectly, the “beneficial owner” of equity securities of the Company equal to or in excess of the Equity Control Threshold until the date that is 60 days following the date on which such third party initially becomes a “beneficial owner” of equity securities in excess of such threshold;

(m) [Reserved];

(n) if any Lien purported to be created by any Loan Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on any material portion of the Collateral as required by the terms hereof or any Loan Document, or any Loan Party shall assert in writing that any Lien purported to be created by any Loan Document is not a valid perfected first priority lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby as required by the terms hereof or any Loan Document;

(o) if any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all (or the relevant) parties thereto);

(p) [Reserved];

(q) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result, individually or together with all of the ERISA Events, in a Material Adverse Effect, (ii) the existence of any Lien that primes the Liens that secure the Obligations under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party, (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect could reasonably be expected to result therefrom, or (iv) a Canadian Pension Event occurs with respect to a Canadian Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(r) a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the ITA or Section 317, or any successor section in respect of any Loan Party of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent, any Lender or any other Person in respect of any Loan Party or otherwise issued in respect of any Loan Party and a Material Adverse Effect could reasonably be expected to result therefrom;

(s) if (i) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business for a period of greater than ninety (90) days, (ii) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, or (iii) there is a cessation of any material part of any Loan Party’s business for a material period of time, provided, that no Event of Default shall be deemed to have occurred pursuant to this Section 7.1(s), if such enjoinder, restraint, loss, revocation, termination or cessation involves Loan Parties (A) with aggregate EBITDA that accounts for less than 10% of EBITDA for the Company and its Subsidiaries on a consolidated basis for the four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of the fiscal quarter, the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.15(a) or 5.15(b)(ii)) (or, prior to the first delivery of any such financial statements, with respect to the most recently available financial statements), or (B) that contribute, in the aggregate less than 10% of the Collateral identified in the Borrowing Base as of such date; or

(t) (i) the commencement of a Standstill Period (as defined in the Intercreditor Agreement) upon written notice delivered by U.S. Bank National Association or any successor Notes Representative (as defined in the Intercreditor Agreement) to Agent following an “Event of Default” under and as defined in the Senior Secured Notes Documents; (ii) termination or breach of the Intercreditor Agreement by any Loan Party, (iii) the attempt by any Loan Party to terminate or challenge in writing the validity of its obligations under the Intercreditor Agreement or (iv) the Intercreditor Agreement ceases to be enforceable.

7.2 Remedies with Respect to Lending Commitments/Acceleration/Etc. Upon the occurrence and during the continuance of an Event of Default Agent may, in Agent’s sole discretion, or, at the request of the Required Lenders, shall (a) terminate all or any portion of its commitment to lend to or extend credit to Borrowers under this Agreement and/or any other Loan Document, without prior notice to any Loan Party, and/or (b) demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), together with (if applicable) the Early Payment/Termination Premium in the amount specified in the Fee Letter, and demand that the Letters of Credit be cash collateralized in the manner described in Section 1.7(c) and/or (c) take any and all other and further actions and avail itself of any and all rights and remedies available to Agent under this Agreement, any other Loan Document, under law and/or in equity. Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 7.1(g) or Section 7.1(h), without notice, demand or other action by Agent or any Lender all of the Obligations (including without limitation the Early Payment/Termination Premium in the amount specified in the Fee Letter) shall immediately become due and payable whether or not payable on demand prior to such Event of Default.

7.3 Remedies with Respect to Collateral. Without limiting any rights or remedies Agent may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuance of an Event of Default:

(a) Any and All Remedies. Agent may take any and all actions and avail itself of any and all rights and remedies available to Agent under this Agreement, any other Loan Document, under law or in equity, and the rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or otherwise.

(b) Collections; Modifications of Terms. Agent may, but at the direction of Required Lenders shall, (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to Agent; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or any Loan Party’s name, and apply any such collections against the Obligations as Agent may elect; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew settle or discharge any rights or benefits of each Loan Party with respect to or in and to any Collateral, or deal with the Collateral as Agent may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Agent deems necessary or proper in its reasonable discretion, including extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of any Loan Party and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Agent under this Agreement or any other Loan Document.

(c) Insurance. Agent may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and each Loan Party’s name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Agent may be applied by Agent against payment of all or any portion of the Obligations as Agent may elect in its reasonable discretion.

(d) Possession and Assembly of Collateral. Agent may take possession of the Collateral and/or without removal render each Loan Party’s Equipment unusable. Upon Agent’s request and subject to the Intercreditor Agreement, each Loan Party shall assemble the Collateral and make it available to Agent at a place or places to be designated by Agent.

(e) Set-off. Agent and each Lender may and without any notice to, consent of or any other action by any Loan Party (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Agent, any Lender or any Affiliate of Agent or any Lender, and/or (ii) any Indebtedness at any time owing by Agent, any Lender or any Affiliate of Agent or any Lender or any Participant in the Loans to or for the credit or the account of any Loan Party, to the repayment of the Obligations irrespective of whether any demand for payment of the Obligations has been made; provided, that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 10.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(i) If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral, Proceeds or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 4.2 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (A) if such payment is rescinded or otherwise recovered from such Lender, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (B) such Lender shall, to the fullest extent permitted by applicable requirements of law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

(f) Disposition of Collateral.

(i) Sale, Lease, etc. of Collateral. Agent may, without demand, advertising or notice, all of which each Loan Party hereby waives (except as the same may be required under the UCC, the PPSA or other applicable law and is not waivable under the UCC, the PPSA or such other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as determined by Agent (provided such price and terms are commercially reasonable within the meaning of the UCC or the PPSA to the extent such sale or other disposition is subject to the UCC or the PPSA requirements that such sale or other disposition must be commercially reasonable) (A) sell, lease, license or otherwise dispose of any and all Collateral, and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Agent may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Agent in its Permitted Discretion. Agent may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Agent may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Agent and Lenders to the purchase price payable in connection with such sale or disposition. Agent may, in its Permitted Discretion, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, however, that Agent shall provide the applicable Loan Party with written notice of the time and place of such postponed or adjourned sale or disposition. Each Loan Party hereby acknowledges and agrees that Agent’s compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

(ii) Deficiency. Each Loan Party shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied to the Obligations as provided in this Agreement.

(iii) Warranties; Sales on Credit. Agent may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Each Loan Party hereby acknowledges and agrees that Agent’s disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Agent sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrowers will be credited only with payments actually made in cash by the recipient of such Collateral and received by Agent and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant to this Section 7.3(f) on credit, Agent may re-offer the Collateral for sale, lease, license or other disposition.

(g) Investment Property; Voting and Other Rights; Irrevocable Proxy.

(i) All rights of each Loan Party to exercise any of the voting and other consensual rights which it would otherwise be entitled to exercise in accordance with the terms hereof with respect to any Investment Property, and to receive any dividends, payments, and other distributions which it would otherwise be authorized to receive and retain in accordance with the terms hereof with respect to any Investment Property, shall upon written notice to the relevant Loan Party, at the election of Agent following the occurrence and during the continuance of an Event of Default, cease, and all such rights shall thereupon become vested solely in Agent, and Agent (personally or through an agent) shall thereupon be solely authorized and empowered, without notice, to (A) transfer and register in its name, or in the name of its nominee, the whole or any part of the Investment Property, it being acknowledged by each Loan Party that any such transfer and registration may be effected by Agent through its irrevocable appointment as attorney-in-fact pursuant to Section 7.3(g)(ii) and Section 4.4 of this Agreement, (B) exchange certificates and/or instruments representing or evidencing Investment Property for certificates and/or instruments of smaller or larger denominations, (C) exercise the voting and all other rights as a holder with respect to all or any portion of the Investment Property (including, without limitation, all economic rights, all control rights, authority and powers, and all status rights of each Loan Party as a member or as a shareholder (as applicable) of the Issuer), (D) collect and receive all dividends and other payments and distributions made thereon, (E) notify the parties obligated on any Investment Property to make payment to Agent of any amounts due or to become due thereunder, (F) endorse instruments in the name of each Loan Party to allow collection of any Investment Property, (G) enforce collection of any of the Investment Property by suit or otherwise, and surrender, release, or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (H) consummate any sales of Investment Property or exercise any other rights as set forth in Section 7.3(f) hereof, (I) otherwise act with respect to the Investment Property as though Agent was the outright owner thereof, and (J) exercise any other rights or remedies Agent may have under the UCC, other applicable law, or otherwise.

(ii) EACH LOAN PARTY HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS AGENT AS ITS PROXY AND ATTORNEY-IN-FACT FOR SUCH LOAN PARTY WITH RESPECT TO ALL OF EACH SUCH LOAN PARTY’S INVESTMENT PROPERTY WITH THE RIGHT (EXERCISABLE SOLELY DURING THE CONTINUANCE OF AN EVENT OF DEFAULT), UPON WRITTEN NOTICE TO THE RELEVANT LOAN PARTY, TO TAKE ANY OF THE FOLLOWING ACTIONS: (A) TRANSFER AND REGISTER IN AGENT’S NAME, OR IN THE NAME OF ITS NOMINEE, THE WHOLE OR ANY PART OF THE INVESTMENT PROPERTY, (B) VOTE THE PLEDGED EQUITY, WITH FULL POWER OF SUBSTITUTION TO DO SO, (C) RECEIVE AND COLLECT ANY DIVIDEND OR ANY OTHER PAYMENT OR DISTRIBUTION IN RESPECT OF, OR IN EXCHANGE FOR, THE INVESTMENT PROPERTY OR ANY PORTION THEREOF, TO GIVE FULL DISCHARGE FOR THE SAME AND TO INDORSE ANY INSTRUMENT MADE PAYABLE TO ANY LOAN PARTY FOR THE SAME, (D) EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES, AND REMEDIES (INCLUDING ALL ECONOMIC RIGHTS, ALL CONTROL RIGHTS, AUTHORITY AND POWERS, AND ALL STATUS RIGHTS OF EACH LOAN PARTY AS A MEMBER OR AS A SHAREHOLDER (AS APPLICABLE) OF THE ISSUER) TO WHICH A HOLDER

OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING, WITH RESPECT TO THE PLEDGED EQUITY, GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR SHAREHOLDERS, CALLING SPECIAL MEETINGS OF MEMBERS OR SHAREHOLDERS, AND VOTING AT SUCH MEETINGS), AND (E) TAKE ANY ACTION AND TO EXECUTE ANY INSTRUMENT WHICH AGENT MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT. THE APPOINTMENT OF AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (X) ALL OF THE OBLIGATIONS (OTHER THAN CONTINGENT INDEMNIFICATION AND EXPENSE REIMBURSEMENT OBLIGATIONS FOR WHICH NO CLAIM HAS BEEN ASSERTED) HAVE BEEN INDEFEASIBLY PAID IN FULL IN CASH IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (Y) AGENT AND LENDERS HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (Z) THE COMMITMENTS UNDER THIS AGREEMENT HAVE EXPIRED OR HAVE BEEN TERMINATED (IT BEING UNDERSTOOD AND AGREED THAT SUCH OBLIGATIONS WILL BE AUTOMATICALLY REINSTATED IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY AGENT OR ANY LENDER FOR ANY REASON WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS A PREFERENCE, FRAUDULENT CONVEYANCE, OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY, OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE AND DOCUMENTED ATTORNEYS’ FEES AND DISBURSEMENTS) INCURRED BY AGENT IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL HEREBY BE DEEMED TO BE INCLUDED AS A PART OF THE OBLIGATIONS). SUCH APPOINTMENT OF AGENT AS PROXY AND AS ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN ANY ORGANIC DOCUMENTS OF ANY LOAN PARTY, ANY ISSUER, OR OTHERWISE.

(iii) In order to further effect the foregoing transfer of rights in favor of Agent, during the continuance of an Event of Default, each Loan Party hereby authorizes and instructs each Issuer of Investment Property pledged by such Loan Party to comply with any instruction received by such Issuer from Agent without any other or further instruction from such Loan Party, and each Loan Party acknowledges and agrees that each Issuer shall be fully protected in so complying, and to pay any dividends, distributions, or other payments with respect to any of the Investment Property directly to Agent.

(iv) Upon exercise of the proxy set forth herein, all prior proxies given by any Loan Party with respect to any of the Pledged Equity or other Investment Property, as applicable (other than to Agent), are hereby revoked, and no subsequent proxies (other than to Agent) will be given with respect to any of the Pledged Equity or any of the other Investment Property, as applicable, unless Agent otherwise subsequently agrees in writing. Agent, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Pledged Equity and/or the other Investment Property at any and all times during the existence of an Event of Default, including, without limitation, at any meeting of shareholders or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, Agent shall have no agency, fiduciary, or other implied duties to any Loan Party, any Issuer, any Loan Party, or any other Person when acting in its capacity as such proxy or attorney-in-fact. Each Loan Party hereby waives and releases any claims that it may otherwise have against Agent with respect to any breach, or alleged breach, of any such agency, fiduciary, or other duty.

(v) Any transfer to Agent or its nominee, or registration in the name of Agent or its nominee, of the whole or any part of the Investment Property shall be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Property in accordance with the terms of this Agreement and is not intended to effectuate any transfer of ownership of any of the Investment Property. Notwithstanding the delivery by Agent of any instruction to any Issuer or any exercise by Agent of an irrevocable proxy or otherwise, Agent shall not be deemed the owner of, or assume any obligations or any liabilities whatsoever of the owner or holder of, any Investment Property unless and until Agent expressly accepts such obligations in a duly authorized and executed writing and agrees in writing to become bound by the applicable Organic Documents or otherwise becomes the owner thereof under applicable law (including through a sale as described in Section 7.3(f) hereof). The execution and delivery of this Agreement shall not subject Agent to, or transfer or pass to Agent, or in any way affect or modify, the liability of any Loan Party under the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise. In no event shall the execution and delivery of this Agreement by Agent, or the exercise by Agent of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation whatsoever of any Loan Party to, under, or in connection with any of the Organic Documents of any Issuer or any related agreements, documents, or instruments or otherwise.

(h) Election of Remedies. Subject to the Required Lenders’ right to direct the Agent to take action pursuant to the terms of this Agreement, Agent shall have the right in Agent’s sole discretion to determine which rights, security, Liens and/or remedies Agent may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Agent’s other rights, security, Liens or remedies with respect to such property, or any of Agent’s rights or remedies under this Agreement or any other Loan Document.

(i) Agent’s Obligations. Each Loan Party agrees that Agent shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of any Loan Party or any other Person. Agent shall not be responsible to any Loan Party or any other Person for loss or damage resulting from Agent’s failure to enforce its Liens or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of any Loan Party to Agent.

(j) Waiver of Rights by Loan Parties. Except as otherwise expressly provided for in this Agreement or by non-waivable applicable law, each Loan Party waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent and such Lender may do in this regard, (ii) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its remedies and (iii) the benefit of all valuation, appraisal, marshalling and exemption laws.

8.	LOAN GUARANTY.

8.1 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations and all costs and expenses, including all court costs and documented attorneys’ and paralegals’ fees and expenses paid or incurred by Agent or Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations).

Each Guarantor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Agent or any Lender that extended any portion of the Obligations.

8.2 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Agent or any Lender to sue or otherwise take action against any Borrower, any other Guarantor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

8.3 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise expressly provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Guarantor; (iii) any insolvency, bankruptcy, reorganization, arrangement, wind up, receivership, liquidation or other similar proceeding affecting any Borrower or any other Guarantor, or their assets or any resulting release or discharge of any obligation of any Borrower or any other Guarantor; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, any other Guarantor, Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower or any other Guarantor, of the Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Guarantor; (iv) any action or failure to act by Agent or any Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).

8.4 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Guarantor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Guarantor, other than the indefeasible payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to it against any Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor under this Loan Guaranty except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any other Guarantor or any security.

8.5 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower or any other Guarantor, or any Collateral, until the Termination Date.

8.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, arrangement, receivership, wind-up, liquidation, or reorganization of any Borrower or any other Person, or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Agent or any Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy, arrangement, receivership, wind-up, liquidation or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by Agent. This Section 8.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

8.7 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither Agent nor any Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

8.8 Termination. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Loan Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Agent, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lender, (d) no payment by any Borrower, any other Guarantor, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of any Guarantor hereunder, and (e) any payment, by any Borrower or from any source other than a Guarantor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Guarantor hereunder.

8.9 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any federal, provincial, territorial or state corporate law or other law governing business entities, or any state, provincial, territorial, federal or foreign bankruptcy, insolvency, arrangement, liquidation, wind-up, receivership, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Parties, Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Agent and Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of Agent and Lenders hereunder, provided, that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

8.10 Contribution. In the event any Guarantor shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty (such Guarantor a “Paying Guarantor”), each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 8.10, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Parties hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Loan Parties from Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability). Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of all of the Obligations. This provision is for the benefit of Agent, each Lender and the Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

8.11 Liability Cumulative. The liability of each Guarantor under this Section 8 is in addition to and shall be cumulative with all liabilities of each Guarantor to Agent and each Lender under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

9. PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.

9.1 Taxes.

(a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law. If, however, applicable laws require the Loan Parties to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(b) If any Loan Party shall be required by applicable law to withhold or deduct any Taxes from any payment, then (i) such Loan Party shall withhold or make such deductions as are required by applicable laws, (ii) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Upon request by Agent or any Lender or other Recipient, Borrowers shall deliver to Agent or such Lender or such other Recipient, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment of Indemnified Taxes, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to Agent or such Lender or such other Recipient, as the case may be.

(c) Without limiting the provisions of subsections (a) and (b) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Without duplication of payments made pursuant to subsections (a) through (c) above, each Loan Party shall, and does hereby, on a joint and several basis indemnify Agent, each Lender and each other Recipient and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by Agent, such Lender or any other Recipient on account of, or in connection with any Loan Document or a breach by a Loan Party thereof, and any penalties, interest and reasonable and documented expenses arising therefrom or with respect thereto (, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrowers shall be conclusive absent manifest error.

(e) If Agent, any Lender or any Participant is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Agent and each Lender, as applicable, shall deliver to Borrowers and each such Participant shall deliver to such Lender granting the participation, at the time or times prescribed by applicable laws or reasonably requested by the Borrowers or such Lender granting the participation, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Agent and each Lender shall deliver to Borrowers and each Participant shall deliver to Agent and such Lender granting the participation, at the time or times prescribed by applicable laws or reasonably requested by the Borrowers or such Lender granting the participation, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction or such other reasonably requested information as will enable Borrowers or such Lender granting the participation, as the case may be, to determine (i) whether or not payments made hereunder or under any other Loan Document are subject to Taxes or information reporting requirements, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Lender’s or Participant’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such

Recipient by the Loan Parties pursuant to this Agreement or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 9.1(e)(i), (ii) or (iii)) shall not be required if in the Lender’s or Participant’s reasonable judgment such completion, execution or submission would subject such Lender or Participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Participant (this provision shall be referred to as the “Lender Documentation Exception”).

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States:

(i) Each Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrowers (or such Lender granting a participation as applicable) on or about the date on which such Recipient becomes an agent or a lender (or such Participant is granted a participation) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or such Lender granting such participation), executed copies of Internal Revenue Service Form W-9 (or any successor form), certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(ii) Each Recipient that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Recipient”) shall deliver to Borrowers (and such Lender granting a participation in case the Non-U.S. Recipient is a Participant) on or prior to the date on which such Non-U.S. Person becomes an agent or a lender (or such Participant is granted a participation) under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or such Lender granting such participation but only if such Non-U.S. Recipient is legally entitled to do so), whichever of the following is applicable: ((A) executed copies of Internal Revenue Service Form W-8BEN (or any successor form) or Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) executed copies of Internal Revenue Service Form W-8ECI (or any successor form); (C) to the extent a Non-U.S. Recipient is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY (or any successor form) accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-1 or Exhibit I-2, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-3 on behalf of each such direct and indirect partner and all other required supporting documentation; (D) each Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, shall provide (x) a certificate to the effect that such Non-U.S. Recipient is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrowers within the meaning of section 871(h)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN (or any successor form) or Form W-8BEN-E (or any successor form); and/or (E) executed copies of any other form prescribed by applicable law (including FATCA) as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or any Lender granting a participation, to determine the withholding or deduction required to be made;

(iii) If a payment made to Agent or any Lender (or Participant) under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if Agent or such Lender (or such Participant) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Agent or such Lender (or such Participant) shall deliver to the Borrowers and such Lender granting such participation at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or such Lender granting such participation such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or such Lender granting such participation as may be necessary for the Borrowers and such Lender granting such participation to comply with their obligations under FATCA and to determine that such Lender or such Participant has complied with such Lender’s or such Participant’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(iv) If any form or certification previously delivered by any Recipient expires or becomes obsolete or inaccurate in any respect, such Recipient shall update such form or certification or promptly notify Borrowers (or such Lender granting a participation) of its legal inability to do so.

(f) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.1 (including by the payment of additional amounts pursuant to this Section 9.1), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 9.1(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 9.1(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 9.1(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. For purposes of this Section 9.1(f), all references to “refund” shall include the monetary benefit of a credit received in lieu of a refund of Taxes.

(g) Each party’s obligations under this Section 9.1 shall survive any assignment of rights by any Lender or any Participant and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) For purposes of this Section 9.1, the term “applicable law” includes FATCA.

10. GENERAL PROVISIONS.

10.1 Notices.

(a) Notice by Approved Electronic Communications.

Agent, each Lender and each of its Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Loan Document and the transactions contemplated therein, including the posting of Specified Materials by Agent to the Lending Parties on an Approved Electronic System. Agent is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to any Approved Electronic System. Each of the Loan Parties, Agent and each Lender hereby acknowledges and agrees that the use of Electronic Systems and Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing Agent, each Lender and each of its Affiliates to transmit Approved Electronic Communications. All Approved Electronic Systems and Approved Electronic Communications shall be provided “as is” and “as available”. None of Agent, any Lender or any of its Affiliates or Related Persons warrants the accuracy, adequacy or completeness of any Specified Materials, Electronic System or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by Agent, any Lender or any of its Affiliates or Related Persons in connection with any Electronic System or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each Borrower and each other Loan Party executing this Agreement agrees that neither Agent, nor any Lender has responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic System or any Approved Electronic Communication or otherwise required for any Approved Electronic System or any Approved Electronic Communication.

No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an E-Signature, upon which Agent, each Lender and the Loan Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Loan Document, the Uniform Commercial Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or E-Signature has been altered after transmission.

(b) All Other Notices.

All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder, other than those approved for or required to be delivered by Approved Electronic Communications (including via an Approved Electronic System or otherwise pursuant to Section 10.1(a)), shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by email to the applicable party at its address or email address indicated below,

If to Agent:

White Oak Commercial Finance, LLC

1155 Avenue of the Americas

New York, New York 10036

Attention: Glenn Schwartz

Email:

with a copy to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Jennifer Yount and Rafael Alvarado

Email: jenniferyount@paulhastings.com; rafaelalvarado@paulhastings.com

If to any Lender, to the address set forth on Schedule F for such Lender.

If to Borrowers or any other Loan Party:

c/o Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Attention: Guy Sirkes

Email:

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Mary Kogut, P.C. and James B. Kelly

Email: mary.kogut@kirkland.com; james.kelly@kirkland.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) three (3) Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one (1) Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, or (iv) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.

10.2 Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

10.3 Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between each Loan Party hereto and thereto, Agent and Lenders and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.4 Waivers. The failure of Agent or any Lender at any time or times to require any Loan Party to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Agent or any Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Agent or any Lender or any of their agents or employees, but only by a specific written waiver signed by an authorized officer of Agent and delivered to Borrowers. Once an Event of Default shall have occurred, it shall be deemed to continue to exist and not be cured or waived unless specifically cured pursuant to the terms of this Agreement or waived in writing by an authorized officer of Agent and Required Lenders and delivered to Borrowers. Each Loan Party waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Agent or any Lender on which such Loan Party is or may in any way be liable, and notice of any action taken by Agent or any Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

10.5 Amendment.

(a) Subject to Section 2.1(d), no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent or approval with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Loan Parties, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, consent or approval shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrowers, do any of the following:

(i) increase or extend the Revolving Commitment of such Lender (or reinstate any Revolving Commitments previously terminated);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, Early Payment/Termination Premium, fees or other amounts (other than principal) due to such Lender hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8(a) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Agent) or the amount of interest payable in cash specified herein on the Loans of such Lender, or of any Early Payment/Termination Premium, fees or other amounts payable hereunder or under any other Loan Document for such Lender;

(iv) change the percentage of the Revolving Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v) amend this Section 10.5 or, subject to the terms of this Agreement, the definition of Required Lenders, the definition of Pro Rata Share or any provision providing for consent or other action by all Lenders;

(vi) discharge any Loan Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral or the guarantees of the Obligations, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vii) modify the Accounts Advance Rate or the Inventory Advance Rates;

(viii) modify the definition of “Borrowing Base,” or any component or defined term within “Borrowing Base”;

(ix) change the general criteria for acceptability of Eligible Billed Accounts, Eligible Foreign Billed Accounts, Eligible Unbilled Accounts or Eligible Inventory;

(x) increase the Letter of Credit Limit;

(xi) amend or modify the second sentence of Section 1.2;

(xii) amend or modify Section 1.6(b); or

(xiii) amend or modify Section 4.2.

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent, and the Required Lenders or all Lenders directly affected thereby or all the Lenders, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby or all the Lenders), affect the rights or duties of Agent under this Agreement or any other Loan Document.

(c) Notwithstanding anything to the contrary contained in this Section 10.5 or any other provision of this Agreement or any other Loan Document, Agent and the Borrower may amend or modify this Agreement and any other Loan Document (without the consent of any Lender) to (i) cure any ambiguity, omission, mistake, error, defect or inconsistency herein or therein, and (ii) grant a new Lien for the benefit of the Agent and Lenders, extend an existing Lien over additional assets for the benefit of the Lenders or join additional Persons as Loan Parties.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that any of the matters governed by Section 10.5(a)(i) through (iii) that affect such Defaulting Lender may not be amended without the consent of such Defaulting Lender.

(e) In the event that (i) Agent or Borrowers request the consent of a Lender pursuant to this Section 10.5 with respect to any action to be taken by Lenders or Agent hereunder that requires the consent, authorization, or agreement of a Lender, and such consent, authorization or agreement is denied by such Lender but otherwise granted by the Required Lenders, (ii) any Lender (other than Agent) makes a request makes any request for increased costs pursuant to Section 1.9(b) or (iii) any Lender (other than Agent) invokes the Lender Documentation Exception), then Agent or Borrowing Agent may, at its option, require such Lender to assign its interest in the Loans and its Revolving Loans Commitment to Agent or to another Lender or to any other Person designated by Agent or Borrower and reasonably acceptable to Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent or Borrowing Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent or Borrower will so notify such Lender in writing within thirty (30) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) Business Days following receipt of such notice pursuant to the applicable documentation executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

10.6 Time of Essence. Time is of the essence in the performance by each Loan Party of each and every obligation under this Agreement and the other Loan Documents.

10.7 Expenses, Fee and Costs Reimbursement. Borrowers hereby agree to promptly and jointly and severally pay (a) all fees, costs and expenses of Agent and each Lender (including Agent’s underwriting fees) and (b) all out of pocket fees, costs and expenses of legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, Agent or such Lender, all of which shall be reasonable, prior to the occurrence and continuance of an Event of Default, in connection with: (i) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (ii) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (iii) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (iv) the performance by Agent or any Lender of its rights and remedies under the Loan Documents, (v) the administration of the Loans (including usual and customary fees for wire transfers and other transfers or payments received by Agent or any Lender on account of any of the Obligations) and Loan Documents, (vi) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (vii) any periodic public record searches conducted by or at the request of Agent or any Lender (including, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (viii) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (ix) any litigation, dispute, suit or proceeding relating to any Loan Document, and (x) any workout, collection, bankruptcy, insolvency, receivership, liquidation, wind-up and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Agent), and (c) without limitation of the preceding clauses (a) and (b), all out of pocket costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder by Agent or any Lender). Any fees, costs and expenses owing by Borrowers or any other Loan Party hereunder shall be due and payable within thirty (30) days after Borrowers’ receipt of written demand therefor from Agent or a Lender entitled to reimbursement pursuant to this Section 10.7. This Section 10.7 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.8 Benefit of Agreement; Assignability.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrowers, each other Loan Party hereto, Agent and each Lender; provided, (a) that neither any Borrower nor any other Loan Party may assign or transfer any of its rights under this Agreement without the prior written consent of Agent, and any prohibited assignment shall be void and (b) assignments by any Lender shall be subject to this Section 10.8. No consent by Agent to any assignment shall release any Loan Party from its liability for any of the Obligations. Agent and each Lender shall have the right to assign all or any of its rights and obligations under the Loan Documents to one or more other Persons subject to Section 10.8(b), and each Loan Party agrees, to the extent applicable, to execute any agreements, instruments and documents requested by Agent in connection with any such assignments. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, each Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank, financial institution or other funding source (other than any Loan Party, any Affiliate thereof or any natural person) or any trustee or agent therefor in support of obligations owing by such Lender to such Person(s).

(b) Lender Assignments. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Commitments and its rights and obligations with respect to its portion of the Loans) (each a “Sale”) to:

(i) any existing Lender;

(ii) any Affiliate or Approved Fund of any existing Lender;

(iii) any other Person acceptable to (x) Agent (such acceptance by Agent not to be unreasonably withheld or delayed) and (y) Borrowers (such acceptance by Borrowers not to be unreasonably withheld or delayed); provided, however, that:

(A) in the event an Event of Default has occurred and is continuing the consent of Borrowers shall not be required for any Sale;

(B) the consent of Borrower shall be deemed to have been given unless an objection is delivered to Agent within ten (10) Business Days after written notice of a proposed Sale is delivered to Borrowers;

(C) for each Revolving Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment and Acceptance) of the Revolving Loan and the Revolving Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Agent.

Notwithstanding the foregoing, Agent’s refusal to accept a Sale to a Loan Party, a Subsidiary or Affiliate of a Loan Party, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. No assignment hereunder shall be permitted if to any Ineligible Assignee.

(c) Procedure. The assignee and assignor parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) below) shall execute and deliver to Agent an Assignment and Acceptance evidencing such Sale, together with any existing note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 9 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 (unless waived or reduced by Agent) shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Sale is made in accordance with Section 10.9, upon Agent consenting to such Sale, from and after the effective date specified in the Assignment and Acceptance, Agent shall record or cause to be recorded in the Register the information contained in such Assignment and Acceptance.

(d) Effectiveness. Subject to the Register recording requirements by Agent relating to an Assignment and Acceptance pursuant to Section 10.9, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender, (ii) any applicable note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the termination of the Revolving Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

10.9 Recordation of Assignment. In respect of any Sale of all or any portion of any Lender’s interest in this Agreement and/or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a) Borrowers, or any agent appointed by Borrowers, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Loans or any commitment to lend hereunder, and the principal amount and stated interest payable to such Person hereunder or committed by such Person under such Person’s lending commitment. Borrowers hereby irrevocably appoint Agent (and/or any subsequent Agent appointed by Agent then maintaining the Register) as Borrowers’ non-fiduciary agent for the purpose of maintaining the Register.

(b) In connection with any Sale as aforesaid, the transferor/assignor shall deliver to Agent then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including but not limited to the amount and nature of Obligations and/or lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c) Subject to receipt of any required tax forms reasonably required by Agent, Agent shall record the subject transfer, assignment and assumption in the Register. Anything contained in this Agreement or other Loan Document to the contrary notwithstanding, no Sale shall be effective until it is recorded in the Register pursuant to this Section 10.9(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and each Borrower, Agent and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by each Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

10.10 Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender may, at any time and from time to time, without the consent of, or notice to, any Borrower or Agent, and without in any manner affecting or impairing the validity of any Obligations, sell participations (each, a “Participation”) to any Person (other than a natural Person, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Loans owing to it). In the event of a sale by any Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) Borrowers and Agent shall continue to deal solely and directly with each other in connection with such Lender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender; provided, however, a Participant shall be entitled to the benefits of Section 9.1 as if it were a Lender if Borrowers are notified of the Participation and the Participant complies with Section 9.1(e). Borrowers agree that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall not be exercised without the prior written consent of such Lender and shall be subject to the obligation of each Participant to share with such Lender its share thereof. Borrowers also agree that each Participant shall be entitled to the benefits of Section 10.9 as if it were a Lender. Notwithstanding the granting of any such participating interests: (x) Borrowers shall look solely to Lenders for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (y) Borrowers shall at all times have the right to rely upon any amendments, waivers or consents signed by Agent and Required Lenders as being binding upon all of the Participants, and (z) all communications in respect of this Agreement and such transactions shall remain solely between Borrowers, Agent and Lenders (exclusive of Participants) hereunder. Each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrowers, a register as to the participations granted and transferred under this Section containing the same information specified in Section 10.9 on the Register as if each Participant were a Lender to the extent required to cause the Loans to be in registered form for the purposes of Sections 163(f), 165(j), 871, 881, and 4701 of the Code.

10.11 Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

10.12 USA PATRIOT Act Notification; CAML.

(a) Agent hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow Agent to identify such Persons in accordance with the USA PATRIOT Act.

(b) Each Loan Party acknowledges that, pursuant to CAML, Agent may be required to obtain, verify and record information regarding directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Agent, or any prospective assignee or participant of a Lender, in order to comply with any applicable CAML, whether now or hereafter in existence.

(c) If the Agent has ascertained the identity of a Loan Party or any authorized signatories of a Loan Party for the purposes of applicable CAML, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable CAML; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of a Loan Party or any authorized signatories of a Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from a Loan Party or any such authorized signatory in doing so

10.13 Counterparts; Email Signatures. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. It is understood and agreed that, subject to applicable law, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any Loan Document shall be deemed to include any E-Signature, delivery or the keeping of any record in electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system to the extent and as provided for in applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act 2000 (Ontario), the Electronic Transactions Act (British Columbia), the Electronic Transactions Act (Alberta), or any similar state, federal or provincial laws based on the Uniform Electronic Transactions Act or the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada.

10.14 GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

10.15 WAIVERS AND JURISDICTION; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY OTHER COURT (IN ANY JURISDICTION) SELECTED BY THE AGENT IN ITS SOLE DISCRETION, AND EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY

WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON UPON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AMENDMENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, AMENDMENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON ANY BORROWER OR ANY OTHER LOAN PARTY AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWERS’ NOTICE ADDRESS (ON BEHALF OF THE BORROWERS OR SUCH LOAN PARTY) SET FORTH IN SECTION 10.1 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL, OR, AT THE AGENT’S OPTION, BY SERVICE UPON BORROWERS OR ANY OTHER LOAN PARTY IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS.

10.16 Publication. Each Borrower and each other Loan Party consents to the publication by Agent and each Lender of a tombstone, press releases or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.17 Confidentiality. Agent and each Lender agrees to use commercially reasonable efforts not to disclose Confidential Information to any Person without the prior consent of Borrowers; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by applicable law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of Agent, any Lender or any of their Affiliates, (b) to examiners, auditors, accountants or any regulatory authority, (c) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors, lawyers and counsel) of Agent, any Lender or any of their Affiliates, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which Agent or any Lender is a party or is otherwise subject, (e) to a subsidiary or Affiliate of Agent or any Lender, (f) to any assignee or participant (or prospective assignee or participant) which agrees to be bound by this Section 10.17 and (g) to any lender or other funding source of any Lender (each reference to Lender in the foregoing clauses shall be deemed to include the actual and prospective assignees and participants referred to in clause (f) and the lenders and other funding sources referred to in clause (g), as applicable for purposes of this Section 10.17), and provided further, that in no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of Borrowers or any other Loan Party. The obligations of Agent and each Lender under this Section 10.17 shall supersede and replace the obligations of Agent and each Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by Agent or any Lender to Borrowers or any of their respective Affiliates.

10.18 Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with the issuer thereof upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the other Loan Documents, all on behalf of and in the name such Borrower, and hereby authorizes Agent to pay over or credit all Loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither Agent nor any Lender shall incur liability to any Borrower as a result thereof. To induce Agent and each Lender to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 10.18 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent and Lenders to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent and Lenders of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent and Lenders to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

10.19 Agent Provisions.

(a) Appointment and Duties.

(i) Each Lender hereby appoints WOCF (together with any successor Agent pursuant to Section 10.19(j)) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(ii) Without limiting the generality of clause (a)(i) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and are each hereby authorized, to (A) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 7.1(g) or 7.1(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (B) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any proceeding described in Section 7.1(g) or (h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (C) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (D) manage, supervise and otherwise deal with the Collateral, (E) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (F) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the Lenders with respect to the Loan Parties and/or the Collateral, whether under the Loan Documents, applicable requirements of law or otherwise and (G) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver.

(iii) Under the Loan Documents, Agent (A) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 10.9 with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Agent” or the terms “agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (B) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (C) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender by accepting the benefits of the Loan Documents hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (A) through (C) above.

(b) Binding Effect. Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c) Use of Discretion.

(i) Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (A) under any Loan Document or (B) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(ii) Notwithstanding clause (c)(i) above, Agent shall not be required to take, or to omit to take, any action (A) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (B) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable requirement of law.

(d) Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders. In the event of a foreclosure or similar enforcement action by Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale or other disposition. The foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) Agent or any Lender from exercising setoff rights in accordance with Section 7.3(e) or (iii) subject to the following paragraph, Agent or any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Sections 7.2 and 7.3 and in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 7.3(e)(ii), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In case of the pendency of any bankruptcy or other debtor relief proceeding or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent allowed in such judicial proceeding and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent hereunder.

(e) Delegation of Rights and Duties. Agent may, (a) upon any term or condition it specifies, delegate or exercise any of their respective rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender) and (b) award the title of joint lead arranger to any Affiliate of Agent. Any such Person shall benefit from this Section 10.19 to the extent provided by Agent.

(f) Reliance and Liability.

(i) Agent may, without incurring any liability hereunder, (A) rely on the Register to the extent set forth in Section 10.9, (B) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (C) rely and act upon any document and information (including those transmitted by Approved Electronic Communication) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(ii) Agent and its Related Persons shall not be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Loan Party hereby waive and shall not assert (and Borrower shall cause each other Loan Party not a signatory hereto to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent: (A) shall not be responsible or otherwise incur liability to any Lender or other Person for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent); (B) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (C) make no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Person of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and (D) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders). For each of the items set forth in clauses (A) through (D) above, each Lender and the Loan Parties hereby waive and agree not to assert (and Borrower shall cause each other Loan Party not a signatory hereto to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(g) Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Agent, and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any portion of the Revolving Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

(h) Lender Credit Decision.

(i) Each Lender acknowledges that it shall, independently and without reliance upon Agent or any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Agent or any of its Related Persons.

(ii) If any Lender has elected to abstain from receiving material non-public information (“MNPI”) concerning the Loan Parties or their Affiliates such Lender acknowledges that, notwithstanding such election, Agent and/or the Loan Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Revolving Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Loan Parties upon request therefor by Agent or the Loan Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Loan Parties or their Affiliates.

(i) Expenses; Indemnities; Withholding.

(i) Each Lender agrees to reimburse Agent and its Related Persons (to the extent not reimbursed by any Loan Party), promptly upon demand, severally and ratably, for any reasonable costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by Agent or its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto or otherwise)) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(ii) Each Lender further agrees to indemnify, defend and hold Agent and its Related Persons (to the extent not reimbursed by any Loan Party), in each case, severally and ratably, harmless from and against liabilities (including, to the extent not indemnified pursuant to Section 9, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or its Related Persons under or with respect to any of the foregoing; provided, that no Lender shall be liable to Agent or its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(iii) To the extent required by any requirement of law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Register and/or Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 10.19(i)(iii).

(j) Resignation of Agent.

(i) Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrowers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 10.19(j)(i). If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after thirty (30) days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each resignation and appointment under this clause (i) shall be subject to the prior consent of Borrowers which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(ii) Effective immediately upon its resignation, (A) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (B) the Lenders shall assume and perform all of the duties of the retiring Agent until a successor Agent shall have accepted a valid appointment hereunder, (C) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such retiring Agent had been, validly acting as Agent under the Loan Documents and (D) subject to its rights under Section 10.19(c), the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(k) Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (ii)(B) below, release or subordinate) the following:

(i) any Subsidiary of Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Loan Party are sold or transferred in a transaction expressly permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to the Loan Documents; and

(ii) any Lien held by Agent for the benefit of the Lenders against (A) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party in a transaction expressly permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to the Loan Documents after giving effect to such transaction have been granted, (B) any property subject to a Lien permitted hereunder in reliance upon Section 5.24(k)(iv) and Section 5.24(l)(vi) and (C) all of the Collateral and all Loan Parties, upon (x) the occurrence of the Termination Date and (y) to the extent requested by Agent, receipt by Agent and the Lenders of liability releases from the Loan Parties each in form and substance satisfactory to Agent.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance written notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.19(k).

(l) No Other Duties. Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof or otherwise holding the title of “Arranger”, “Lead Arranger” or “Joint Lead Arranger”, if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than: (a) in such Person’s capacity as: (i) Agent or a Lender hereunder and (ii) a Released Party; or (b) under Section 10.19.

10.20 [Reserved].

10.21 Defaulting Lender. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating the fee payable to Lenders in respect of the Unused Line Fee, and such Defaulting Lender shall not be entitled to receive any Unused Line Fee with respect to such Defaulting Lender’s Revolving Commitment or Revolving Loans (in each case not including any fee in connection with any portion of such Defaulting Lenders Revolving Commitment that has been reallocated to non-Defaulting Lenders pursuant to Section 10.21(d) hereof).

(b) the Revolving Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.5).

(c) in the event a Defaulting Lender has defaulted on its obligation to fund any Revolving Loan, or purchase any participation pursuant to Section 1.5 hereof, until such time as the Default Excess with respect to such Defaulting Lender has been reduced to zero, any prepayments or repayments on account of the Revolving Loans or participations pursuant to Section 1.5, in each case to the extent they would be otherwise be payable to such Defaulting Lender, shall be applied first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer of Lender Letters of Credit and to each Letter of Credit guarantor/indemnitor in respect of Supported Letters of Credit; third, to provide cash collateral in the amount of 103% of any LC Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and the Borrowers, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) provide cash collateral in the amount of 103% of the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Lender Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to Agent, the Lenders, any LC Issuers or any Letter of Credit guarantor/indemnitor as a result of any judgment of a court of competent jurisdiction obtained by Agent, any Lender, any LC Issuer or Letter of Credit guarantor/indemnitor against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in Section 1.6 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 10.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any Letter of Credit Liabilities exist at the time a Lender becomes a Defaulting Lender then:

(i) so long as no Default or Event of Default then exists, all or any part of such Letter of Credit Liabilities shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the total Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitments), provided that no Lender’s Revolving Exposure shall exceed its Revolving Commitment;

(ii) if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by Agent, cash collateralize such Defaulting Lender’s Pro Rata Share of all Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to paragraph (i) above) for so long as any such Letter of Credit Liabilities remain are outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities pursuant to this Section 10.21(d), the Borrowers shall not be required to pay any Letter of Credit Fees to such Defaulting Lender with respect to the portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities which have been cash collateralized (and the Defaulting Lender shall not be entitled to receive any such fees);

(iv) if the Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities is reallocated pursuant to this Section 10.21(d), then the Letter of Credit Fees payable to the non-Defaulting Lenders shall be adjusted accordingly; and

(v) if any Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities is not cash collateralized or reallocated pursuant to this Section 10.21(d), then without prejudice to any rights or remedies of the applicable Letter of Credit guarantor/indemnitor or LC Issuer hereunder, all Letter of Credit Fees payable hereunder with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities shall be payable to the applicable LC Issuer or if applicable, the Letter of Credit guarantor/indemnitor.

(e) So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend or increase any Letter of Credit and neither Agent nor any Lender shall be required to provide or enter into any Support Agreement in respect of a Letter of Credit, in each case unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers, and participating interests in any such newly issued, extended or increased Letter of Credit or Support Agreement shall be allocated among non-Defaulting Lenders in a manner consistent with Section 10.21(d) (and Defaulting Lenders shall not participate therein).

(f) No reallocation permitted pursuant to Section 10.21(d) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(g) In the event that Agent, the LC Issuers and each Letter of Credit guarantor/indemnitor each agrees in writing that a Defaulting Lender has adequately remedied all matters which caused such Lender to become a Defaulting Lender, then the Pro Rata Shares of the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or participations in the Revolving Loans as Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans or participations in accordance with its Pro Rata Share; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to any other Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(h) The rights and remedies with respect to a Defaulting Lender under this Section 10.21 are in addition to any other rights and remedies which the Borrowers, Agent, the LC Issuers or any Letter of Credit guarantor/indemnitor, as applicable, may have against such Defaulting Lender.

10.22 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if Agent notifies such Lender that Agent has determined in its sole discretion that any funds received by such Lender from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise), individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of Agent to any Lender under this subsection (a) shall be conclusive, absent manifest error.

(b) Without limiting subsection (a) above, each Lender hereby further agrees that if it receives an Erroneous Payment from Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment. Each Lender further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Lender to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each Loan Party hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an Erroneous Payment that does not consist of the Loan Parties’ funds, or to the extent an Erroneous Payment consists of the Loan Parties’ funds and such Erroneous Payment has been returned to the applicable Loan Parties, such Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party hereunder or under any of the other Loan Documents.

(d) Each party’s obligations under this Section 10.22 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of this Agreement, the termination of the Revolving Commitments and the payment in full of the Obligations.

10.23 Intercreditor Agreement. Notwithstanding any provisions in this Agreement or any other Loan Document to the contrary, the terms, conditions and provisions of this Agreement and the other Loan Documents are subject to the terms of the Intercreditor Agreement. To the extent there is a conflict between the Loan Documents and the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control. Contemporaneous herewith the Existing Credit Agreement is being refinanced pursuant to this Agreement. Pursuant to such refinancing and the terms of the Intercreditor Agreement, this Agreement is replacing the Existing Credit Agreement as the ABL Agreement under the Intercreditor Agreement, WOCF is replacing JPMorgan Chase Bank, N.A., as ABL Representative for the ABL Secured Parties, and as a result thereof, each reference to the “ABL Representative” in the Intercreditor Agreement shall hereinafter be deemed to refer to WOCF in such capacity, each reference to the “ABL Agreement” therein shall be deemed to refer to this Agreement, and each reference to the “ABL Loan Documents” therein shall be deemed to refer to the Loan Documents.

10.24 Waivers Regarding Insolvency Proceedings.

(a) Each Loan Party hereby covenants and agrees that it will not institute against, or join with, encourage or cooperate with any other Person in instituting against, any Lender, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided, however, that nothing in this Section 10.24 shall constitute a waiver of any right, if any, to indemnification, reimbursement or other payment from any Lender pursuant to this Agreement. In the event that any Loan Party takes action in violation of this Section 10.24, Agent shall file or cause to be filed an answer with the bankruptcy court or otherwise properly contesting the filing of such a petition by such Loan Party against the applicable Lender or the commencement of such action and raising the defense that such Loan Party has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 10.24(a) shall survive the termination of this Agreement.

(b) Notwithstanding any other provision of this Agreement to the contrary, each Loan Party agrees that any claims of such Loan Party against any Lender in respect of any obligation of a Lender hereunder, if any, are limited to such Lender and the assets thereof (subject to the provisions of Section 10.24(a) hereof). No recourse shall be had against any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent or affiliate of any Lender or any person owning, directly or indirectly, any legal or beneficial interest in a Lender, or any successors or assigns of any of the foregoing for the payment of any amounts payable hereunder. For the avoidance of doubt, this Section 10.24(b) shall survive the termination of this Agreement.

(c) For the avoidance of doubt, nothing in this Section 10.24 shall be construed to limit or prejudice the right of the Loan Parties and their Affiliates to file a petition for relief as to themselves under the Bankruptcy Code, any Canadian Insolvency Law or under any equivalent bankruptcy or insolvency law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Borrowers, each other Loan Party signatory hereto, Agent and each Lender have signed this Agreement as of the date first set forth above.

BORROWERS:

NINE ENERGY SERVICE, INC.

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

NINE ENERGY CANADA INC.

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

CDK PERFORATING, LLC

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

CREST PUMPING TECHNOLOGIES, LLC

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

REDZONE COIL TUBING, LLC

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

NINE DOWNHOLE TECHNOLOGIES, LLC

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT – NINE ENERGY SERVICE, INC.]

GUARANTORS:

NINE ENERGY SERVICE, LLC

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

MOTI HOLDCO, LLC

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

MAGNUM OIL TOOLS GP, LLC

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

MAGNUM OIL TOOLS INTERNATIONAL, LTD

By: Magnum Oil Tools GP, LLC, its general partner

By:	/s/ Guy Sirkes
Name: Guy Sirkes
Title: Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT – NINE ENERGY SERVICE, INC.]

AGENT:

WHITE OAK COMMERCIAL FINANCE, LLC, as Agent

By:	/s/ Thomas K. Otte
Name: Thomas K. Otte
Title: Manager

LENDERS:

WHITE OAK ABL 3, LLC, as a Lender

By:	/s/ Thomas K. Otte
Name: Thomas K. Otte
Title: Manager

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT – NINE ENERGY SERVICE, INC.]

Schedule A

Description of Certain Terms

1. Loan Limits for Revolving Loans and Letters of Credit:

(a) Maximum Revolving Facility Amount:	$125,000,000

(b) Advance Rates:

(i) Billed Accounts Advance Rate:	92.5%; provided, that if Dilution with respect to any Borrower exceeds 1.00%, Agent may, at its option (A) reduce such advance rate by the number of full or partial percentage points comprising such excess or (B) establish a Reserve on account of such excess (the “Dilution Reserve”).

(ii) Unbilled Accounts Advance Rate:	85%; provided, that if Dilution exceeds 1.00%, Agent may, at its option (A) reduce such advance rate by the number of full or partial percentage points comprising such excess or (B) establish a Dilution Reserve

(iii) Foreign Billed Accounts Advance Rate:	50%; provided, that if Dilution exceeds 1.00%, Agent may, at its option (A) reduce such advance rate by the number of full or partial percentage points comprising such excess or (B) establish a Dilution Reserve

(iv) Inventory Advance Rate:	The lesser of (i) 70% and (ii) 85% of the NOLV Factor of the applicable Eligible Inventory

(c) Sublimit on advances against Eligible Foreign Billed Accounts	$3,000,000

(d) Sublimit on advances against Eligible Unbilled Accounts:	$6,000,000

(e) Sublimit on advances against Inventory consisting of raw materials	$1,000,000

(f) Letter of Credit Limit:	$5,000,000

3. Interest Rates:

(a) Revolving Loans:	An interest rate per annum equal to the SOFR Index Rate plus the Applicable Margin

(b) Letters of Credit:	A rate per annum equal to the Applicable Margin

A-1

4. Maximum Days re Eligible Accounts:

(a) Maximum days after original invoice date for Eligible Billed Accounts and Eligible Foreign Billed Accounts:	Ninety (90) days (with respect to Eligible Billed Accounts) One hundred (100) days (with respect to Eligible Foreign Billed Accounts)

(b) Maximum days after original invoice due date for Eligible Billed Accounts and Eligible Foreign Billed Accounts:	Sixty (60) days

(c) Maximum days after services rendered for Eligible Unbilled Accounts:	Thirty (30) days

5. Agent’s Bank:	Wells Fargo Bank, N.A. Account # ABA Routing # Reference: Nine Energy (which bank may be changed from time to time by notice from Agent to Borrowers)

6. Scheduled Maturity Date:	Earlier of (a) May 1, 2028 or (b) the date that is 91 days prior to the maturity date of any Senior Secured Note

7. Revolving Commitment of Lenders:

Lender	Revolving Commitment	Pro Rata Share

White Oak ABL 3, LLC	$125,000,000.00	100.00%

Total:	$125,000,000.00	100.00%

A-2

Schedule B

Definitions

Unless otherwise defined herein, the following terms are used in this Agreement as defined in the UCC: Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Letter-of-Credit Rights, Proceeds, Supporting Obligations and Tangible Chattel Paper, provided that when used to define a category or categories of the Collateral which is subject to the PPSA, such terms shall include the equivalent category or categories of property set forth in the applicable PPSA.

As used in this Agreement, the following terms have the following meanings:

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR Index Rate” means, as of any SOFR Index Adjustment Date, a rate per annum equal to the highest of: (a) the Federal Funds Rate plus one half of one percent (0.50%); (b) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Agent) or any similar release by the Federal Reserve Board (as reasonably determined by Agent), and (c) the Floor.

“ABR Index Rate Loans” means Loans that bear interest at a rate based upon the ABR Index Rate.

“Accounts Advance Rate” means, collectively, the Billed Accounts Advance Rate and the Unbilled Accounts Advance Rate.

“Administrative Agent Account” means a special account established by Agent (f/b/o White Oak ABL 3, LLC) at Wells Fargo Bank, N.A. (account number ending x) or, from time to time, another bank or banks reasonably acceptable to Agent.

“Administrative Detail Form” means an administrative detail form supplied by, or otherwise acceptable to, Agent.

“Advance Rates” means, collectively, the Accounts Advance Rate and the Inventory Advance Rate.

“Affiliate” means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, any officer or director of the first Person or any of its Affiliates; provided, however, that neither Agent, any Lender or any of its Affiliates shall be deemed an “Affiliate” of any Borrower for any purposes of this Agreement. For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

“Agent’s Office” means the Agent’s address set forth in Section 10.1(b) or such other address as Agent may from time to time notify the Borrowing Agent and each other Lending Party.

“Agreement” and “this Agreement” have the meanings set forth in the heading to this Agreement.

“Anti-Corruption Laws” means all laws, rules, ordinances and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption, including the United States Foreign Corrupt Practice Act of 1997 and the U.K. Bribery Act 2010.

“Applicable Margin” means, as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), the applicable percentage specified in Tier I below. Following the completion of the first fiscal month ended after the Closing Date, the Applicable Margin shall be adjusted, if necessary, on a monthly basis effective as of the first calendar day of each month (commencing June 1, 2025) immediately after the applicable monthly financial statements were delivered (or required to be delivered) in accordance with Section 5.15(b)(i) (each such first day, an “Adjustment Date”) to the applicable percent per annum set forth in the pricing table below corresponding to the Fixed Charge Coverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal month for which such financial statements were delivered (or were required to be delivered) prior to the applicable Adjustment Date (provided that it is understood and agreed any Adjustment Date based upon January financial statements shall be March 1st of the then current fiscal year):

Tier	Fixed Charge Coverage Ratio	Applicable Margin
I	Less than 1.1 to 1.00	4.50%
II	Greater than or equal to 1.1 to 1.00 but less than or equal to 1.40 to 1.00	4.25%
III	Greater than 1.40 to 1.00	4.00%

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Schedule D by the dates required pursuant to such Schedule, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements. Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Schedule D. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the other Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Schedule D hereof) and/or the effectiveness of the Default Rate provisions of Section 2.1 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers or for any other reason, Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Obligations and/or the amount of the fees accruing for such period under the provisions of this Agreement and the other Loan Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Loans and Letter of Credit Liabilities and the amount of the fees accruing for such period under the provisions of this Agreement and the other Loan Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, or any Approved Electronic System, whether owned, operated or hosted by Agent, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Approved Electronic System” means an Electronic System designated as approved by Agent in writing to Borrowing Agent and the Lenders.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (i)(a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) temporarily warehouses loans for any Lender or any Person described in clause (a) above and (ii) is advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit H to the Agreement.

“Authorized Officer” means the chief executive officer, chief operating officer, chief financial officer, chief accounting officer or treasurer, the vice president of finance, the vice president of tax (or, in each case, an officer which is the functional equivalent of the foregoing) of any Borrower and each other Person designated from time to time by any of the foregoing officers of any Borrower in a notice to Agent, which designation shall continue in force and effect until terminated in a notice to Agent from any of the foregoing officers of any Borrower.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Base Rate” means an interest rate equal to: (a) the sum of (i) the SOFR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (ii) the Applicable Margin in effect from time to time per annum; or (b) with respect to the affected Loans, during the existence of a Market Disruption Event (commencing on the first day of the first month following such Market Disruption Event and for each subsequent month occurring during such Market Disruption Event with respect to any outstanding affected Loans), the sum (i) of the ABR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (ii) the Applicable Margin in effect from time to time per annum.

“Billed Accounts Advance Rate” means the percentage set forth in Section 1(b)(i) of Schedule A.

“Blocked Account” has the meaning set forth in Section 4.1.

“Borrowers” has the meaning set forth in the Preamble to this Agreement.

“Borrowing Agent” means the Company, acting for itself in its capacity as a Borrower or in its capacity as agent for all of the Borrowers (including itself).

“Borrowing Base” means, as of any date of determination, the Dollar Equivalent amount as of such date of determination of:

(a) the aggregate amount of Eligible Billed Accounts multiplied by the Billed Accounts Advance Rate; plus

(b) the aggregate amount of Eligible Unbilled Accounts multiplied by the Unbilled Accounts Advance Rate (but in no event to exceed the Unbilled Accounts Sublimit); plus

(c) the aggregate amount of Eligible Foreign Billed Accounts multiplied by the Foreign Billed Accounts Advance Rate (but in no event to exceed the Foreign Billed Accounts Sublimit); plus

(d) the lower of cost or market value of Eligible Inventory multiplied by the applicable Inventory Advance Rate (but in no event to exceed, with respect to Inventory constituting raw materials, the Raw Material Inventory Sublimit); plus

(e) the lesser of (i) $5,000,000 and (ii) an amount equal to 5% of the Borrowing Base (calculated without giving effect to this clause (e)); minus

(f) all Reserves which Agent has established pursuant to Section 1.2 (including those to be established in connection with any requested Revolving Loan or Letter of Credit).

“Borrowing Base Certificate” means a certificate of an Authorized Officer of Borrowing Agent setting forth a calculation of the Borrowing Base and Excess Availability as of the last day of the most recently ended calendar month (or calendar week if a Weekly Reporting Period is then in effect) in form and detail acceptable to Agent.

“Business Day” means (a) any day other than a Saturday, Sunday or any other day on which Agent or commercial banks in New York are authorized to close, or are in fact closed, (b) any day that any of the Federal Reserve Bank of New York or the New York Stock Exchange is closed, and (c) any other day included in the recommended holiday schedule of the Loan Syndications and Trading Association for calculating delayed compensation; provided, that, if such day relates to any interest rate settings as to a Loan that is based on SOFR, any fundings, disbursements, settlements, and payments in respect of any Loan accruing interest based upon the SOFR Index Rate, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Business Optimization Costs and Savings” means those certain costs and expenses paid or payable by the Loan Parties in connection with the transition, restructuring, integration and business optimization of the assets of the Loan Parties and other costs related to replacing services to be performed for the Loan Parties’ business, including in the case of each of the foregoing all one-time costs and charges in connection with the following: (i) restructuring, business optimization, set-up, recertification and integration, (ii) retention and severance, (iii) systems and information technology procurement, establishment and optimization, (iv) rebranding, (v) contract termination, (vi) the start-up, closure, relocation or reconfiguration, consolidation, or opening of facilities and future lease commitments, (vii) recruiting, retention, relocation, signing bonuses, severance and salary for interim employees, (viii) consulting fees and expenses not payable to any Affiliate of the Loan Parties, and (ix) interim salary and bonus.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrowers, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“CAML” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), and other applicable anti-money laundering and/or anti-terrorism laws or government sanctions and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.

“Canada” means the country of Canada, together with any province or territory thereof and any political subdivision of any of them.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “Cdn$” means the lawful currency of Canada, as in effect from time to time.

“Canadian Insolvency Law” means legislation in Canada (or any province thereof) relating to bankruptcy, insolvency, reorganization, arrangement, compromise or re-adjustment of debt, liquidation, dissolution or winding-up, or any similar legislation, and specifically, includes, for greater certainty, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Canadian Loan Parties” means Nine Canada or any other Loan Party incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Event” means (a) the voluntary whole or partial wind-up of a Canadian Pension Plan by any Loan Party or any Subsidiary; (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; (c) the institution of proceedings by a Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan, or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Canadian Pension Plans” means any plan or arrangement that is required to be registered under Canadian federal or provincial pensions standards legislation and is established, maintained or contributed to or required to be contributed to by a Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Security Agreement” means a collateral pledge agreement governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein dated as of the Closing Date made by Borrowers and the other grantors from time to time party thereto in favor of Agent.

“Cash Dominion Event” means the occurrence of any of the following: (a) Excess Availability is less than $15,000,000, or (b) an Event of Default has occurred and is continuing.

“Cash Dominion Period” means the period following the occurrence and during the continuance of a Cash Dominion Event during which Agent has exercised its option under Section 4.1 of this Agreement to have exclusive access to the Blocked Accounts.

“Closing Date” means May 1, 2025.

“CME Term SOFR Page” means, as of any time on any SOFR Index Adjustment Date, the display designated as “CME Term SOFR Rates” on the website of CME Group Benchmark Administration Limited at such time on such date (or, if such display is unavailable, then on any successor or substitute page of such service, or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by Agent from time to time for purposes of providing forward-looking term rates for SOFR).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property in or upon which a security interest, mortgage, pledge or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of each Loan Party described in Section 3.1.

“Collateral Account” means all Deposit Accounts, commodity accounts and securities accounts of any Loan Party, other than Excluded Deposit Accounts.

“Collections” has the meaning set forth in Section 4.1.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit F hereto to be signed by an Authorized Officer of Borrowing Agent.

“Confidential Information” means confidential information that any Loan Party furnishes to Agent or any Lender pursuant to any Loan Document concerning any Loan Party’s business, but does not include any such information once such information has become, or if such information is, generally available to the public or available to Agent or any Lender (or other applicable Person) from a source other than the Loan Parties which is not, to Agent’s or any Lender’s knowledge, bound by any confidentiality agreement in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Control Agreement” means any agreement entered into among a depository institution, commodities intermediary or securities intermediary at which a Loan Party maintains a Deposit Account, securities account or commodity account, such Loan Party and Agent, pursuant to which Agent obtains control (within the meaning of the UCC) over such Deposit Account, securities account or commodity account, in form and substance reasonably satisfactory to Agent.

“Controlled Account” means a Deposit Account, securities account or commodity account that is subject to a Control Agreement.

“Copyright Collateral” means all copyrights of any Loan Party, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Loan Party’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, including those copyright registrations or applications therefor set forth in Section 37 of the Information Certificate(s), and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by such Loan Party.

“Covenant Testing Period” has the meaning set forth in Schedule E.

“Default” means any event which with notice or passage of time, or both, would constitute an Event of Default.

“Default Excess” means with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Revolving Loans (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded their respective Pro Rata Shares of all Revolving Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Default Rate” has the meaning set forth in Section 2.1.

“Defaulting Lender” means, subject to Section 10.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrowing Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrowing Agent and Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrowing Agent, to confirm in writing to Agent and Borrowing Agent that it will comply with its prospective funding obligations hereunder

(provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowing Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.21(b)) upon delivery of written notice of such determination to Borrowing Agent, and each other Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that bear interest based upon the ABR Index Rate (inclusive of the Applicable Margin).

“Dilution” means, as of any date of determination, with respect to any Borrower, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to such Borrower’s Accounts during such period, by (b) such Borrower’s billings with respect to Accounts during such period.

“Dilution Reserve” has the meaning set forth in Section 1(b)(i) of Schedule A.

“Disbursement Account” means that certain Deposit Account of the Company maintained at JPMorgan Chase Bank, N.A., with an account number ending x (or such other Deposit Account that is a Controlled Account identified by the Company to the Agent from time to time in writing following the Closing Date in Section 41 of the Information Certificate).

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than another Equity Interest (which would not constitute a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of such change in control or asset sale event shall be subject to prior to the Termination Date), or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than any Equity Interest (which would not constitute a Disqualified Equity Interest) at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days after the earlier of (a) the Maturity Date and (b) the Termination Date; provided that, if such Equity Interest is issued pursuant to a Plan for the benefit of the Company or its Subsidiaries or their officers or employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount hereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent at such time that such amount could be converted into Dollars by Agent according to prevailing exchange rates selected by Agent.

“Dollars” or “$” means United States Dollars, lawful currency for the payment of public and private debts.

“Domestic Accounts Availability” means, at any time of determination, an amount equal to the sum of the clauses (a) and (b) of the definition of Borrowing Base, less the corresponding Reserves applied thereto pursuant to Section 1.2.

“Domestic Subsidiary” means any Subsidiary that is either (a) incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) disregarded for U.S. federal income tax purposes and the parent of such Subsidiary is either the Company or any other Domestic Subsidiary.

“E-Signature” means an electronic symbol, digital signature or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Early Payment/Termination Premium” has the meaning set forth in the Fee Letter.

“EBITDA” means, for any period, Net Income of the Company and its consolidated Subsidiaries for such period, plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) provisions for taxes based on income, profits or capital (including federal, state, provincial, franchise, excise and similar taxes) net of tax refunds associated with such taxes, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary or non-recurring non-cash charges for such period, and any other non-cash charges or expenses for such period (but excluding any non-cash charge or expense in respect of an item that was included in Net Income in a prior period and any non-cash charge or expense that relates to the write-down or write-off of inventory), (v) cash and non-cash charges associated with the transactions contemplated by this Agreement and the other Loan Documents, (vi) expenses reimbursed by a third party that is not a Loan Party, but only to the extent the Loan Parties actually receive payment in respect of such reimbursed expenses, (vii) (A) fees, costs and expenses relating to the transactions contemplated by this Agreement and the other Loan Documents, or any Permitted Acquisition (including cash-stay bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Acquisition), (B) fees, costs and expenses relating to any permitted issuance of Equity Interests, investment, debt incurrence (including a refinancing thereof, whether or not successful) or repayment, amortization or write-off (including discounts) of Indebtedness, recapitalization, or any sale, transfer or other disposition of assets, (C) fees, costs and expenses relating to other acquisitions which would have (if consummated) satisfied the requirements of the defined term “Permitted Acquisitions” and fees, costs and expenses relating to investments which would have (if consummated) satisfied the requirements of such definition, (D) fees, costs and expenses related to other Investments and any offerings of equity or debt by the Loan Parties, in an aggregate amount not to exceed $5,000,000 for any period and (E) purchase accounting adjustments in connection with Permitted Acquisitions and investments permitted by Section 5.24(m), (viii) non-cash costs or expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case of the Company or any Subsidiary for such period and funded with equity, (ix) the amount of any fees, costs, expenses or charges incurred in connection with (A) Business Optimization Costs and Savings and (B) the closure, transfer or consolidation of facilities or other operations, (x) any proceeds from business interruption insurance received by the Loan Parties during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Net Income and (xi) one-time litigation costs and expenses; provided, that the aggregate amount of additions to EBITDA pursuant to the foregoing clauses (iv) through (vii) and (ix) through (xi) shall not, in an aggregate amount, exceed fifteen percent (15%) of unadjusted EBITDA (before giving effect the additions set forth in the foregoing clauses (iv) through (vii) and (ix) through (xi)) for such period; minus (b) without duplication and to the extent included in Net Income, (y) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (z) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Electronic System” means an electronic system for the delivery of information (including documents), such as IntraLinks On Demand Workspaces™ or DXSyndicate™, that may or may not be provided or administered by Agent or an Affiliate thereof.

“Eligible Billed Account” means, at any time of determination, an Account owned by a Borrower which satisfies the general criteria set forth below and which is otherwise acceptable to Agent in its Permitted Discretion (provided, that Agent may, in its Permitted Discretion, change the general criteria for acceptability of Eligible Billed Accounts and shall notify Borrowers of such change promptly thereafter). An Account shall be deemed to meet the general criteria if:

(a) neither the Account Debtor nor any of its Affiliates is an (i) Affiliate (including any employee or agent of a Loan Party or Affiliate of a Loan Party), (ii) creditor or (iii) supplier of any Loan Party or any Affiliate of a Loan Party (with Accounts described in the foregoing clauses (ii) and (iii) to be ineligible to the extent of any amounts owed by such applicable Borrower or any other Loan Party or Affiliate of a Loan Party to such Person as a creditor or supplier);

(b) it does not remain unpaid more than the earlier to occur of (i) the number of days after the original invoice date set forth in Section 4(a) of Schedule A or (ii) the number of days after the original invoice due date set forth in Section 4(b) of Schedule A;

(c) the Account Debtor or its Affiliates are not past due (or past any of the applicable dates referenced in clause (b) above) on other Accounts owing to the Borrowers comprising more than 50% of all of the Accounts owing to the Borrowers by such Account Debtor or its Affiliates;

(d) all Accounts owing by the Account Debtor and its Affiliates do not represent more than 20% of all otherwise Eligible Billed Accounts, Eligible Foreign Billed Accounts and Eligible Unbilled Accounts (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (d) shall be considered Eligible Billed Accounts, Eligible Foreign Billed Accounts or Eligible Unbilled Accounts, as applicable, to the extent of the amount thereof which does not exceed 20% of all otherwise Eligible Billed Accounts, Eligible Foreign Billed Accounts and Eligible Unbilled Accounts);

(e) the Account complies with each covenant, representation or warranty contained in this Agreement or any other Loan Document with respect to Eligible Billed Accounts and Eligible Foreign Billed Accounts (including any of the representations set forth in Section 5.4);

(f) the Account is not subject to any contra relationship, counterclaim, dispute, customer deposit or set-off; provided, that such Account shall be deemed to be ineligible only to the extent of such contra, counterclaim, dispute, customer deposit or set-off;

(g) the Account Debtor’s chief executive office or principal place of business is located in the United States or Canada or the Account Debtor is organized under the laws of the United States or Canada (or any state or province thereof);

(h) the Account is payable solely in Dollars or Canadian Dollars;

(i) it is evidenced by an invoice or other documentation satisfactory to Agent which has been sent to the Account Debtor and it is absolutely owing to such Borrower and does not arise from a sale on a bill-and-hold, guarantied sale, sale-or-return, sale-on-approval, consignment, retainage or any other repurchase or return basis or consist of progress billings and the payment terms are not “C.O.D.”, cash on delivery or other similar terms;

(j) Agent shall have verified the Account in a manner satisfactory to Agent in its Permitted Discretion;

(k) the Account Debtor is not the United States of America or the Government of Canada or any state, province, territory or political subdivision of any of them (or any department, agency or instrumentality thereof), unless the applicable Borrower has complied with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq.), or the Financial Administration Act (Canada) or other applicable similar state, provincial, territorial or local law in a manner satisfactory to Agent;

(l) it is at all times subject to Agent’s duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien, and the goods giving rise to such Account (i) were not, at the time of sale, subject to any Lien except Permitted Liens and (ii) have been sold by the applicable Borrower to the Account Debtor in the ordinary course of the applicable Borrower’s business and delivered to and accepted by the Account Debtor, or the services giving rise to such Account have been performed by the applicable Borrower and accepted by the Account Debtor in the ordinary course of the applicable Borrower’s business;

(m) the Account is not evidenced by Chattel Paper or an Instrument of any kind (unless delivered to Agent in accordance with Section 3.2 of this Agreement) and has not been reduced to judgment;

(n) the Account Debtor’s total indebtedness to the applicable Borrower does not exceed the amount of any credit limit established by the applicable Borrower or Agent in its Permitted Discretion and the Account Debtor is otherwise deemed to be creditworthy by Agent based on Agent’s Permitted Discretion (provided, that Accounts which are deemed to be ineligible solely by reason of this clause (n) shall be considered Eligible Billed Accounts or Eligible Foreign Billed Accounts to the extent the amount of such Accounts does not exceed the lower of such credit limits);

(o) there are no facts or circumstances existing, or which could reasonably be anticipated to occur, which might result in any adverse change in the Account Debtor’s financial condition or impair or delay the collectability of all or any portion of such Account;

(p) Agent has been furnished with all documents and other information pertaining to such Account which Agent has reasonably requested, or which the applicable Borrower is obligated to deliver to Agent, pursuant to this Agreement;

(q) the applicable Borrower has not made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (b) above;

(r) the applicable Borrower has not posted a surety or other bond in respect of the contract under which such Account arose;

(s) the Account Debtor is not a Sanctioned Person;

(t) it does not have selling terms of more than 60 days; and

(u) the Account Debtor is not subject to any proceeding seeking liquidation, arrangement, receivership, dissolution, wind-up, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law.

“Eligible Foreign Billed Account” means, at any time of determination, an Account owned by a Borrower that is otherwise an “Eligible Billed Account” but for clause (g) of the definition thereof; provided that (a) such Account Debtor is located in an Eligible Jurisdiction, (b) such Account (i) is fully backed by a letter of credit, guaranty or acceptance acceptable to Agent in its Permitted Discretion, and if backed by a letter of credit, such letter of credit has been issued or confirmed by a bank satisfactory to Agent in its Permitted Discretion, is sufficient to cover such Account, and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent or (ii) is subject to credit insurance payable to Agent issued by an insurer and on terms, conditions and in an amount acceptable to Agent in its Permitted Discretion, (c) such Account is payable solely in Dollars and (d) such Account is billed and collectible solely in the U.S; provided, further, that the eligibility criteria set forth in clause (t) of the definition of “Eligible Billed Account” shall not apply to the determination of Eligible Foreign Billed Accounts for Specified Extended Terms Accounts.

“Eligible Inventory” means, at any time of determination, Inventory owned by a Borrower which satisfies the general criteria set forth below and which is otherwise acceptable to Agent in its Permitted Discretion (provided, that Agent may, in its Permitted Discretion, change the general criteria for acceptability of Eligible Inventory and shall notify Borrowers of such change promptly thereafter). Inventory shall be deemed to meet the current general criteria if:

(a) it consists of raw materials or finished goods;

(b) it is in good, new and saleable condition;

(c) it is not slow-moving (defined as inventory that is (i) over one year old from date of receipt or (ii) in quantities exceeding the last 12 months’ sales by unit), obsolete, damaged, contaminated, unmerchantable, returned, rejected, discontinued or repossessed, or supplies and packaging;

(d) it is not in the possession of a processor, consignee or bailee, or located on premises leased or subleased to the applicable Borrower, or on premises subject to a mortgage in favor of a Person other than Agent, unless (x) such processor, consignee, bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Agent shall require to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and Agent’s right to gain access thereto or (y) a rent Reserve has been established by Agent in accordance with this Agreement in the case of third party leased locations, or such other Reserve satisfactory to Agent in its Permitted Discretion has been established with respect to Inventory in possession of any processor, consignee or bailee, or located on the premises owned by any Loan Party subject to a mortgage in favor of a Person other than Agent;

(e) it does not consist of (i) fabricated parts, labels, pallets, consigned items, supplies or packaging, (ii) “big lake equipment” or (iii) RedZone’s “specialty coil tubing inventory”;

(f) it meets all standards imposed by any Governmental Authority;

(g) it conforms in all respects to any covenants, warranties and representations set forth in this Agreement and each other Loan Document;

(h) it is at all times subject to Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien;

(i) it is not purchased or manufactured pursuant to a license agreement that is not assignable to each of Agent and its transferees, unless such license agreement is satisfactory to Agent or Agent is in receipt of a Licensor Consent Agreement in form and substance satisfactory to Agent;

(j) it is situated at a Collateral location listed in Sections 27-32 of the Information Certificate(s) or other location of which Agent has been notified as required by Section 5.8 (and it is not in-transit), in each case which location must be in the continental United States or Canada;

(k) it is situated at a location holding not less than $100,000 of the aggregate value of Inventory of the Borrowers;

(l) no Person other than a Borrower has any direct or indirect ownership interest or title; and

(m) it is not acquired from a Sanctioned Person.

“Eligible Jurisdiction” means (a) Australia, Saudia Arabia, the United Kingdom, any European Union member, and the United Arab Emirates and (b) any other jurisdiction that Agent may, at the Borrowing Agent’s written request, from time to time designate as an “Eligible Jurisdiction” in its Permitted Discretion.

“Eligible Unbilled Account” means any Unbilled Amount of a Borrower which (a) is owing, but which is not yet billed, for sales actually consummated or services actually rendered by such Borrower, as reflected on its books and records, (b) shall become a standard billed Account in the ordinary course of business of such Borrower pursuant to the billing of such amount (and the conversion thereof into an Account), (c) is subject to a perfected first priority security interest in favor of Agent and no other lien except Permitted Liens and would not otherwise be deemed ineligible under the definition of Eligible Billed Accounts (except for the fact that such Unbilled Amount is not yet billed and invoiced), (d) the Unbilled Amount is evidenced by documentation satisfactory to Agent in its Permitted Discretion and has been verified by Agent in a manner satisfactory to Agent, (e) is owing by a Person other than any (i) Affiliate (including any employee or agent of a Loan Party or Affiliate of a Loan Party), (ii) creditor or (iii) supplier of a Loan Party or an Affiliate of a Loan Party (with such Unbilled Amounts described in the foregoing clauses (ii) and (iii) to be ineligible to the extent of any amounts owed by a Loan Party or an Affiliate of a Loan Party to such Person as a creditor or supplier), and (f) is the product of services rendered not more than the number of days specified in Section 4(c) of Schedule A, as applicable. Notwithstanding anything to the contrary contained in the foregoing, no Unbilled Amount shall be an Eligible Unbilled Account included in the Borrowing Base unless such Unbilled Amount is owing in, and will be billed and invoiced in, denominated in and repayable in, Dollars or Canadian Dollars.

“Equity Control Threshold” has the meaning set forth in Section 7.1(l).

“Equity Interests” means, with respect to a Person, all of the shares of stock, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, or any similar federal or provincial statute of Canada, as in effect from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to it in Section 10.22(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 10.22(b).

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Availability” means the amount, as determined by Agent, calculated at any date, equal to the difference of (a) the Line Cap, minus (b) the outstanding balance of all Revolving Loans and the aggregate amount of Letter of Credit Liabilities; provided that if any of the Loan Limits for Revolving Loans is exceeded as of the date of calculation, then Excess Availability shall be zero.

“Excluded Collateral” means:

(a) Letter-of-Credit Rights (other than to the extent constituting Supporting Obligations);

(b) Excluded Governmental Approvals;

(c) Excluded Contracts;

(d) Excluded JV Equity Interests;

(e) Excluded PMSI Collateral;

(f) Excluded Real Property;

(g) Excluded Foreign Stock; and

(h) Excluded Trademark Collateral;

(i) until the Notes Obligations Payment Date (as defined in the Intercreditor Agreement) has occurred, any property or assets of the Loan Parties which do not constitute “Collateral” under and as defined in any Notes Security Document (as defined in the Intercreditor Agreement) as in effect on the Closing Date and entered into in connection with the Senior Secured Notes Documents (and without giving effect to any waivers, amendments or releases thereto after the date hereof); provided that (x) no asset or property shall constitute Excluded Collateral under this clause (i) to the extent the grant of a Lien on such property in favor of Agent to secure the Obligations would not violate Section 2.4(b) of the Intercreditor Agreement and (y) in no event shall (1) any assets included in the Borrowing Base or Controlled Accounts of a Loan Party constitute Excluded Collateral and (2) any asset or property constitute “Excluded Collateral” hereunder unless it also constitutes an “Excluded Asset” (or equivalent term) under the Senior Secured Notes Documents;

provided, however, that (v) no asset or property upon which a Lien has been granted to secure Indebtedness outstanding under or incurred in reliance on Section 5.24(k)(xiv) shall constitute “Excluded Collateral” hereunder, (w) the exclusion from the Lien and security interest granted by any Loan Party hereunder of any Excluded Collateral shall not limit, restrict or impair the grant by such Loan Party of the Lien and security interest in any accounts or receivables arising under any such Excluded Collateral or any payments due or to become due thereunder unless the conditions in effect which qualify such property as Excluded Collateral applies with respect to such accounts and receivables, (x) any proceeds received by any Loan Party from the sale, transfer or other disposition of Excluded Collateral shall constitute Collateral unless the conditions in effect which qualify such property as an Excluded Collateral applies with respect to such proceeds, (y) for the avoidance of doubt, no Excluded Foreign Stock shall secure the Obligations, and (z) any property (including any Equity Interests or intercompany note) that ceases to be “Excluded Collateral” shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Agreement as “Collateral”.

“Excluded Contracts” means any contract to which any of the Loan Parties is a party on the date hereof or which is entered into by any Loan Party after the date hereof which complies with this Agreement (and the provisions of which are not agreed to by a Loan Party for the purposes of excluding such contract from the Lien granted hereunder) to the extent (but only to the extent) that the granting of a security interest therein would be prohibited by (a) such contract under a provision (unless a Loan Party or a Subsidiary may unilaterally waive such prohibition) in such contract in existence on the date hereof or, as to contracts entered into after the date hereof, in existence in compliance with Section 5.24(o) of this Agreement (and the provisions of which are not agreed to by a Loan Party for the purposes of excluding such contract from the Lien granted hereunder), or (b) an applicable Legal Requirement to which such Loan Party or such contract is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and clause (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Loan Party has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in such Excluded Contract, then such contract shall cease to be an “Excluded Contract” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Agreement as “Collateral”; provided further, that any proceeds received by any Loan Party from the sale, transfer or other disposition of Excluded Contracts shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Deposit Accounts” means Deposit Accounts that are (a) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits for the benefit of any Loan Party or any of its Subsidiaries, (b) trust accounts, (c) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, (d) which, in the aggregate, do not contain at any time an amount on deposit in excess of $750,000 (or the Dollar Equivalent thereof), (e) cash collateral accounts to the extent the liens thereunder are permitted pursuant to Section 5.24(l)(xx) or (f) zero balance accounts used for disbursements (and not the receipt of Collections) for which the balance of such account is transferred at the end of each date to a Deposit Account subject to a Control Agreement.

“Excluded Foreign Stock” means the Equity Interests issued by Foreign Subsidiaries of any Loan Party or issued by any Domestic Subsidiary of any Loan Party that is owned directly or indirectly by a Foreign Subsidiary, other than (a) 65% of the voting Equity Interests issued by a first-tier Foreign Subsidiary and (b) 100% of Equity Interests issued by a first-tier Foreign Subsidiary that are not voting Equity Interests.

“Excluded Governmental Approvals” means any governmental approval to the extent (but only to the extent) that a Loan Party is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such property by reason of applicable Legal Requirement to which such Loan Party or such property is subject; provided, however, to the extent that (i) such prohibition is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Loan Party has obtained the consent of the applicable Governmental Authority to the creation of a lien and security interest in such Excluded Governmental Approval, then such governmental approval shall cease to be an “Excluded Governmental Approval” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Agreement as “Collateral”; provided further, that any proceeds received by any Loan Party from the sale, transfer or other disposition of Excluded Governmental Approval shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded JV Equity Interests” means the Equity Interests owned by any Loan Party in a joint venture to the extent (but only to the extent) (a) the organizational documents of such joint venture prohibit the granting of a Lien on such Equity Interests or (b) such Equity Interests of such joint venture are expressly required to be pledged as collateral to secure (i) obligations to the other holders of the Equity Interests in such joint venture (other than a holder that is a Subsidiary of the Borrower) or (ii) Indebtedness of such joint venture that is non-recourse to any of the Loan Parties or to any of the Loan Parties’ properties, in each case the provisions of which are not agreed to by a Loan Party for the purpose of excluding such Equity Interests; provided, however, if any of the foregoing conditions ceases to be in effect for any reason, then the Equity Interest in such joint venture shall cease to be an “Excluded JV Equity Interest” and shall automatically be subject to the Lien and security interest granted hereby and to the terms and provisions of this Agreement as “Collateral”; provided further, that any proceeds received by any Loan Party in respect of any (including from the sale, transfer or other disposition of) Excluded JV Equity Interest shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above.

“Excluded PMSI Collateral” means any property and proceeds thereof (including insurance proceeds) of a Loan Party that is now or hereafter subject to a Lien securing (and, for the avoidance of doubt, acquired with the proceeds of) purchase money debt or a Capitalized Lease obligation to the extent (and only to the extent) that (a) the Indebtedness associated with such Lien is permitted under Section 5.24(k)(iv) or 5.24(k)(x) of this Agreement, and (b) the documents evidencing such purchase money debt or Capitalized Lease obligation prohibit or restrict the granting of a Lien in such property; provided, however, to the extent that (i) either of the prohibitions discussed in clauses (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or (ii) the holder of such Lien consents to the granting of a Lien in favor of Agent, then such property and proceeds thereof shall cease to be “Excluded PMSI Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Agreement as “Collateral”; provided further, that any proceeds received by any Loan Party from the sale, transfer or other disposition of Excluded PMSI Collateral shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Real Property” means all fee owned and leased real property (including all leases related thereto) of any Loan Party, other than Material Real Property Assets required to be mortgaged pursuant to Section 3.6 of this Agreement.

“Excluded Subsidiary” means any Foreign Subsidiary other than any Subsidiary of a Loan Party that is organized under the laws of Canada.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) United States federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which such Recipient acquires such interest in the Loan or Revolving Commitment or acquires such participation, except in each case to the extent that, pursuant to Section 9.1 amounts with respect to such Taxes were payable either to such Recipient’s assignor (or such Lender granting such participation) immediately before such assignment or grant of participation; (c) Taxes attributable to such Recipient’s failure to comply with Section 9.1(e); (d) any withholding Taxes imposed pursuant to FATCA; and (e) any withholding tax imposed under Part XIII of the Income Tax Act (Canada) arising as a result of such recipient either (i) not dealing at arm’s length with a Borrower (for purposes of the Income Tax Act (Canada)), or (ii) being, or not dealing at arm’s length with (for purposes of the Income Tax Act (Canada)), a “specified shareholder” of a Borrower (for purposes of the Income Tax Act (Canada)); provided that Agent shall not be deemed to be a “specified shareholder” or not dealing at arm’s length just by virtue of it being granted, holding, possessing and/or enforcing any security interest in any Collateral, including any Equity Interests.

“Excluded Trademark Collateral” means all United States intent to use trademark applications with respect to which the grant of a security interest therein would impair the validity or enforceability of said intent to use trademark application under federal law; provided, however, to the extent that such law is no longer in effect, then such trademark application shall cease to be “Excluded Trademark Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Agreement as “Collateral”; provided further, that any proceeds received by any Loan Party from the sale, transfer or other disposition of Excluded Trademark Collateral shall constitute Collateral unless any property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Existing Credit Agreement” means the Credit Agreement, dated as of October 25, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified), by and among, inter alios, the Borrowers party thereto, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing JPM Letters of Credit” means the letters of credit issued by JPMorgan Chase Bank, N.A. outstanding as of the Closing Date and set forth on Schedule C hereto, in each case without giving effect to any increase, extension or renewal thereof (other than an increase in the Existing JPM Letter of Credit in favor of NCS Multistage Inc. to a total stated amount not to exceed $3,000,000).

“Extraordinary Receipts” means any cash or cash equivalents received by or paid to or for the account of any Loan Party not in the ordinary course of business, including amounts received in respect of foreign, United States, Canadian, state, provincial, territorial or local tax refunds, purchase price adjustments, indemnification payments, and pension plan reversions.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one-hundredth of one percent (0.01%)) charged to major money center banks on such day on such transactions as determined by Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between Borrowers and WOCF, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fiscal Year” means the fiscal year of Loan Parties which ends on December 31st of each year.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) (i) EBITDA for the twelve consecutive calendar month period ended on such date (or, if such date is not the last day of a calendar month, the last day of the most recently ended calendar month for which financial statements have been delivered pursuant to Section 5.15(a) or 5.15(b)) (or, prior to the first delivery of any such financial statements, with respect to the most recently available financial statements) for such period minus (ii) expenses for taxes paid in cash minus (iii) Unfunded Capital Expenditures to (b) the sum of Fixed Charges for such period.

“Fixed Charges” means, for any period, without duplication, (a) cash Interest Expense, plus (b) scheduled principal payments on Indebtedness (other than scheduled principal payments on Indebtedness permitted pursuant to Section 5.24(k)(ix)) due in cash, whether or not paid, plus (c) Restricted Payments paid in cash (other than Restricted Payments permitted pursuant to Section 5.24(q)(i), (iii) or (iv)), plus (d) cash payments of obligations under Capitalized Leases, plus (e) principal payments made in cash in connection with any excess cash flow sweep under the Senior Secured Notes or any other Indebtedness, plus (f) cash payments in respect of earn-out obligations, plus (g) the amount of Investments made in cash or cash equivalents in Persons that are not Loan Parties during such period, plus (h) the amount of collateral management fees in respect of the Collateral paid in cash during such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Floor” means a rate of interest equal to 1.50%.

“Foreign Accounts Availability” means, at any time of determination, an amount equal to the sum of the clause (c) of the definition of Borrowing Base, less the corresponding Reserves applied thereto pursuant to Section 1.2.

“Foreign Billed Accounts Advance Rate” means the percentage set forth in Section 1(b)(iii) of Schedule A.

“Foreign Billed Accounts Sublimit” means the amount set forth in Section 1(c) of Schedule A.

“Foreign Subsidiary” means any Subsidiary of a Loan Party that is not (a) a Domestic Subsidiary or (b) a Loan Party.

“FracTech Acquisition” means the acquisition by Nine Downhole of Frac Technology AS, a Norwegian private limited company, pursuant to that certain Securities Purchase Agreement dated as of October 1, 2018, by and among Nine Downhole and the sellers party thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer of a Lender Letter of Credit, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such LC Issuer and (b) with respect to any Letter of Credit guarantor/indemnitor, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities with respect to Supported Letters of Credit supported by a Support Agreement to which such Letter of Credit guarantor/indemnitor is a party, in each case other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination, in any case consistently applied.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty”, “Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, means (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such Indebtedness, liability or obligation, and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Guarantors” has the meaning set forth in the heading to this Agreement.

“Impacted Loans” has the meaning assigned to such term in Section 2.1(d).

“Indebtedness” means (without duplication), with respect to any Person, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) all liabilities secured by any Lien on property owned or acquired, whether or not such liability shall have been assumed, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables which are not ninety (90) days past the invoice date incurred in the ordinary course of business, but including the maximum potential amount payable under any earn-out or similar obligations), (f) all obligations of such Person under Capitalized Leases, (g) all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, or in respect of financial or other hedging obligations (valued at the termination value of such hedging obligations), (h) all Equity Interests issued by such Person subject to repurchase or redemption at any time on or prior to the Scheduled Maturity Date, other than voluntary repurchases or redemptions that are at the sole option of such Person, (i) all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product, and (j) all Guarantees and other contingent obligations of such Person in respect of the obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Assignee” means (a) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) any Loan Party or any of its Affiliates or (c) any Defaulting Lender or any Affiliate of any Defaulting Lender or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or an Affiliate thereof.

“Information Certificate(s)” means (a) as of the Closing Date, the information certificate(s) annexed hereto and (b) as of any date after the Closing Date, the information certificate(s) described in the immediately foregoing clause (a) as most recently updated and delivered to Agent (including pursuant to Section 5.15(c)(ii)).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, industrial design licenses, trade secrets, trademarks and trademark licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of January 30, 2023, between Agent, as “ABL Representative” (as successor in such capacity to JPMorgan Chase Bank, N.A.), US. Bank National Association, as collateral agent, as “Notes Representative”, and the Loan Parties, as modified by that certain joinder, resignation and acknowledgment agreement dated as of the Closing Date, by and among Agent, as ABL Representative for the new ABL Creditors, JPMorgan Chase Bank, N.A., as resigning ABL Representative, and acknowledged and agreed to by U.S. Bank National Association, as Notes Representative, and each Loan Party.

“Interest Expense” means, for the applicable period, for the Loan Parties on a consolidated basis, total interest expense (including interest attributable to Capitalized Leases in accordance with GAAP) and fees with respect to outstanding Indebtedness.

“Inventory Advance Rate” means the percentage(s) set forth in Section 1(b)(iv) of Schedule A.

“Inventory Availability” means, at any time of determination, an amount equal to the sum of clause (d) of the definition of Borrowing Base, less the corresponding Reserves applied thereto pursuant to Section 1.2.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or a purchase or other acquisition or assumption of any Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102 of the UCC, (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (c) whether or not constituting “investment property” as so defined, all Pledged Equity.

“Issuers” means the collective reference to each issuer of Investment Property.

“Jacksboro Project” means that certain testing facility located in Jack County, Texas, which is in development as of the Closing Date but which upon completion will be operated by the Loan Parties.

“Judgment Currency” has the meaning set forth in Section 6.3(b).

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Agent with respect to letter of credit exposure and agrees to provide regular reporting to Agent satisfactory to it with respect to such exposure.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

“Lender” has the meaning set forth in the heading to this Agreement.

“Lender Documentation Exception” has the meaning set forth in Section 9.1(e).

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Lending Office” means, as to any Lender, the account or office of such Lender described as such in such Lender’s Administrative Detail Form, or such other account, office or offices as a Lender may from time to time notify Borrowing Agent and Lending Parties.

“Lending Parties” means, collectively, Agent, each LC Issuer and Lenders.

“Letter of Credit” means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided, however, that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Maturity Date. Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.

“Letter of Credit Fees” has the meaning set forth in Section 1.5(b).

“Letter of Credit guarantor/indemnitor” means any Lending Party that is obligated under or in respect of a Support Agreement.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available to be drawn under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit, plus (c) all interest, fees and costs due or, in Agent’s estimation, likely to become due in connection with outstanding Letters of Credit.

“Letter of Credit Limit” means the amount set forth in Section 1(f) of Schedule A.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Loan Parties and their Subsidiaries on a consolidated basis as of such date to (b) EBITDA for the twelve consecutive calendar month period most recently ended for which financial statements have been delivered pursuant to Section 5.15(a) or 5.15(b) (or, prior to the first delivery of any such financial statements, with respect to the most recently available financial statements).

“License” means any license or agreement under which a Loan Party is granted rights with respect to Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capitalized Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Line Cap” means, at any time of determination, the lesser of (x) the Maximum Revolving Facility Amount minus Reserves and (y) the Borrowing Base.

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or Canada or obligations unconditionally guaranteed by the full faith and credit of the United States of America or Canada; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or Canada or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Loan Account” has the meaning set forth in Section 2.4.

“Loan Documents” means, collectively, this Agreement and all notes, guaranties, security agreements, deeds of hypothec, mortgages, landlord’s agreements, Lock Box and Blocked Account agreements, the Fee Letter, the Assignment and Acceptance, the Mortgages, the Canadian Security Agreement and any other agreements, documents and instruments now or hereafter executed or delivered by any Borrower, any Loan Party in connection with this Agreement.

“Loan Guaranty” means Section 8 of this Agreement.

“Loan Limits” means, collectively, the Loan Limits for Revolving Loans and Letters of Credit set forth in Section 1 of Schedule A and all other limits on the amount of Loans and Letters of Credit set forth in this Agreement.

“Loan Party” means, individually, any Borrower, any Guarantor or any Subsidiary party to this Agreement; and “Loan Parties” means, collectively, Borrowers, Guarantors and all Subsidiaries party to this Agreement, provided that, no Excluded Subsidiary shall be a Loan Party for any purpose of this Agreement.

“Loans” means, collectively, the Revolving Loans.

“Lock Box” has the meaning set forth in Section 4.1.

“Market Disruption Event” means any of the following: (a) any Lender notifies Agent that the SOFR Index Rate does not adequately and fairly reflect the cost to such Lender of funding its respective Loans, or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the SOFR Index Rate or to determine or charge interest rates based upon such SOFR Index Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing; or (b) the circumstances set forth in Section 2.1(d)(i) exist or the Scheduled Unavailability Date has occurred, and no SOFR Successor Rate has been determined in accordance with Section 2.1(d).

“Material Adverse Effect” means any event, act, omission, condition or circumstance which, which individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (a) the business, operations, prospects, properties, assets or condition, financial or otherwise, of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of the obligations under any of the Loan Documents, or (c) the validity or enforceability of, or Agent and Lenders’ rights and remedies under, any of the Loan Documents.

“Material Contract” means has the meaning set forth in Section 5.18.

“Material Real Property Asset” means any fee owned real property of a U.S. Loan Party that is located in the United States and has a fair market value, including all fixtures appurtenant thereto and all improvements thereon, greater than $5,000,000.

“Maturity Date” means the Scheduled Maturity Date (or if earlier the Termination Date), or such earlier date as the Obligations may be accelerated in accordance with the terms of this Agreement (including without limitation pursuant to Section 7.2).

“Maximum Lawful Rate” has the meaning set forth in Section 2.5.

“Maximum Liability” has the meaning set forth in Section 8.9.

“Maximum Revolving Facility Amount” means the amount set forth in Section 1(a) of Schedule A.

“Monthly Financial Model” means a report substantially in the form of Exhibit G hereto to be signed by an Authorized Officer of Borrowing Agent.

“Mortgage” means, in the case of fee owned real property only, a mortgage, deed of trust, deed of hypothec or similar instrument, in a form to be reasonably agreed between the Company and Agent, in each case, with such changes thereto as may be recommended by the local counsel based on local laws or customary local practices, as the same may be amended, modified or supplemented from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or with respect to which any Loan Party has any current or contingent liability.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the UCC.

“Net Income” means, for the applicable period, for Borrowers or Loan Parties on a consolidated basis, as applicable, the net income (or loss) of Borrowers or Loan Parties on a consolidated basis, as applicable, for such period, in each case of Borrowers or Loan Parties on a consolidated basis, as applicable, for such period, but excluding (without duplication): (a) any income of any Person if such Person is not a Subsidiary, except that a Loan Party’s direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to a Loan Party or a Subsidiary thereof as a dividend or other distribution; (b) net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organic Documents or any contractual obligation or laws applicable to such Subsidiary or by which Subsidiary is bound and (c) any unrealized net gains in the fair market value of any arrangements under Swap Agreements and gains attributable to the early extinguishment or conversion of arrangements under Swap Agreements or other derivative instruments.

“Net Orderly Liquidation Value” with respect to Eligible Inventory means the net orderly liquidation value of such Eligible Inventory as determined by Agent from time to time based upon the most recent Inventory appraisal received by the Agent prepared by an appraiser, and in a manner acceptable to Agent.

“NOLV Factor” means the quotient, expressed as a percentage, of (a) the Net Orderly Liquidation Value of Eligible Inventory divided by (b) the book value of Eligible Inventory, which will be adjusted monthly or at such other times as Agent shall determine in its discretion.

“Non-Paying Guarantor” has the meaning set forth in Section 8.10.

“Non-U.S. Recipient” has the meaning set forth in Section 9.1(e)(ii).

“Notes Collateral Agent” means U.S. Bank National Association, as collateral agent for the holders of the Senior Secured Notes, or any successor thereto.

“Notes Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Notice of Borrowing” has the meaning set forth in Section 1.4.

“Notice of LC Credit Event” means a notice from an Authorized Officer of Borrowing Agent to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all present and future Loans, advances, debts, liabilities, fees, expenses, obligations, guaranties, covenants, duties and indebtedness at any time owing by any Borrower or any Loan Party to Agent and Lenders (including any Early Payment/Termination Premium), whether evidenced by this Agreement, any other Loan Document or otherwise whether arising from an extension of credit, opening of a Letter of Credit, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment and any participation by any Lender in Borrowers’ indebtedness owing to others), whether absolute or contingent, whether due or to become due, and whether arising before or after the commencement of a proceeding under the Bankruptcy Code, any Canadian Insolvency Law or any similar statute.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organic Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement or other similar governance document of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means with respect to the revolving credit facility provided in this Agreement on any date, the sum of (a) the aggregate outstanding principal amount of all Revolving Loans as of such date, and (b) the amount of any outstanding Letters of Credit as of such date, after giving effect, without duplication, to any borrowings and prepayments or repayments of Revolving Loans and the issuance of any Letters of Credit.

“Overadvance” has the meaning set forth in Section 1.7(a).

“Participant” has the meaning set forth in Section 10.10.

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including those patents and patent applications set forth in Section 36 of the Information Certificate(s), (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Loan Party with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Paying Guarantor” has the meaning set forth in Section 8.10.

“Payment Conditions” shall be deemed to be satisfied with respect to an action or proposed action if:

(a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such action or proposed action;

(b) immediately after giving effect to and at all times during the thirty (30) day period (or if less, the number of days that have elapsed since the Closing Date) immediately prior to such action or proposed action, Borrowers shall have (1) (x) Excess Availability calculated on a pro forma basis after giving effect to such action or proposed action of not less than the greater of (A) 15% of the lesser of (x) the Maximum Revolving Facility Amount, minus Reserves and (y) the Borrowing Base, and (B) $22,500,000, and (y) a Fixed Charge Coverage Ratio calculated on a pro forma basis after giving effect to such action or proposed action of not less than 1.00 to 1.00, or (2) Excess Availability calculated on a pro forma basis after giving effect to such action or proposed action of not less than the greater of (A) 20% of the lesser of (x) the Maximum Revolving Facility Amount, minus Reserves and (y) the Borrowing Base or (B) $30,000,000; and

(c) the Borrowing Agent shall have delivered to the Agent a certificate in form and substance reasonably satisfactory to the Agent certifying as to the items described in (A) and (B) above and attaching calculations for item (B).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by a Loan Party and or ERISA Affiliate, or with respect to which any Loan Party or ERISA Affiliate has any liability, and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” has the meaning set forth in Section 5.24(n).

“Permitted Discretion” means a determination made by Agent in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment exercised in good faith.

“Permitted Indebtedness” has the meaning set forth in Section 5.24(k).

“Permitted Investments” has the meaning set forth in Section 5.24(m).

“Permitted Liens” has the meaning set forth in Section 5.24(l).

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but other than a Multiemployer Plan), maintained by any Loan Party or any such plan to which any Loan Party (or with respect to any such plan subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate) is required to contribute.

“Pledged Equity” means all Equity Interests of any Issuer, including those listed on Sections 20 and 43 of the Information Certificate(s); all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Equity of an Issuer taken in extension or renewal thereof or substitution therefor, and including, without limitation, to the extent attributable to, or otherwise related to, such pledged Equity Interests, all of such Loan Party’s (a) interests in the profits and losses of each Issuer of Pledged Equity, (b) rights and interests to receive distributions of each such Issuer’s assets and properties, and (c) rights and interests, if any, to participate in the management or each Issuer related to such pledged Equity Interests.

“PPSA” means the Personal Property Security Act (Alberta), including the regulations thereto, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Alberta, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights thereunder) for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means: (a) any sale (other than sales of inventory in the ordinary course of business), transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party other than assets with an aggregate fair value which do not exceed $2,500,000 in any Fiscal Year; (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any of any Loan Party with an aggregate fair value immediately prior to such event equal to or greater than $2,500,000 in any Fiscal Year; and (c) the receipt by any Loan Party of any Extraordinary Receipts in excess of $2,500,000 in the aggregate in any Fiscal Year, in each case of each of preceding clauses (a), (b) and (c), solely to the extent such property or assets constitute ABL Priority Collateral.

“Protective Advances” has the meaning set forth in Section 1.3.

“Pro Rata Share” means: (a) a Lender’s obligation to make all or a portion of the Revolving Loans, (b) a Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and (c) all other computations and other matters related to the Revolving Commitments or the Revolving Loans, the percentage obtained by dividing (x) the Revolving Exposure of such Lender by (y) the aggregate Revolving Exposure of all Lenders.

“Raw Material Inventory Sublimit” means the amount(s) set forth in Section 1(e) of Schedule A.

“Recipient” means Agent, any Lender, any Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document, as applicable.

“Register” has the meaning set forth in Section 10.9(a).

“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Agent or any other Letter of Credit guarantor/indemnitor for payments made by Agent or such other Letter of Credit guarantor/indemnitor under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Released Parties” has the meaning set forth in Section 6.1.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having or holding at least 50.1% of the aggregate Revolving Exposure of all Lenders; provided that (x) if there are less than three (3) unaffiliated Lenders, Required Lenders shall mean all Lenders, and (y) the Revolving Commitment of, and the portion of the liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” has the meaning set forth in Section 1.2.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other property) or any direct or indirect payment of any kind or character (whether in cash, securities or other property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that, the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Revolver Usage” means the aggregate amount of outstanding Loans (inclusive of Protective Advances), plus Letter of Credit Liabilities.

“Revolving Commitment” means, with respect to each Lender, its Revolving Commitment, and with respect to all Lenders, their Revolving Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule A to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 10.8 of this Agreement; provided that the aggregate amount of the Revolving Commitments shall in no event exceed the Total Revolving Commitments.

“Revolving Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Revolving Commitments, the amount of such Lender’s Revolving Commitment, and (b) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans and Letter of Credit Liabilities of such Lender.

“Revolving Loans” has the meaning set forth in Section 1.1(a).

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“Royalty Litigation” means the lawsuit filed on April 8, 2020, in the U.S. District Court for the Western District of Texas (Waco Division) by NCS Multistage Inc. and NCS Multistage, LLC, against the Company regarding the alleged infringement of U.S. Patent No. 10,465,445 (a patent relating to a certain airlock system).

“Royalty Reserve” means reserves for all accrued Royalties, whether or not then due and payable by a Loan Party.

“Sanctioned Entity” means (a) a country or a government of a country, region or territory, (b) an agency of the government of a country, region or territory, (c) an organization directly or indirectly controlled by a country, region or territory or its government, (d) a Person resident in a country, region or territory, in each case, that is subject to a country, region or territory sanctions program administered and enforced by OFAC or other applicable Sanctions authority, including, without limitation, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) a Person named on any Sanctions-related list of designated Persons maintained by OFAC or other applicable Sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled (as such terms are defined by applicable Sanctions) by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or (c) the Government of Canada.

“Scheduled Maturity Date” means the date set forth in Section 6 of Schedule A.

“Scheduled Unavailability Date” has the meaning ascribed thereto in Section 2.1(d)(iii)(B).

“SEC” means, the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities of Act of 1933, as amended.

“Senior Officer” means the current president, chief executive officer, executive vice president, chief financial officer, general counsel, treasurer or assistant treasurer of any Loan Party.

“Senior Secured Notes” means the 13.000% senior secured notes due 2028 issued by the Company.

“Senior Secured Notes Documents” means, collectively, (i) that certain Indenture, dated as of January 30, 2023, relating to the Senior Secured Notes and each supplemental indenture entered into in connection therewith, (ii) the Intercreditor Agreement (as defined therein) and (iii) each Security Document (as defined therein) which creates a Lien upon the Collateral.

“Settlement” has the meaning set forth in Section 1.12(c).

“Settlement Date” has the meaning set forth in Section 1.12(c).

“SOFA Availability” means, at any time of determination, an amount equal to the sum of clause (e) of the definition of Borrowing Base, less the corresponding Reserves applied thereto pursuant to Section 1.2.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Index Adjustment Date” means (a) the Closing Date and (b) thereafter, the last Business Day of each calendar month as any Obligations remain outstanding.

“SOFR Index Rate” means, as of any SOFR Index Adjustment Date, the greater of (a) the Floor, and (b) the rate per annum for the forward-looking term rate for SOFR for a period one (1) month, which appears on the CME Term SOFR Page on or about 5:00 a.m. (New York time) on the date of such SOFR Index Adjustment Date; provided, that, to the extent that the rate described in this clause (b)(i) is not ascertainable pursuant to the foregoing provisions of this definition, then the rate described in this clause (b)(i) shall be the interest rate per annum determined by Agent in Agent’s reasonable discretion in accordance with Section 2.1(d).

“SOFR Index Rate Loans” means Loans that bear interest at a rate based upon the SOFR Index Rate.

“SOFR Screen Rate” means the SOFR quote on an applicable screen page that Agent designates to determine SOFR pursuant to Section 2.1 (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

“SOFR Successor Rate” has the meaning set forth in Section 2.1(d).

“SOFR Successor Rate Conforming Changes” means, with respect to any proposed SOFR Successor Rate, any conforming changes to the definition of Base Rate, SOFR Index Rate, ABR Index Rate, SOFR Screen Rate, CME Term SOFR Page, Business Day, U.S. Government Securities Business Day, or any related, similar or analogous definitions, timing and frequency of determining rates, making payments of interest, the applicability and length of lookback periods, and other technical, administrative and operational matters as may be appropriate, in the reasonable discretion of Agent, to reflect the adoption of such SOFR Successor Rate and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such SOFR Successor Rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of this Agreement.

“Specified Extended Terms Accounts” means Accounts owed by (a) Leaders Oil Field Equipment LLC with selling terms of not more than 95 days or (b) Haliburton Saudi Industries Services Ltd., Baker Hughes Trading Co. Ltd. or Energy Oilfield Supplies, in each case with selling terms of not more than 90 days.

“Specified Materials” means, collectively, all written materials provided by or on behalf of any Loan Party relating to the Loan Parties (or any of them) or their respective Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Stated Rate” has the meaning set forth in Section 2.5.

“Subsidiary” means any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the Equity Interests at the time of determination. Unless the context indicates otherwise, references to a Subsidiary shall be deemed to refer to a Subsidiary of Borrowers.

“Support Agreement” has the meaning set forth in Section 1.5(a).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or their respective Subsidiaries shall be a Swap Agreement.

“Tangible Net Assets” means (a) the consolidated net book value of all assets of the Company and its consolidated Subsidiaries (excluding Foreign Subsidiaries) minus (b) the consolidated net book value of all intangible assets of the Company and its consolidated Subsidiaries (excluding Foreign Subsidiaries), calculated in each case based on the Company’s consolidated balance sheet for the most recently ended fiscal quarter as to which its financial statements are available. Tangible Net Assets shall be subject to pro forma adjustments for acquisitions and dispositions made which are not prohibited by this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all of the Obligations have been paid in full in cash and all of Lender’s lending commitments under this Agreement and under each of the other Loan Documents have been terminated.

“Total Revolving Commitments” means, the Revolving Commitments of all Lenders; provided that the aggregate amount of the Total Revolving Commitments shall in no event exceed $125,000,000; which amount may be increased by Agent and Lenders in their sole discretion pursuant to Section 1.1(b).

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, including those trademarks set forth in Section 35 of the Information Certificate(s), whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Loan Party of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable, clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Loan Party against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“UCC” means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of New York or such other applicable jurisdiction.

“Unbilled Accounts Advance Rate” means the percentage set forth in Section 1(b)(ii) of Schedule A.

“Unbilled Accounts Sublimit” means the amount set forth in Section 1(d) of Schedule A.

“Unbilled Amounts” means, as to a Borrower, all obligations owing to such Borrower and all rights to payment owing to such Borrower, including but not limited to all such obligations and rights to payment constituting Accounts, arising out of or in connection with the rendition of services which have been performed for or provided to any customer but have not yet been billed or invoiced to such customer.

“Unfunded Capital Expenditures” means, as to any Loan Party, without duplication, a Capital Expenditure (a) funded from such Loan Party’s internally generated cash flow or (b) which is not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfunded Capital Expenditures), calculated in accordance with GAAP.

“Unused Line Fee” means the unused line fee described in clause (c) of the Fee Letter.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Parties” means all Loan Parties other than the Canadian Loan Parties.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 9.1(e)(ii).

“White Oak” means WOABL and WOCF.

“WOABL” means White Oak ABL 3, LLC, a Delaware limited liability company (including, for the avoidance of doubt, any secured party acting in place of WOABL pursuant to a valid exercise of rights and remedies by such secured party as and to the extent permitted under any credit documentation to which WOABL and such secured party are a party).

“WOCF” has the meaning set forth in the Preamble to this Agreement.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrowers or Agent shall so request, Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.

Notwithstanding anything to the contrary contained in the paragraph above or the definitions of Capital Expenditures or Capitalized Leases, in the event of a change in GAAP after the Closing Date requiring all leases to be capitalized, only those leases (assuming for purposes of this paragraph that they were in existence on the Closing Date) that would constitute Capitalized Leases on the Closing Date shall be considered Capitalized Leases (and all other such leases shall constitute operating leases) and all calculations and deliverables under this Agreement or the other Loan Documents shall be made in accordance therewith (other than the financial statements delivered pursuant to this Agreement; provided, that all such financial statements delivered to Agent in accordance with the terms of this Agreement after the date of such change in GAAP shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such change).

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. “Or” shall be construed to mean “and/or”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Loan Parties under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document (a) shall include all schedules, exhibits, annexes and other attachments thereto and (b) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified herein Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement.

In this Agreement, where the context so requires, (i) any term defined in this Agreement by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in the PPSA, in all cases for the extension, preservation or betterment of the security and rights of the Collateral (including, without limitation, “general intangibles” shall include “intangibles”, “documents” shall include “documents of title”), (ii) all references in this Agreement to “Article 8” also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, SA 2006 (Alberta)), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, including, without limitation, where applicable, financing change statements, and (iv) all references to federal or state securities law shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada.

Schedule C

Existing JPM Letters of Credit

LC #	Beneficiary	Amount	Expiration Date
NUSCGS033652	WEX Bank	$300,000.00	June 15, 2025
NUSCGS043637	Trisura Insurance Company	$775,000.00	June 27, 2025
NUSCGS051247	NCS Multistage Inc.	$1,358,880.21	February 8, 2026

C-1

Schedule E

Financial Covenants

Fixed Charge Coverage Ratio. Upon the occurrence and during the continuation of a Covenant Testing Period, Borrowers shall not permit the Fixed Charge Coverage Ratio for such period to be less than 1.10 to 1.00, measured (a) initially for the twelve (12) consecutive month period most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.15(a) or 5.15(b) (or, prior to the first delivery of any such financial statements, with respect to the most recently available financial statements) at the time of occurrence of such Covenant Testing Period and (b) thereafter for (and as of the last day of) each twelve (12) consecutive month period ending on the last day of each fiscal month for which financial statements have been (or were required to be) delivered pursuant to Section 5.15(a) or 5.15(b) .

“Covenant Testing Period” means the period (a) commencing on any day that Excess Availability is less than $10,000,000; and (b) continuing until Excess Availability is greater than $10,000,000 at all times for a period of 30 consecutive days.